      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 6, 1996

                                                 REGISTRATION NO. 333-
===============================================================================

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           ------------------------

                           SIGHT RESOURCE CORPORATION
                     (FORMERLY NEWVISION TECHNOLOGY, INC.)
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                         8099                        04-3181524
   (STATE OR JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)      IDENTIFICATION NUMBER)

                            ------------------------

         67 SOUTH BEDFORD STREET, BURLINGTON, MA 01803 (617) 229-1100 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                         WILLIAM G. MCLENDON, PRESIDENT
          67 SOUTH BEDFORD STREET, BURLINGTON, MA 01803 (617) 229-1100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

            LEWIS J. GEFFEN, ESQ.                          GARY J. SIMON, ESQ.
         MINTZ, LEVIN, COHN, FERRIS,                     PARKER CHAPIN FLATTAU &
           GLOVSKY AND POPEO, P.C.                             KLIMPL, LLP
             ONE FINANCIAL CENTER                      1211 AVENUE OF THE AMERICAS
               BOSTON, MA 02111                             NEW YORK, NY 10036
                (617) 542-6000                                (212) 704-6000

                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
- ---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
- ---------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

     Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this Registration Statement is a combined prospectus relating also to Registration Statement No. 33-77030 previously filed by the Registrant on Form S-1 and declared effective on August 25, 1994. This Registration Statement, which is a new Registration Statement, also constitutes post-effective amendment no. 1 to Registration Statement No. 33-77030, and such post-effective amendment no. 1 shall hereafter become effective concurrently with the effectiveness of this registration statement and in accordance with Section 8(c) of the Securities Act of 1933.

                        CALCULATION OF REGISTRATION FEE
==================================================================================================
                                                                    PROPOSED
                                                  PROPOSED          MAXIMUM
  TITLE OF EACH CLASS OF                          MAXIMUM          AGGREGATE
     SECURITIES TO BE         AMOUNT TO BE     OFFERING PRICE       OFFERING         AMOUNT OF
         REGISTERED          REGISTERED(1)      PER SHARE(2)        PRICE(2)      REGISTRATION FEE
- --------------------------------------------------------------------------------------------------
Common stock, $.01
  par value...............  1,840,000 shares       $7.875         $14,490,000          $5,000
==================================================================================================

(1) Includes 240,000 shares which may be purchased by the Underwriters to cover over-allotments, if any.
(2) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low sale prices of the Common Stock on the Nasdaq National Market on May 3, 1996.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

                           SIGHT RESOURCE CORPORATION

                             CROSS-REFERENCE SHEET
                       SHOWING LOCATION IN PROSPECTUS OF
              INFORMATION REQUIRED BY ITEMS IN PART I OF FORM S-1

            ITEM NUMBER AND CAPTION                     LOCATION OR CAPTION IN PROSPECTUS
            -----------------------                     ---------------------------------
  1.  Forepart of the Registration Statement and
        Outside Front Cover Page of
        Prospectus..............................  Cover Page of the Registration Statement;
                                                  Cross Reference Sheet; Explanatory Note;
                                                    Outside Front Cover Page of Prospectus

  2.  Inside Front and Outside Back Cover Pages
        of Prospectus...........................  Inside Front and Outside Back Cover Pages of
                                                    Prospectus

  3.  Summary Information and Risk Factors and
        Ratio of Earnings to Fixed Charges......  Prospectus Summary; Risk Factors; The Company

  4.  Use of Proceeds...........................  Use of Proceeds

  5.  Determination of Offering Price...........  Outside Front Cover Page of Prospectus;
                                                    Underwriting

  6.  Dilution..................................  Dilution

  7.  Selling Security Holders..................  Not Applicable

  8.  Plan of Distribution......................  Outside Front Cover Page of Prospectus;
                                                    Concurrent Sales; Underwriting; Plan of
                                                    Distribution
  9.  Description of Securities to be
        Registered..............................  Description of Securities

 10.  Interest of Named Experts and Counsel.....  Legal Matters

 11.  Information With Respect to the
        Registrant..............................  Cover Page of the Registration Statement;
                                                    Prospectus Summary; Risk Factors; The
                                                    Company; Use of Proceeds; Dilution;
                                                    Capitalization; Price Range of Common
                                                    Equity and Dividend Policy; Selected
                                                    Financial Data; Management's Discussion and
                                                    Analysis of Financial Condition and Results
                                                    of Operations; Business; Management;
                                                    Principal Stockholders; Certain
                                                    Relationships and Related Transactions;
                                                    Description of Securities; Concurrent
                                                    Sales; Shares Eligible for Future Sale;
                                                    Financial Statements

 12.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities.............................  Not Applicable

                                EXPLANATORY NOTE

     This Registration Statement contains three forms of prospectus: (i) one to be used in connection with a public offering of Common Stock offered by the Registrant (the "Offering") and related over-allotment granted to the Representative, (ii) one to be used in connection with the Registrant's offering of up to 85,000 shares of Common Stock issuable upon exercise of outstanding Common Stock purchase warrants (the "Class A Warrants") and (iii) one to be used in connection with the Registrant's offering of up to 2,472,100 shares of Common Stock issuable upon exercise of outstanding redeemable common stock purchase warrants (the "Warrants"). The Class A Warrants were issued in connection with the Registrant's issuance and sale in a private placement in March 1994 of $1,100,000 of notes, which notes were repaid in August 1994. The Warrants were issued in connection with the Registrant's firm commitment public offering in August 1994 (the "1994 Public Offering") of 2,472,500 units (the "Units"), each Unit consisting of one share of Common Stock and one Warrant. The three prospectuses will be identical in all material respects except for the front and back cover pages, the Prospectus Summary and pages 6, 16, 56, 57 and 58 of the Offering prospectus, pages W-6, W-16, W-56, W-57, and W-58 of the Warrant prospectus and pages AW-6, AW-16, AW-56, AW-57 and AW-58 of the Class A Warrant prospectus.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION, DATED MAY 6, 1996

PROSPECTUS

                                1,600,000 SHARES

[LOGO]                    SIGHT RESOURCE CORPORATION

                                  COMMON STOCK

     All of the shares of common stock, par value $.01 per share (the "Common Stock"), offered hereby are being sold by Sight Resource Corporation (the "Company"). The Common Stock is quoted on the Nasdaq National Market under the symbol "VISN". On May 3, 1996, the last reported sales price of the Common Stock was $7.875 per share.

                            ------------------------

             THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE
                OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.

=================================================================================================
                                                         UNDERWRITING
                                    PRICE TO               DISCOUNTS             PROCEEDS TO
                                     PUBLIC           AND COMMISSIONS(1)         COMPANY(2)
- -------------------------------------------------------------------------------------------------
Per Share...................         $                      $                      $
- -------------------------------------------------------------------------------------------------
Total(3)....................         $                      $                      $
=================================================================================================

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated to be approximately $618,000 ($675,700 if the Underwriter's over-allotment option is exercised in full), including the Underwriter's nonaccountable expense allowance. See "Underwriting."

(3) The Company has granted the Underwriters a 45-day option to purchase up to 240,000 additional shares of Common Stock on the same terms and conditions as the Common Stock offered hereby solely to cover over-allotments, if any. If such over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will
    be $            , $            and $            , respectively.

                            ------------------------

     The Common Stock is being offered by the Underwriters as set forth under "Underwriting" herein (the "Offering"). It is expected that delivery of certificates representing the shares of Common Stock offered hereby will be made at the offices of Commonwealth Associates at 733 Third Avenue, New York 10017,
on or about             , 1996.

                            ------------------------

                            COMMONWEALTH ASSOCIATES

               The date of this Prospectus is             , 1996

                              [INSIDE FRONT COVER]

Graphics for the inside front cover will include (i) a map of the eastern United States (indicating Registrant eye care center and LVC center locations), (ii) an industry photograph of an excimer laser system and patient treatment, (iii) a photograph of a Cambridge Eye Doctors storefront, (iv) a photograph of the Massachusetts Eye and Ear Infirmary and (v) a photograph of the performance of a professional eye examination.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all information assumes that the Underwriters' over-allotment option is not exercised. Unless otherwise indicated or the context otherwise requires, references in this Prospectus to the term "Company" refer to Sight Resource Corporation and its subsidiaries on a consolidated basis. An investment in the securities offered hereby involves a high degree of risk. See "Risk Factors."

                                  THE COMPANY

     Sight Resource Corporation (the "Company") provides a complete range of eye care products and services through integrated networks of opticians, optometrists and ophthalmologists. The Company's services are provided primarily to persons with common vision disorders, as well as to persons with sight-threatening conditions. The Company's operations currently consist of 29 eye care centers, a centralized optical laboratory and distribution center, two management service organizations ("MSOs") and six laser vision correction ("LVC") centers. Each of the Company's eye care centers includes one or more opticians and a Company-managed optometric office, and provides access to a Company-affiliated ophthalmologist. The Company's LVC centers are established in association with hospitals, ambulatory surgery centers and private practice facilities, and include the Massachusetts Eye and Ear Infirmary, an affiliate of the Harvard Medical School, and the Medical College of Pennsylvania/Hahnemann University.

     The Company's objective is to become the leading integrated provider of eye care products and services in select, regional markets. The principal elements of the Company's business strategy are to (i) acquire and integrate the assets of regional multi-site eye care centers and the practices of eye care professionals (optometrists and ophthalmologists), (ii) employ or enter into management services contracts with these professionals, (iii) establish LVC centers, (iv) expand strategic affiliations with select hospitals, ambulatory surgery centers and eye care professionals and (v) continue to market comprehensive and competitively priced eye care programs to leading HMOs, insurance companies and other third party payors in the Company's regional markets:

          Acquire and Integrate Assets of Eye Care Centers and Professional Practices. Acquiring and integrating the assets of eye care centers and professional practices provide the Company with significant and direct access to persons with vision disorders and sight-threatening conditions, thereby establishing a broad patient base for the Company's integrated eye care strategy. The Company estimates that opticians, optometrists, retail optical chains and multi-site eye care centers are the primary vision care providers to approximately 82% of the population with common vision disorders. The Company's eye care centers sell products and services to approximately 125,000 customers annually and, through its eye care centers, the Company maintains an updated customer database of approximately 350,000 individuals who have utilized the services of the Company and its affiliated eye care professionals over the last few years.

          Enter into Management Services Contracts with Eye Care
     Professionals. By entering into management services contracts with eye care professionals, the assets of whose practices the Company has acquired, the Company earns revenues from the management, administrative, marketing and other services it provides to such affiliated professionals. These professionals, in turn, benefit from the services and resources provided by the Company's MSOs.

          Establish LVC Centers. By establishing LVC centers in association with hospitals, ambulatory surgery centers, ophthalmologic practice groups and ophthalmologists, the Company is able to provide LVC services to its eye care center customers and the patients of its affiliated eye care professionals. In addition, under the Company's Open Access Plan(TM), the Company's laser systems are made available for use by all ophthalmologists in the local market; thus the Company earns fees from such non-affiliated professionals' use of the Company's laser systems to perform LVC.

          Expand Strategic Affiliations. The Company intends to both expand its existing LVC center strategic affiliations and enter into new strategic affiliations with health care providers, including hospitals, ambulatory surgery centers, ophthalmologic practice groups and ophthalmologists. The Company's goals in expanding its strategic affiliations are to broaden its service capabilities and afford the Company, for itself and on behalf of its affiliated eye care professionals, significant opportunities for cross-referrals and volume contracting with third party payors and their intermediaries.

          Market Eye Care Programs to Third Party Payors. The Company intends to build on its existing managed care contracts and integrated eye care strategy to market comprehensive and competitively priced eye care service programs to leading HMOs, insurance companies and other third party payors in the Company's regional markets. Approximately 40 million Americans currently receive eye care benefits via third party payor programs. Through its integrated approach to eye care, the Company believes that it offers a complete range of eye care products and services at competitive cost; consequently, payors benefit from contracting with the Company's networks of integrated and efficient providers.

     LVC STRATEGY. The Company has established a model for the delivery of LVC services. The Company's LVC strategy is based upon (i) generating and controlling patient flow, (ii) delivering LVC through eye care centers and (iii) promoting cooperation with local ophthalmologists and optometrists through the Company's Open Access Plan. In October 1995, the U. S. Food and Drug Administration (the "FDA") approved the use of ophthalmic excimer lasers to correct nearsightedness. In FDA-required clinical trials involving the treatment and subsequent follow up, studies found that one year after treatment 98.8% of treated eyes were corrected to 20/40 or better without eyeglasses or contact lenses, and 80.5% were 20/20 or better without eyeglasses or contact lenses. Industry studies indicate that 60 to 70 million Americans are nearsighted and that more than 90% of these people have a refractive disorder that falls within the LVC treatment parameters approved by the FDA. Industry sources conservatively estimate that an aggregate of approximately four million LVC procedures for nearsighted patients will be performed in the U.S. by the year 2000, resulting in a potential annual market in excess of $1 billion in the year 2000. In addition, LVC for farsightedness and astigmatism is currently undergoing FDA-required clinical testing. Consistent with the Company's strategy to provide a complete range of eye care services, as new technologies or procedures are approved for refractive correction, the Company intends to incorporate these technologies and procedures into the services provided by the Company.

     ACQUISITION STRATEGY. The Company also intends to continue its acquisition program to expand the number of eye care centers which it owns and operates and the number of eye care professionals whose business the Company owns or manages or with whom the Company has a strategic affiliation. Eye care products and services in the U.S. are delivered through a fragmented system of local providers, including approximately 65,000 opticians, 31,000 optometrists and 16,500 ophthalmologists. The Company believes that approximately $20 billion is annually spent on eye care products and services, including eyeglasses, contact lenses and professional eye care services. Within this large and fragmented market, the Company believes that significant opportunities exist (i) to participate in the consolidation of multi-site eye care centers, (ii) to enter into management services and other agreements with eye care professionals and
(iii) to provide technologically advanced services, such as LVC. Acquisitions in existing markets (a) permit the Company to effect economies of scale and realize other operating efficiencies, (b) provide the Company with the opportunity to expand its patient base and revenues without a proportionate increase in administrative costs and (c) permit the Company to strategically complement existing operations. For example, the Company's centralized optical laboratory and distribution center has the capacity to service additional multi-site eye care centers. The Company believes that it will be an attractive acquiror to owners of independent multi-site eye care centers and ophthalmic and optometric practices because of the Company's (i) fee structure, which allows owners and professionals to participate in the cost efficiencies and revenue growth realized by the affiliated centers and practices and (ii) transaction structure, which permits owners and professionals to become stockholders of the Company, thus permitting ownership liquidity and alignment of the interests of the owners and professionals with the Company's business strategy.

     The Company believes that its integrated approach to eye care provides significant advantages, benefits and opportunities to patients, providers and payors. Patients benefit from the convenience of eye care products and services delivered or accessed efficiently at a single location. Eye care professionals benefit from the supplemental management and administrative services and resources provided by the Company, permitting them to continue to dedicate their time and effort to their patients and professional practices. Payors benefit from the Company's ability to provide a complete range of eye care products and services in select regional markets at lower cost.

     The Company's executive offices are located at 67 South Bedford Street, Burlington, Massachusetts 01803 and its telephone number is (617) 229-1100.

                                  THE OFFERING

Common Stock Offered by the Company..........  1,600,000 shares

Common Stock Outstanding before the
  Offering...................................  6,346,715 shares(1)

Common Stock to be Outstanding after the
  Offering...................................  7,946,715 shares(1)(2)

Use of Proceeds..............................  Working capital and general corporate purposes, including acquisitions.

Nasdaq National Market Symbols...............  Common Stock -- VISN
                                               Warrants -- VISNZ

Risk Factors.................................  The Common Stock offered hereby involves a high degree of risk. Prospective investors
                                               should carefully consider the factors
                                               discussed under the heading "Risk Factors."

- ---------------
(1) Excludes (i) 2,472,100 shares of Common Stock issuable upon the exercise of 2,472,100 Warrants (defined below) outstanding as of the date of this Prospectus, (ii) 215,000 shares of Common Stock included in, and 215,000 shares of Common Stock issuable upon the exercise of warrants included in, Units (defined below) issuable in connection with the exercise of Unit Purchase Options (defined below), (iii) 85,000 shares of Common Stock issuable upon exercise of, and 85,000 shares of Common Stock issuable upon the exercise of warrants issuable upon exercise of, the IPO Representative's Warrants (defined below), (iv) 85,000 shares of Common Stock issuable upon the exercise of the Class A Warrants (defined below) and (v) 875,333 shares of Common Stock issuable upon the exercise of stock options outstanding as of the date of this Prospectus (the "Outstanding Stock Options"). See "Description of Securities."

(2) Excludes 160,000 shares of Common Stock included in the Representative's Warrants. See "Description of Securities" and "Underwriting."

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                      THREE MONTHS
                                                                                          ENDED
                                                YEAR ENDED DECEMBER 31,                 MARCH 31,
                                        ----------------------------------------    -----------------
                                        1992(1)     1993       1994      1995(2)     1995       1996
                                        -------    -------    -------    -------    -------    ------
                                                                                       (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net revenues..........................  $    --    $   155    $   529    $18,240    $ 4,200    $5,660
Cost of revenue.......................       --        292        928      8,147      1,872     2,262
Selling, general and administrative...       34      1,434      2,492     15,265      3,518     4,082
                                         ------    -------    -------    -------    -------    ------
          Loss from operations........      (34)    (1,571)    (2,891)    (5,172)    (1,190)     (684)
                                         ------    -------    -------    -------    -------    ------
Other income (expense):
  Interest income.....................       --         43        183        387        119        94
  Interest expense....................      (14)        (7)       (48)      (253)       (57)      (58)
  Other...............................       --          5       (189)       150         --        --
                                         ------    -------    -------    -------    -------    ------
          Total other income
            (expense).................      (14)        41        (54)       284         62        36
                                         ------    -------    -------    -------    -------    ------
Net loss..............................  $   (48)   $(1,530)   $(2,945)   $(4,888)   $(1,128)   $ (648)
                                         ======    =======    =======    =======    =======    ======
Net loss per common share.............  $ (0.04)   $ (0.74)   $ (0.94)   $ (0.89)   $ (0.22)   $(0.10)
                                         ======    =======    =======    =======    =======    ======
Weighted average number of common
  shares outstanding..................    1,307      2,057      3,122      5,488      5,194     6,347
                                         ======    =======    =======    =======    =======    ======

                                                                             MARCH 31, 1996
                                                                       --------------------------
                                                                        ACTUAL     AS ADJUSTED(3)
                                                                       --------    --------------
                                                                                   (UNAUDITED)
BALANCE SHEET DATA:
Total assets........................................................   $ 22,418       $ 33,518
Working capital.....................................................      5,135         16,235
Long term obligations, less current portion.........................      1,613          1,613
Stockholders' equity................................................     15,798         26,898

- ---------------
(1) Represents activity for the period from inception to December 31, 1992.

(2) Effective January 1, 1995 and July 1, 1995, the Company purchased substantially all of the assets of Cambridge Eye Associates, Inc. ("Cambridge Eye") and Douglas Vision World, Inc. ("Vision World"), respectively. Combined, the Company has a practice of 29 eye care centers providing comprehensive eye care products and services.

(3) Adjusted to reflect the sale by the Company of the 1,600,000 shares offered hereby at an assumed public offering price of $7.875 per share and the application of the net proceeds therefrom. See "Use of Proceeds", "Capitalization" and "Underwriting."

     Unless otherwise indicated, all information contained in this Prospectus assumes no exercise of (i) the outstanding Warrants, (ii) the Unit Purchase Options, (iii) the IPO Representative's Warrants, (iv) the Class A Warrants, (v) the Representative's Warrants or (vi) the Outstanding Stock Options.

                                  RISK FACTORS

     An investment in the securities offered hereby is speculative in nature and involves a high degree of risk. Accordingly, in addition to the other information in this Prospectus, prospective purchasers are urged to consider carefully the following risk factors in determining whether to purchase the securities offered hereby.

     This Prospectus contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the description of the Company's plans and objectives for future operations, assumptions underlying such plans and objectives and other forward-looking statements included in "Prospectus Summary," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in this Prospectus. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Factors which could cause such results to differ materially from those described in the forward-looking statements include those set forth in the risk factors below.

LOSSES FROM RECENT OPERATIONS; ABSENCE OF PROFITABILITY; LIMITED OPERATING
HISTORY

     The Company has experienced losses in each year of operation since inception in November 1992 and may continue to incur significant operating losses for the foreseeable future. For the fiscal quarter ended March 31, 1996, the Company incurred a net loss of $648,000, bringing its accumulated deficit to $10.1 million at March 31, 1996. Although the Company's LVC business began in the United Kingdom in 1993, the FDA only recently approved the use of excimer lasers to perform LVC in October 1995. In addition, the Company has a limited history of operating multi-site eye care centers, which operations commenced in 1995 with the acquisitions of Cambridge Eye and Vision World. In view of the Company's limited experience operating multi-site eye care centers, managing the practices of eye care professionals and marketing LVC services in the United States, there can be no assurance that the Company will ever achieve profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business" and "Financial Statements."

GOVERNMENT REGULATION AND SUPERVISION

     The health care industry is highly regulated and there can be no assurance that the regulatory environment in which the Company operates will not change significantly in the future. The Company expects to modify its agreements and operations from time to time as the business and regulatory environment changes. While the Company believes that its operations comply with applicable law, there can be no assurance that it will be able to successfully address changes in the regulatory environment.

     Each state imposes licensing requirements on individual opticians, optometrists and ophthalmologists and on facilities and services operated by these professionals. In addition, federal and state laws regulate health maintenance organizations ("HMOs") and other managed care organizations with which the Company's affiliated practices may have contracts. Many states require regulatory approval, including certificates of need, before establishing or expanding certain types of health care facilities (including ambulatory surgery centers such as those that may be managed by the Company), offering certain services or making expenditures in excess of statutory thresholds for health care equipment, facilities or programs. In connection with the expansion of existing operations and the entry into new markets, the Company and its affiliated practices may become subject to additional regulation.

     In addition to extensive existing government health care regulation, there have been numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of health care services. The Company believes that such initiatives will continue during the foreseeable future. Aspects of certain of these reforms as proposed in the past, such as further reductions in Medicare and Medicaid payments and additional prohibitions on physician ownership, directly or indirectly, of facilities to which they refer patients, if adopted, could adversely affect the Company. Concern about the potential effects of such reform measures has contributed to the volatility of stock prices of many companies in health care and related industries and may similarly affect the price of the Common Stock following this Offering.

     The laws of many states prohibit the unlawful rebate or unlawful division of professional fees and prohibit non-physician entities from practicing medicine. These laws vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. The Company's business operations have not been the subject of judicial or regulatory interpretation in this context and there can be no assurance that review of the Company's business by courts or regulatory authorities will not result in determinations that could adversely affect the operations of the Company. In addition, the regulatory framework of certain jurisdictions may limit the Company's expansion into such jurisdictions if the Company is unable to modify its operational structure to conform with such regulatory framework.

     Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for, or in order to induce, the referral of a person or the furnishing or arranging for the furnishing of items or services reimbursable under Medicare or Medicaid. Pursuant to this anti-kickback law, the federal government has recently announced a policy of increased scrutiny of joint ventures and other transactions among health care providers in an effort to reduce potential fraud and abuse relating to Medicare costs. The applicability of these provisions to many business transactions in the health care industry has not yet been subject to judicial and regulatory interpretation. Noncompliance with the federal anti-kickback legislation can result in exclusion from Medicare and Medicaid programs and civil and criminal penalties.

     The Company believes that, although it receives fees under management services contracts for management services, it is not in a position to make or influence referrals of patients or services reimbursed under Medicare or Medicaid programs to its affiliated practices or to receive such referrals. Such service fees are intended by the Company to be consistent with fair market value in arm's length transactions for the nature and amount of management services rendered and therefore would not constitute unlawful remuneration under anti-kickback laws and regulations. If the Company is deemed to be in a position to make, influence or receive referrals from or to physicians, or the Company is deemed to be a provider under the Medicare or Medicaid programs, the operations of the Company could be subject to scrutiny under federal and state anti-kickback and anti-referral laws.

     Significant prohibitions against physician referrals have been enacted by Congress. These prohibitions, commonly known as "Stark II," amended prior physician self-referral legislation known as "Stark I" by dramatically enlarging the field of physician-owned or physician-interested entities to which the referral prohibitions apply. Effective December 31, 1994, Stark II prohibits a physician from referring Medicare or Medicaid patients to an entity providing "designated health services" in which the physician has an ownership or investment interest, or with which the physician has entered into a compensation arrangement. The designated health services include prosthetic devices, which under applicable regulations and interpretations include one pair of eyeglasses or contact lenses furnished after cataract surgery and intraocular lenses provided at ambulatory surgery centers. The penalties for violating Stark II include a prohibition on payment by these government programs and civil penalties of as much as $15,000 for each violative referral and $100,000 for participation in a "circumvention scheme." The Company believes that although it will receive fees under the management service contracts for management services, it is not in a position to make or influence referrals of patients. To the extent that the Company or any affiliated practice is deemed to be subject to the prohibitions contained in Stark II for services, the Company believes its activities fall within the permissible activities defined in Stark II, including, but not limited to, the provision of in-office ancillary services.

COMPETITION

     The Company experiences competition regarding the acquisition of the assets of, and the provisions of management services to, eye care centers and practices. Several companies, both publicly and privately held, that have established operating histories and greater resources than the Company are pursuing the acquisition of the assets of general and specialty practices and the management of such practices. There can be no assurance that the Company will be able to compete effectively in this regard with such competitors, that additional competitors will not enter the market, or that such competition will not make it more difficult to acquire the assets of, and provide management services to, eye care practices on terms favorable to the Company.

     Eye care practices affiliated with the Company will compete with other local eye care practices as well as managed care organizations. The Company believes that changes in governmental and private reimbursement policies and other factors have resulted in increased competition for consumers of eye care services. The Company believes that cost, accessibility and quality of services are the principal factors that affect competition. There can be no assurance that the affiliated practices will be able to compete effectively in the markets that they serve, which inability to compete would adversely affect the Company.

     The optical industry is highly competitive and includes chains of retail optical stores, multi-site eye care centers, and a large number of individual opticians, optometrists, and ophthalmologists who provide professional services and/or dispense prescription eyewear. Since retailers of prescription eyewear generally service local markets, competition varies substantially from one location or geographic area to another. The Company believes that the principal competitive factors affecting retailers of prescription eyewear are location and convenience, quality and consistency of product and service, price, product warranties, and a broad selection of merchandise, and that it competes favorably in each of these respects. In its current regional markets, the Company faces competition from national and regional retail optical chains which, in some cases, have greater financial resources than those of the Company.

     LVC competes with or supplements other surgical and non-surgical treatments for refractive disorders, including eyeglasses, contact lenses, other types of refractive surgery (such as radial keratotomy), corneal transplants and other technologies currently under development. Other competitive factors which may affect revenues include performance, pricing, convenience, ease of use, success relative to alternative treatments and patient and general market acceptance.

     The Company's laser suppliers are likely to compete with the Company in the provision of LVC, either directly or indirectly, through marketing subsidiaries or strategic partnerships with third parties. In addition, competition will continue from entities similar to the Company and from hospitals, hospital-affiliated group entities, physician group practices and private ophthalmologists that, in order to offer LVC to existing patients, purchase refractive lasers. Suppliers of conventional vision correction alternatives (eyeglasses and contact lenses), such as optometric chains, may also compete with the Company by purchasing laser systems and offering LVC to their customers. The Company's current and prospective competitors include many large domestic and foreign companies that have substantially greater financial, operating, marketing and support resources than the Company. Competition to provide LVC may lead to lower prices for LVC, as has happened in some countries where the treatment has been available for several years.

     The Company and its affiliated practices compete with other providers for managed care contracts. The Company believes that trends toward managed care have resulted in increased competition for such contracts. Other practices and management service organizations may have more experience than the Company in obtaining such contracts. There can be no assurance that the Company and its affiliated practices will be able to successfully acquire sufficient managed care contracts to compete effectively in the markets they serve, which inability to compete would adversely affect the Company.

DEPENDENCE ON HEALTH CARE PROVIDERS

     Certain states prohibit the Company from practicing medicine, employing physicians to practice medicine on the Company's behalf or employing optometrists to render optometric services on the Company's behalf. Since the Company does not intend to practice medicine or optometry, its activities will be limited to establishing LVC centers and other affiliations with health care providers at which professionals may render eye care services, including LVC. Accordingly, the success of the Company's operations as a full-service eye care provider depends upon its ability to enter into agreements with health care providers, including institutions, independent physicians and optometrists, to render surgical and other professional services at facilities owned or managed by the Company. To date, the Company has entered into agreements with six health care providers to establish LVC centers. There can be no assurance that the Company will be able to enter into agreements with other health care providers on satisfactory terms or that such agreements will be profitable to the Company. See "-- Government Regulation and Supervision" and "-- Competition."

RISKS ASSOCIATED WITH MANAGED CARE CONTRACTS

     As an increasing percentage of optometric and ophthalmologic patients are coming under the control of managed care entities, the Company believes that its success will, in part, be dependent upon the Company's ability to negotiate, on behalf of existing and prospective affiliated practices, contracts with HMOs, employer groups and other private third party payors pursuant to which services will be provided on a risk-sharing or capitated basis by some or all affiliated practices. Under some of such agreements, the eye care provider accepts a predetermined amount per month per patient in exchange for providing all necessary covered services to the patients covered under the agreement. Such contracts pass much of the risk of providing care from the payor to the provider. The proliferation of such contracts in markets served by the Company could result in greater predictability of revenues, but greater unpredictability of expenses. There can, however, be no assurance that the Company will be able to negotiate, on behalf of the affiliated practices, satisfactory arrangements on a risk-sharing or capitated basis. In addition, to the extent that patients or enrollees covered by such contracts require more frequent or extensive care than anticipated, operating margins may be reduced or, in the worst case, the revenues derived from such contracts may be insufficient to cover the costs of the services provided. As a result, affiliated practices may incur additional costs, which would reduce or eliminate anticipated earnings under such contracts. Any such reduction or elimination of earnings would have a material adverse affect on the Company's results of operations.

PLANS FOR ACQUISITIONS

     Since the Company's formation, it has acquired the assets of two multi-site eye care centers and their related optometric practices, Cambridge Eye and Vision World. The Company's plans for growth and expansion include further acquisitions of the assets of multi-site eye care centers and the practices of eye care professionals (optometrists and ophthalmologists). The success of the Company's growth strategy is dependent, in part, on its ability to integrate and manage acquired operations and to acquire, integrate and manage additional operations. Although the Company believes that there are opportunities to acquire the assets of small to mid-sized regional multi-site eye care centers and professional eye care practices, there can be no assurance that any such opportunities do or will continue to exist, that the Company will be able to identify suitable acquisition candidates or be able to finance any such acquisitions or that any such acquisitions will be consummated on terms favorable to the Company. The failure to consummate acquisitions on favorable terms could have a material adverse effect on the Company. If the Company is able to acquire additional operations, there can be no assurance that the Company will be able to integrate and manage such additional operations successfully. In addition, the Company's acquisition strategy will depend upon, among other factors, the Company's ability to effect economies of scale and realize other efficiencies, as to which there can be no assurance.

FUTURE CAPITAL NEEDS

     The Company has incurred and anticipates that it will incur substantial acquisition, capital and operating expenses and that it will be required to make substantial cash disbursements, including expenses and disbursements related to acquisitions, marketing, additional personnel and business development. The Company expects these expenses to result in significant operating losses until such time, if ever, that the Company is able to attain adequate revenue levels, of which there can be no assurance. Even if the Company generates a positive cash flow from its operations, as to which there can be no assurance, it may require substantial capital in addition to the proceeds of the Offering and the proceeds, if any, from the exercise of outstanding warrants or options, to establish additional eye care centers or LVC centers or to otherwise fund the Company's operations. Such additional capital may not be available when needed or on terms acceptable to the Company. Although the Company intends to seek a new line of credit from one or more commercial banks, there can be no assurance that the Company will be able to do so. The Company may need to seek additional capital through public or private sales of its securities, including equity securities. Insufficient funds may require the Company to delay, scale back or eliminate certain or all of its operations and development activities. Although there can be no assurance, management believes that the net proceeds from the Offering, together with the revenues from operations and interest income from cash investments, will be adequate to fund the Company's currently proposed activities for at least the next 18 months.

NO ASSURANCE OF MARKET ACCEPTANCE OF LVC

     The Company's profitability depends, in part, upon broad market acceptance of LVC by the professional eye care community and the general population in the United States. As the FDA only recently approved the use of excimer lasers to perform LVC in October 1995, LVC is commercially untested in the United States. The operating expenses, revenues or working capital requirements of the Company's LVC centers cannot be ascertained based upon historical operating performance and should therefore be considered in light of the numerous risks, expenses, problems and difficulties frequently encountered in connection with the establishment of a new business and the competitive environment in which the Company's LVC centers will operate. Factors that may adversely affect market acceptance of LVC in the U.S. include: nonacceptance of LVC as an alternative to existing methods of treating refractive vision disorders; the relatively high cost of LVC procedures (currently ranging from $1,500 to $2,000 per eye) and general unavailability of third party reimbursement for the procedure; general resistance to surgery; the effectiveness of alternative, less intrusive or less expensive methods of correcting refractive vision disorders; concerns about the safety and efficacy of LVC, including the lack of long term follow-up data; and the possibility of known or unknown side effects. Any future reported adverse events or other unfavorable publicity involving patient outcomes from LVC could also adversely affect acceptance of the procedure. In addition, LVC surgery is currently approved only for the correction of certain degrees of myopia. Moreover, LVC has had limited market acceptance in certain foreign countries. The failure of LVC to achieve broad market acceptance by the professional eye care community and the general population would have a material adverse effect on the Company's business, financial condition and results of operations.

LACK OF THIRD PARTY REIMBURSEMENT FOR LVC

     Third party reimbursement generally is unavailable for LVC. There can be no assurance that the absence of such reimbursement will not adversely affect the prospects for market acceptance of the Company's LVC services.

SAFETY AND EFFICACY OF LVC

     While LVC has been tested clinically and the FDA has approved two excimer laser systems, there is not a large population of patients who have experience with LVC and its post-procedure effects. Concerns with respect to the safety and efficacy of the performance of LVC procedures with excimer lasers include predictability and stability of results. Potential complications or side effects include: post-operative pain or discomfort; double vision; corneal haze during healing (an increase in light scattering properties of the cornea); glare/halos (undesirable visual sensations produced by bright lights); decrease in contrast sensitivity (diminished vision in low light); temporary increases in intraocular pressure in reaction to post-procedure medication; modest fluctuations in refractive capabilities during healing; modest decreases in best corrected vision (i.e. with corrective eyewear); unintended over- or under-corrections; instability, reversion or regression of effect; corneal scars (blemishing marks left on the cornea); corneal ulcers (inflammatory or infectious lesions resulting in loss of corneal tissue); induced astigmatism; and disorders of corneal healing (compromised or weakened immune system or connective tissue disease which causes poor healing). Published reports regarding PRK have questioned the efficacy of the procedure based on mixed anecdotal evidence in other countries where the procedure has been in use for some period. There can be no assurance that additional complications will not hereafter be identified and have a material adverse effect on the safety, efficacy or market acceptance of such procedures and/or lead to product liability or other claims against the Company.

RELIANCE ON SUPPLIERS OF LASER EQUIPMENT

     The Company is not involved in the research, development or manufacture of ophthalmic laser systems, and is dependent on unrelated manufacturers for its supply of ophthalmic lasers. There are two companies whose excimer laser systems have been approved for use by the FDA, Summit Technology, Inc. ("Summit") and VISX, Inc. ("VISX"). The Company's laser suppliers may compete with the Company in the provision of LVC, either directly or indirectly, and, as a result, the Company may be unable to obtain and maintain agreements with suppliers for suitable ophthalmic laser equipment on pricing, delivery and other terms acceptable to the Company and could incur substantial delays in or be prevented from placing lasers into operation.

     The Company's ability to purchase ophthalmic laser systems from suppliers of laser equipment depends in part on the ability of the Company's suppliers to obtain patents, defend against patent infringement claims, maintain trade secret protection and operate without violating the proprietary rights of third parties. Patent filings relating to refractive laser surgery are numerous and disputed, and patent law relating to the scope of claims in this area is still evolving. There can be no assurance that patent infringement claims in the U.S. or in other countries will not be asserted against any of the Company's laser suppliers or that, if asserted, such supplier will be successful in defending against such claims. In the event one of the products of one or more of the Company's suppliers is adjudged to infringe patents of others with the likely consequence of a damage claim, the supplier and its customers (including the Company) may be enjoined from using such product or be required to obtain a royalty-bearing license, if available on acceptable terms. The inability of any of the Company's laser suppliers to resolve favorably the patent status of its ophthalmic laser systems may interfere with potential sales of its ophthalmic laser systems to the Company. Summit and VISX have entered into agreements which require the payment of a $250 royalty fee each time one of such manufacturer's excimer laser systems is used to perform LVC in the U.S. Such royalty fee could provide a competitive advantage to Summit, VISX and their marketing subsidiaries or strategic partnerships with third parties. In addition, such royalty fee is likely to affect the pricing of LVC procedures and, therefore, may potentially impact consumer acceptance of LVC.

RAPID TECHNOLOGICAL CHANGES

     The medical device and ophthalmic laser industries are characterized by rapid technological changes, including advances in laser and other technologies and the potential new development of alternative surgical techniques or new pharmaceutical products. LVC for treatment of refractive vision disorders will compete with or supplement other surgical and non-surgical treatments for refractive vision disorders, including existing treatments (such as eyeglasses, contact lenses and radial keratotomy), as well as with other technologies and surgical techniques currently under development, such as corneal implants and refractive surgery using different types of lasers. It is conceivable that newer technologies, techniques or products could be developed with better performance than the excimer lasers purchased by the Company, although such new technologies would be subject to the FDA approval process. Medical companies, academic and research institutions and others could develop new therapies, including new medical devices or surgical procedures, for the treatment of refractive vision disorders that could be more medically effective and less expensive than LVC and could potentially render LVC obsolete. The availability of new and better ophthalmic laser technologies and surgical procedures could have a materially adverse impact on the business of the Company's LVC centers. The Company may not be able to utilize such new technologies or procedures or, if the Company is able to utilize such new technologies in its business, the Company may not have sufficient funds to make the substantial capital expenditures required to acquire such technology. There can be no assurance that used excimer lasers can be recovered by the Company and sold for a commercially reasonable price by the Company.

CORPORATE LIABILITY AND INSURANCE

     The provision of professional eye care services entails an inherent risk of professional malpractice and other similar claims. The Company does not influence or control the practice of medicine or optometry by professionals or have responsibility for compliance with certain regulatory and other requirements directly applicable to individual professionals and professional groups. As a result of the relationship between the Company and its affiliated practices, the Company may become subject to some professional malpractice actions under various theories. There can be no assurance that claims, suits or complaints relating to professional services provided by affiliated practices will not be asserted against the Company in the future. The Company believes that the providers with which the Company enters into LVC center agreements or other strategic affiliation agreements are covered by such providers' medical malpractice or liability insurance. The Company may not be able to purchase medical malpractice insurance, and may not be able to purchase other insurance at reasonable rates, which would protect it against claims arising from the medical practice conducted by providers, including ophthalmologists, at its LVC centers. Similarly, the use of laser systems in the Company's LVC centers may give rise to claims against the Company by persons alleging injury as a result of the use of such laser systems. The Company believes that claims alleging defects in the laser systems it purchases from its suppliers are covered by such suppliers' product liability insurance and that the Company could take advantage of such insurance by adding such suppliers to lawsuits against the Company. There can be no assurance that the Company's laser suppliers will continue to carry product liability insurance or that any such insurance will be adequate to protect the Company.

     There can be no assurance that the Company will be able to retain adequate liability insurance at reasonable rates, or that the insurance will be adequate to cover claims asserted against the Company, in which event the Company's business may be materially adversely affected.

DEPENDENCE UPON MANAGEMENT/NEED FOR ADDITIONAL PERSONNEL

     The future success of the Company is dependent in part on its ability to retain certain key personnel, particularly its President, William G. McLendon and its Executive Vice President and Chief Operating Officer, Stephen M. Blinn. See "Management." The loss of Mr. McLendon's or Mr. Blinn's services could have a materially adverse impact upon the business of the Company. The success of the Company's future operations depends in large part on the Company's ability to recruit and retain qualified personnel over time, and there can be no assurance that the Company will be able to retain its existing personnel or attract additional qualified employees in the future. See "Business -- Employees."

DILUTION

     Purchasers of the shares of the Common Stock offered hereby will experience immediate and substantial dilution of approximately $5.347 per share in net tangible book value of the Company. See "Dilution."

LACK OF DIVIDENDS

     The Company has never declared or paid any cash dividend and does not anticipate paying dividends on its Common Stock for the foreseeable future. See "Price Range of Common Equity and Dividend Policy."

SHARES ELIGIBLE FOR FUTURE SALE

     A substantial number of outstanding shares of Common Stock and shares of Common Stock issuable upon exercise of the Class A Warrants, the Warrants, the Unit Purchase Options, the IPO Representative's Warrant and the Representative's Warrants, and upon exercise of the Outstanding Stock Options, are or will become available for future sale in the public market at prescribed times. Sales of a significant number of shares of Common Stock in the market could have an adverse effect on the market price of the Company's securities. See "Shares Eligible for Future Sale."

     Assuming the exercise of all of the Warrants and Class A Warrants, the Company will have outstanding 8,903,815 shares of Common Stock (excluding (i) the shares of Common Stock included in, and issuable upon exercise of the Warrants included in, the UPO Units, (ii) the shares of Common Stock included in, and issuable upon exercise of the warrants included in, the IPO Representative's Warrants, (iii) the shares of Common Stock issuable upon exercise of the Representative's Warrants and (iv) the shares of Common Stock issuable upon exercise of the Outstanding Stock Options). Of the 8,903,815 shares, 8,281,890 shares will be freely tradeable without restriction or further registration under the Securities Act, except for shares held by "affiliates" of the Company, as that term is defined under the Securities Act of 1933 and the regulations promulgated thereunder, which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act of 1933 ("Rule 144"). The remaining 621,925 shares that are outstanding have been issued and sold by the Company in reliance on one or more exemptions from the registration requirements of the Securities Act of 1933 and are "restricted securities" within the meaning of Rule 144 ("Restricted

Shares") and, therefore, may be publicly sold only (i) if subsequently registered under the Securities Act of 1933, (ii) pursuant to Rule 144 or Rule 701 promulgated under the Securities Act of 1933 ("Rule 701") or (iii) in other private transactions exempt from registration under the Securities Act of 1933. None of such shares have been held for the minimum two-year period required by Rule 144 and therefore will not become eligible for public sale pursuant to Rule 144 until expiration of their respective two-year holding periods. The earliest date at which any such two-year holding period will expire is in February 1997. In addition, 60,000 Restricted Shares are eligible for sale in the public market in accordance with Rule 701. Notwithstanding the foregoing, all of the Restricted Shares are subject to lock-up agreements. See "Shares Eligible For Future Sale -- Lock-up Agreements."

     As of the date of this Prospectus, there are options to purchase an aggregate of 875,333 shares of Common Stock of which options to purchase 331,750 shares are immediately exercisable. Upon exercise of these options, 60,000 shares will be eligible for sale in the public market in accordance with Rule
701. Of such 875,333 shares, 500,000 shares are subject to lock-up agreements. See "Shares Eligible For Future Sale -- Lock-up Agreements."

POTENTIAL ISSUANCE OF PREFERRED STOCK

     Under the Company's Restated Certificate of Incorporation, the Company may issue up to 5,000,000 shares of Preferred Stock, $.01 par value (the "Preferred Stock"), in the future without stockholder approval and upon such terms as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. The Company has no present plans to issue any shares of Preferred Stock. See "Description of Securities."

CERTAIN ANTI-TAKEOVER PROVISIONS

     The Company's Restated Certificate of Incorporation and By-Laws contain certain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company, including (i) the classification of the Board of Directors into three classes, each class being elected for three-year terms,
(ii) the potential issuance of up to 5,000,000 shares of Preferred Stock without stockholder approval and upon such terms as the Board of Directors may determine and (iii) the requirement that, for nominations for the Board of Directors or for other business to be properly brought by a stockholder before an annual meeting of stockholders, notice thereof generally must be delivered by a stockholder not less than 60 nor more than 90 days prior to the annual meeting. Such provisions could limit the price that certain investors might be willing to pay in the future for the Company's securities. Certain of such provisions allow the Board of Directors to impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. See "Description of Securities -- Delaware Law and Certain Charter and By-Law Provisions."

                                  THE COMPANY

     Sight Resource Corporation was incorporated in Delaware on November 2, 1992 and commenced operations on November 30, 1992. The Company's operations are a continuation of the business begun in April 1992 by PRK Limited Partnership, a Massachusetts limited partnership (the "Predecessor Partnership"). On October 31, 1995 the Company changed its name to Sight Resource Corporation from NewVision Technology, Inc. to better reflect its expanded corporate mission. The Company has two wholly-owned consolidated British subsidiaries, NewVision Technology Limited and NewVision Leasing Limited, which were registered under the laws of the United Kingdom on September 7, 1993 and two wholly-owned consolidated U.S. subsidiaries, Cambridge Eye Associates, Inc. ("Cambridge Eye") and Douglas Vision World, Inc. ("Vision World"). As used in this Prospectus, unless the context otherwise requires, "Sight Resource Corporation" or the "Company" refers to Sight Resource Corporation and its consolidated subsidiaries and, with respect to periods prior to its incorporation, to the business of the Predecessor Partnership. See "Business."

     In connection with its initial public offering in March 1993, the Company sold to the lead underwriter (the "IPO Representative") warrants (the "IPO Representative's Warrants") to purchase 85,000 units at an exercise price equal to $7.98 per unit through March 1998, each unit consisting of one share of Common Stock and one redeemable common stock purchase warrant to purchase one share of Common Stock at an exercise price of $6.75 per share, subject to adjustment. In March 1994, the Company issued 110,000 warrants (the "Class A Warrants") to purchase 110,000 shares of Common Stock at an exercise price of $6.00 per share, in connection with the Company's private placement of $1,100,000 of bridge notes. In August 1994, the Company completed a public offering of 2,472,500 units (the "Units"), each Unit consisting of one share of Common Stock and one redeemable common stock purchase warrant to purchase one share of Common Stock at an exercise price of $6.00 per share, subject to adjustment (a "Warrant"). In connection with the public offering of the Units, the Company issued to the lead underwriter and finder (the "Representatives") options (the "Unit Purchase Options") to purchase an aggregate of 215,000 units (the "UPO Units") at an exercise price per unit equal to $9.90, exercisable through August 25, 1999. See "Description of Securities" below.

     The Company's executive offices are located at 67 South Bedford Street, Burlington, Massachusetts 01803 and its telephone number is (617) 229-1100.

                                USE OF PROCEEDS

     The net proceeds of the Offering, assuming a public offering price of $7.875 per share, and after deducting the estimated underwriting discounts and commissions and expenses payable by the Company, are estimated to be approximately $11,100,000 ($12,800,000 if the Underwriter's over-allotment option is exercised in full).

     Based upon the Company's current business plans, the Company anticipates using the net proceeds of the Offering for working capital and other general corporate purposes, including acquisitions. From time to time, the Company intends to use a portion of the net proceeds to acquire the assets of individual or multi-site eye care centers and the practices of eye care professionals although it currently has no binding understandings, commitments or agreements with respect to any such transaction. Pending such uses, the Company intends to invest the net proceeds in interest-bearing deposit accounts, certificates of deposit or similar short-term, investment grade financial instruments (financial instruments, such as commercial paper, bankers' acceptances and repurchase agreements, rated "investment grade" or better by one or more of the nationally recognized securities rating agencies and maturing in 90 days or less).

     Based on its currently planned programs, the Company anticipates that the net proceeds of the Offering and the interest earned thereon, together with funds generated from operations, should be adequate to satisfy its capital requirements for at least the next 18 months, although there can be no assurance. The Company anticipates that additional financing will be required after the net proceeds of the Offering have been utilized. There can be no assurance that such additional financing will be available when needed or on terms acceptable to the Company. See "Risk Factors -- Future Capital Needs."

                                    DILUTION

     The net tangible book value of the Company as of March 31, 1996 was approximately $8,988,000 or approximately $1.416 per share of Common Stock. Net tangible book value per share represents the total tangible assets of the Company, reduced by the amount of its total liabilities, and divided by the total number of shares of Common Stock outstanding as of March 31, 1996.

     After giving effect to the sale of the 1,600,000 shares of Common Stock offered hereby and the application of the estimated $11,100,000 net proceeds therefrom (assuming an offering price of $7.875 per share), the pro forma net tangible book value of the Company at March 31, 1996 would have been approximately $20,088,000 or $2.528 per share. This represents an immediate increase in net tangible book value of $1.112 per share (or 78.5%) to existing stockholders and an immediate dilution of $5.347 per share (or 67.9%) to investors purchasing shares of Common Stock offered hereby at the public offering price. If the public offering price is higher or lower, the dilution to the new investors will be, respectively, greater or less. The following table illustrates the pro forma per share dilution in net tangible book value to investors in the shares of Common Stock offered hereby:

    Offering price per share...........................................             $7.875
                                                                                    ------
      Net tangible book value per share before Offering................  $1.416
      Increase in net tangible book value per share attributable to new investors.....................................................  $1.112
                                                                         ------
    Pro forma net tangible book value per share after Offering.........             $2.528
                                                                                    ------
      Dilution of net tangible book value per share to new investors...             $5.347
                                                                                    ======

     The following table summarizes, as of March 31, 1996, the shares of Common Stock purchased, the total consideration paid and the average price per share of Common Stock paid by the existing stockholders and new investors in the
Offering:

                                   SECURITIES PURCHASED       TOTAL CONSIDERATION
                                   ---------------------     ---------------------     AVERAGE PRICE
                                    NUMBER       PERCENT       AMOUNT      PERCENT       PER SHARE
                                   ---------     -------     -----------   -------     -------------
    Existing stockholders........  6,346,715       79.87%    $25,858,000     69.97%        $4.07
    New investors................  1,600,000       20.13%     11,100,000     30.03%        $6.94
                                   ---------      ------      ----------     -----
              Total:.............  7,946,715      100.00%    $36,958,000    100.00%
                                   =========      ======      ==========     =====

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at March 31, 1996 (i) on an actual basis, and (ii) as adjusted to reflect the receipt of the net proceeds from the sale of the 1,600,000 shares of Common Stock offered hereby, assuming a public offering price of $7.875 per share. The data set forth below should be read in conjunction with the Company's consolidated financial statements and the related notes thereto included elsewhere in this Prospectus.

                                                                         MARCH 31, 1996
                                                               -----------------------------------
                                                                  ACTUAL
                                                               ------------       AS ADJUSTED
                                                                              --------------------
                                                                              (UNAUDITED)
Long term obligations, less current maturities...............  $  1,613,000       $  1,613,000
Stockholders' equity:
  Preferred Stock, $.01 par value, 5,000,000 shares
     authorized; no shares issued or outstanding.............       --               --
  Common Stock, $.01 par value; 20,000,000 shares authorized;
     6,346,715 and 7,946,715 shares issued and outstanding,
     actual and as adjusted, respectively....................        63,000             79,000
  Additional paid-in capital.................................    25,795,000         36,879,000
  Accumulated deficit........................................   (10,060,000)       (10,060,000)
                                                                -----------          ---------
Total stockholders' equity...................................  $ 15,798,000       $ 26,898,000
                                                                ===========          =========

                PRICE RANGE OF COMMON EQUITY AND DIVIDEND POLICY

     The Company's Common Stock began trading on the Nasdaq SmallCap Market on March 31, 1993 under the symbol "VISN". The Warrants began trading on the Nasdaq National Market on August 25, 1994 under the symbol "VISNZ". The following table sets forth for the periods indicated, the high and low sales prices for the Common Stock and the Warrants as reported by Nasdaq:

                                                           COMMON STOCK
                                                                              WARRANTS
                                                           ------------     ------------
                                                           HIGH     LOW     HIGH     LOW
                                                           ----     ---     ----     ---
        FISCAL 1994:
          First Quarter..................................    9 3/8   7 7/8   --      --
          Second Quarter.................................    8 1/2   5 7/8   --      --
          Third Quarter..................................    7 1/4   4 1/4    2         3/4
          Fourth Quarter.................................    6       3 3/4    1 7/8     7/8
        FISCAL 1995:
          First Quarter..................................    6 5/8  4 1/8     2       1
          Second Quarter.................................    7 3/4   5 7/8    2 3/4   1 5/8
          Third Quarter..................................    9 7/8   7 1/4    4 3/4   2 1/2
          Fourth Quarter.................................   11 1/4   6        5 5/8   3 1/4
        FISCAL 1996:
          First Quarter..................................   11       7 7/8    5 1/4  2 15/16

     The Common Stock and the Warrants have been quoted on the Nasdaq National Market since August 25, 1994. Prior to that time, the Common Stock was quoted on the Nasdaq SmallCap Market.

     The Company has not paid dividends to its stockholders since its inception and does not plan to pay cash dividends in the foreseeable future. The Company currently intends to retain earnings, if any, to finance the operations of the Company. As of April 25, 1996, there were 344 and 17 holders of record of the Common Stock and Warrants, respectively. The Company believes that there are approximately 6,000 and 1,200 beneficial owners of Common Stock and Warrants, respectively. On May 3, 1996, the last reported sales price of the Common Stock on the Nasdaq National Market was $7.875 per share.

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The selected financial data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" as of and for the period from April 29, 1992 (the date of inception of the Predecessor Partnership) through December 31, 1995 and as of and for each of the three fiscal years ended December 31, 1995, are derived from the consolidated financial statements of the Company, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The foregoing consolidated financial statements and the report thereon are included elsewhere in this Prospectus. The selected financial data as of and for the three months ended March 31, 1995 and 1996 were derived from unaudited financial statements of the Company, that, in the opinion of management, contain all adjustments necessary to present fairly the results of operations for such periods and the financial position of the Company as of March 31, 1996. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results to be expected for the entire 1996 fiscal year or any other interim period. The information below should be read in conjunction with the consolidated financial statements (and notes thereto) and "Management's Discussion and Analysis of Financial Condition and Results of Operations", included elsewhere in this Prospectus.

                                                                                            THREE MONTHS
                                                                                                ENDED
                                               FISCAL YEAR ENDED DECEMBER 31,                 MARCH 31,
                                         ------------------------------------------     ---------------------
                                         1992(1)     1993        1994       1995(2)       1995         1996
                                         ------     -------     -------     -------     ---------     -------
                                                                                             (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net revenues...........................  $   --     $   155     $   529     $18,240      $ 4,200      $ 5,660
Cost of revenue........................      --         292         928       8,147        1,872        2,262
Selling, general and administrative....      34       1,434       2,492      15,265        3,518        4,082
                                         ------     -------     -------     -------      -------      -------
    Loss from operations...............     (34)     (1,571)     (2,891)     (5,172)      (1,190)        (684)
                                         ------     -------     -------     -------      -------      -------
Other income (expense):
  Interest income......................      --          43         183         387          119           94
  Interest expense.....................     (14)         (7)        (48)       (253)         (57)         (58)
  Other................................      --           5        (189)        150           --           --
                                         ------     -------     -------     -------      -------      -------
    Total other income (expense).......     (14)         41         (54)        284           62           36
                                         ------     -------     -------     -------      -------      -------
Net loss...............................  $  (48)    $(1,530)    $(2,945)    $(4,888)     $(1,128)     $  (648)
                                         ======     =======     =======     =======      =======      =======
Net loss per common share..............  $(0.04)    $ (0.74)    $ (0.94)    $ (0.89)     $ (0.22)     $ (0.10)
                                         ======     =======     =======     =======      =======      =======
Weighted average number of common
  shares outstanding...................   1,307       2,057       3,122       5,488        5,194        6,347
                                         ======     =======     =======     =======      =======      =======

                                                         DECEMBER 31,
                                          ------------------------------------------      MARCH 31,
                                           1992       1993        1994        1995           1996
                                          ------     -------     -------     -------     ------------
                                                                                         (UNAUDITED)
BALANCE SHEET DATA:
Total assets............................  $  863     $ 5,210     $13,911     $23,554       $ 22,418
Working capital (deficiency)............    (478)       (690)      9,787       5,327          5,135
Long term obligations, less current
  portion...............................      --          --          --       1,703          1,613
Stockholders' equity....................     169       3,419      13,364      16,445         15,798

- ---------------
(1) Represents activity for the period from inception to December 31, 1992.

(2) Effective January 1, 1995 and July 1, 1995, the Company purchased substantially all of the assets of Cambridge Eye and Vision World, respectively. Combined, the Company has 29 eye care centers providing comprehensive eye care products and services.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company provides a complete range of eye care products and services through integrated networks of opticians, optometrists and ophthalmologists. The Company was formed in November 1992 with an initial mission of providing LVC as an alternative to conventional vision correction. Together with a private health care provider in the United Kingdom, the Company established a network of LVC centers in England and Wales which, utilizing the Company's excimer laser systems, offered LVC to persons with nearsightedness. While the Company's initial efforts focused on building a LVC delivery model in the United Kingdom, the Company is now fully concentrating its efforts and resources in the United States, where an estimated 60 to 70 million people are nearsighted and more than 90% of these people require corrections that fall within the LVC treatment parameters approved by the FDA.

     In October 1995, the FDA first approved the use of one manufacturer's excimer laser for the treatment in the United States of nearsightedness using LVC. In March 1996, the FDA approved a second manufacturer's excimer laser for the same treatment. The Company had commenced consolidation of its United Kingdom operations during the third quarter of fiscal 1995 and, following the FDA's initial approval, had fully discontinued these operations by the fourth quarter of fiscal 1995.

     The Company's discontinuation of its United Kingdom operations permitted the Company to concentrate its efforts and resources on growth opportunities now available in the United States. For this purpose, excimer laser systems previously used in the United Kingdom have been or are being retrofitted and relocated to the United States. As of April 15, 1996, six laser systems were in place in the United States. The costs associated with the discontinuation of the United Kingdom operations were immaterial and included in operating expenses in fiscal 1995.

     During fiscal 1995, the Company acquired two New England-based eye care centers. The first, Cambridge Eye, operates 21 eye care centers while the second, Vision World, operates eight centers. While the Company's eye care centers continue to provide traditional eyewear and eye care services, they now also offer patients convenient access to LVC information and pre- and post-operative LVC services and access to affiliated ophthalmologists.

     Cambridge Eye was acquired effective January 1, 1995. The transaction consisted of the purchase of substantially all of the assets of Cambridge Eye, including accounts receivable, inventory and property and equipment, for a purchase price of $1,690,000 in cash, 424,000 shares of Common Stock and the assumption of net liabilities of approximately $1.6 million. Vision World was acquired effective July 1, 1995. The transaction consisted of the purchase of substantially all of the assets of Vision World, including accounts receivable, inventory and property and equipment, for a purchase price of approximately $970,000 in cash, 131,525 shares of Common Stock, $660,000 in cash payable over a three-year period and $250,000 in cash payable over 18 months. Both acquisitions were accounted for using the purchase method of accounting.

RESULTS OF OPERATIONS

  THREE MONTHS ENDED MARCH 31, 1996 AND 1995

     Net Revenue. The Company generated net revenue of approximately $5.7 million during the three months ended March 31, 1996 from the operation of its 29 eye care centers and six LVC centers in the United States as compared to net revenue of approximately $4.2 million from its 21 eye care centers and its network of LVC centers in the United Kingdom for the same period in 1995. Of the $1.5 million, or 35%, increase in net revenue over the periods, approximately $1.3 million of that increase relates to the additional eight eye care centers acquired during the second half of fiscal 1995.

     Cost of Revenue. Cost of revenue for the three months ended March 31, 1996 increased by approximately $390,000 or 21% over the same period in 1995. The increase primarily resulted from the inclusion of costs associated with the sale of optical products by the additional eye care centers operated by the

Company in the first quarter of fiscal 1996. As a percentage of net revenue, cost of revenue decreased from 44.6% to 40.0% over the periods. Cost of revenue for the three months ended March 31, 1996 and 1995 principally consisted of (i) the cost of manufacturing, purchasing and distributing optical products to its customers and (ii) the cost of delivering LVC, including depreciation and maintenance on excimer lasers.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were approximately $4.1 million and $3.5 million for the three months ended March 31, 1996 and 1995, respectively. The increase of approximately $564,000 primarily relates to payroll and facility costs incurred in operating additional eye care centers in the first quarter in fiscal 1996 as compared to the first quarter in fiscal 1995. Selling, general and administrative expenses, as a percentage of net revenue, declined from 84% to 72% over the periods. This decrease is a result of operating efficiencies which the Company began to realize from the acquisition and expansion of multi-site eye care centers.

     Other Income and Expense. Interest income decreased by approximately $25,000 to approximately $94,000 from $119,000 for the three months ended March 31, 1996 and 1995, respectively. This decrease resulted from the investment of a lower cash balance during the first quarter in fiscal 1996 as compared to the same period in fiscal 1995. Interest expense remained comparable at approximately $58,000 and $57,000 for the three months ended March 31, 1996 and 1995 respectively.

     Net Loss. The Company reduced its net loss by approximately 43% in the first quarter of fiscal 1996 compared to the first quarter of fiscal 1995. For the three months ended March 31, 1996, the Company recorded a net loss of approximately $648,000 or $0.10 per share as compared to a net loss of approximately $1.1 million or $0.22 per share for the same period in 1995.

  FISCAL 1995 COMPARED TO FISCAL 1994

     Net Revenue. Net revenue for fiscal 1995 amounted to $18.2 million compared to approximately $529,000 for fiscal 1994. The significant increase resulted from revenue generated by the Company's newly-acquired eye care centers.

     The Company generated revenue in December 1995 from the treatment of its first LVC patients in the United States. Although the amount included in revenue in fiscal 1995 is immaterial, the event represented the beginning of the Company's LVC business in the United States.

     Cost of Revenue. Cost of revenue for fiscal 1995 was approximately $8.1 million as compared to approximately $928,000 for fiscal 1994. The increase resulted from the inclusion of costs associated with the sale of optical products by the Company's newly acquired eye care centers. Cost of revenue in fiscal 1995 principally consisted of (i) the cost of manufacturing, purchasing and distributing optical products to its customers in the United States as well as (ii) the cost of delivering LVC in the United Kingdom, including depreciation and maintenance on the Company's excimer lasers in the aggregate amount of more than $1.2 million. Cost of revenue in fiscal 1994, which did not include multi-site eye care center expenses, consisted exclusively of depreciation and maintenance on the Company's excimer lasers in the United Kingdom.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were approximately $15.3 million and $2.5 million for fiscal 1995 and 1994, respectively. Substantially all of the increase is attributable to the costs of operating the multi-site eye care centers during fiscal 1995. In addition, the Company continued to incur costs to develop and execute the Company's U.S. business plan. Included in selling, general and administrative expenses in fiscal 1995, were costs of occupancy and personnel at the multi-site eye care centers, advertising and marketing programs, payroll and office expenses in the United States and United Kingdom, severance and other costs associated with closing United Kingdom operations, legal and accounting, and other general and administrative expenses. In fiscal 1994, selling, general and administrative expenses primarily consisted of costs incurred in its United Kingdom operations and did not include expenses for the operation of multi-site eye care centers. At December 31, 1995 and 1994, the Company had approximately 250 and 10 full time employees, respectively.

     Other Income and Expense. Interest income increased to approximately $387,000 for fiscal 1995 from approximately $183,000 for fiscal 1994. This increase is a result of interest earned on the invested proceeds received from the Company's second public offering in September 1994 and the exercise of certain warrants in October 1995. Interest expense for fiscal 1995 of approximately $253,000 represents interest on the revolving credit agreement and the long-term debt which was assumed as part of the acquisition of Cambridge Eye. The Company also recorded a $150,000 foreign currency translation gain on the liquidation of the United Kingdom business at the close of fiscal 1995. In fiscal 1994, the Company incurred $180,000 of financing costs in conjunction with the issuance of bridge notes and the Class A Warrants.

     Net Loss. For fiscal 1995, the Company recorded a net loss of approximately $4.9 million or $0.89 per share as compared to a net loss of approximately $2.9 million or $0.94 per share for fiscal 1994. The Company has not yet been profitable, has experienced operating losses since its inception in November 1992 and may incur operating losses in the future as it continues to develop and implement its United States business plan.

  FISCAL 1994 COMPARED TO FISCAL 1993

     Net Revenue. In fiscal 1994 and 1993, the Company's net revenue was generated exclusively from its United Kingdom operations. Net revenue for fiscal 1994 increased significantly to approximately $529,000 from approximately $155,000 for fiscal 1993. This increase was a result of the performance of LVC procedures in fiscal 1994 at refractive surgery centers established in collaboration with British United Provident Association ("BUPA") during the latter half of fiscal 1993 and the first quarter of fiscal 1994. Under the joint venture agreement signed with BUPA (the "BUPA Agreement") the Company recorded its share of the revenue for each LVC procedure performed.

     Although fiscal 1993 represents the first full year of operations for the Company, no revenue was recorded until the Company signed the BUPA Agreement in June 1993 to establish BUPA/Sight Resource Centers in selected BUPA health care facilities. BUPA is the largest provider of private health care in the United Kingdom and is a recognized deliverer of quality care. At December 31, 1993, eight excimer lasers systems were operational compared to 12 laser systems at the end of fiscal 1994. The Company experienced an introductory period of approximately six months from the time the centers became operational before any regularity in patient flow was developed. In each of the quarters of fiscal 1994, the Company experienced an increase in the number of procedures performed and the amount of revenue recorded.

     Cost of Revenue. Cost of revenue consists exclusively of depreciation expense on the excimer lasers of approximately $928,000 and $292,000 for fiscal 1994 and 1993, respectively. The increase in fiscal 1994 was a result of depreciation on 12 laser systems for the majority of fiscal 1994 compared to eight laser systems for the latter half of fiscal 1993.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by approximately $1.1 million from $1.4 million in fiscal 1993 to $2.5 million in fiscal 1994. Approximately $430,000 of the increase is attributable to increased advertising and marketing programs for the BUPA/Sight Resource Centers throughout fiscal 1994, the hiring of additional personnel, the development and sponsoring of optometric training programs, and the establishment in the fourth quarter of a telemarketing division in the United Kingdom.

     The remainder of the increase of approximately $628,000 is a result of increased general and administrative expenses in fiscal 1994 to implement the BUPA Agreement and develop the infrastructure needed to manage the centers. The increase also reflects costs incurred in fiscal 1994 associated with developing and executing the United States business plan. During fiscal 1994, the Company signed an agreement with Massachusetts Eye and Ear Infirmary, an affiliate of the Harvard Medical School and one of the world's leading eye care providers, to operate refractive surgery centers in New England. Included in general and administrative expenses are personnel, legal, accounting and other costs incurred in completing this agreement as well as advancing other relationships.

     Other Income and Expense. Interest income represents interest on the invested proceeds received from the Company's initial public offering and second public offering. The amount earned during fiscal 1994 of approximately $183,000 as compared to fiscal 1993 of approximately $43,000, reflects the interest earned in the final four months of fiscal 1994 from the net proceeds of approximately $12.5 million generated from the Company's second public offering.

     Interest expense other expenses for fiscal 1994 represents interest and debt financing costs on $1.1 million of bridge notes and Class A Warrants which were issued on March 28, 1994 at an interest rate of 10%. Principal and interest on the bridge notes were repaid upon the completion of the second public offering in September 1994. The Company incurred $180,500 of financing costs in conjunction with the issuance of the bridge notes and Class A Warrants.

     Net Loss. For fiscal 1994, the Company recorded a net loss of approximately $2.9 million or $0.94 per share as compared to a net loss of approximately $1.5 million or $0.74 per share for fiscal 1993.

LIQUIDITY AND CAPITAL RESOURCES

     At March 31, 1996, the Company had approximately $6.6 million in cash and cash equivalents and working capital of approximately $5.1 million. At December 31, 1995, the Company had approximately $8.0 million in cash and cash equivalents and working capital of approximately $5.3 in comparison to approximately $10.2 million in cash and cash equivalents and working capital of approximately $9.8 million as of December 31, 1994. The decrease in cash and working capital is primarily a result of the acquisition of eye care centers in fiscal 1995, the purchase of additional excimer laser systems, and the Company not yet obtaining profitability.

     The combined purchase price of Cambridge Eye and Vision World consisted of a payment of $2.7 million in cash, the issuance of 555,525 shares of Common Stock, the assumption of approximately $2.3 million of debt and other cash payments totaling $910,000 due over a three year period, of which $83,000 was paid in fiscal 1995. Cambridge Eye is party to a credit agreement with a bank providing a $500,000 revolving credit facility used for general working capital purposes and a $1.8 million term loan. The revolving credit facility is based on eligible accounts receivable and inventory balances and bears interest at the bank's base rate plus 1.5%. The term loan bears interest at LIBOR plus 3.5% and is payable in quarterly principal installments of $100,000 through March 1998 followed by four consecutive principal installments of $125,000. The credit agreement is secured by all the assets of Cambridge Eye.

     Using its supply of excimer lasers previously in service in the United Kingdom and those purchased in fiscal 1995, the Company has the advantage of utilizing the capital expenditures already incurred as it enters into the LVC business in the United States. With regulatory approval granted by the FDA in October 1995 for the commercial use of an excimer laser system for treating nearsightedness, the Company had the laser systems it needed to begin treating its first United States patients in December 1995. By early fiscal 1996, six of the Company's center's were treating patients in Boston, New York City, Chicago, Philadelphia, Providence and Warwick, Rhode Island.

     Acquiring small-to-medium-sized multi-site eye care centers is a key component of the Company's business strategy. By acquiring optometric chains, the Company gains critical mass of locations ensuring that potential patients will have convenient access to LVC information and pre- and post-operative services. It also allows the Company to deliver these services at considerable savings by using existing corporate and operational infrastructure, which includes store operations, MIS, manufacturing purchasing, distribution and training. The Company is currently evaluating potential acquisition candidates.

     The Company has securities outstanding which provide it with potential sources of financing. As part of the Company's secondary public offering of stock in September 1994, the Company issued 2,472,500 Warrants. Each Warrant allows the holder to purchase one share of the Company's Common Stock for $6.00. The exercise of outstanding Warrants would provide net proceeds of approximately $14.8 million. The exercise of all Unit Purchase Options (including the exercise of the warrants included therein) would provide net proceeds of approximately $3.7 million. The exercise of the IPO Representative Units (including the exercise of warrants included in the IPO Representatives Units) would provide net proceeds of approximately $1.3 million. In addition, the exercise of the outstanding Class A Warrants would provide net proceeds of

$510,000. There can be no assurance that the Company will obtain any such proceeds from the exercise of the Warrants, the Unit Purchase Options, IPO Representative's Warrants and the Class A Warrants.

     The Company anticipates that its working capital, cash flow from operations, revenues from operations and interest income from cash investments, together with the net proceeds from this Offering, will be adequate to fund the Company's currently proposed activities for at least the next 18 months. Without the exercise of a significant number of the outstanding securities, additional financing may be needed after this 18 month period. The Company anticipates using financing vehicles such as bank debt, leasing, and other sources of funding, such as additional equity offerings, to fund its operation. There can be no assurance that the Company will be successful in obtaining funds from any such sources. If additional funds are raised by issuing equity securities, further dilution to the Company's stockholders may result. If additional funds are not available, the Company may be required to delay execution of its business plan.

     The net operating loss carryforwards for federal and state tax purposes at December 31, 1995 are approximately $9,595,000 and $9,546,000, respectively and expire through 2010 and 2000, respectively.

EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

     The effect of adopting SFAS 121, "Accounting for Long Lived Assets," in fiscal 1996 will not have a material effect (if any) on the Company's financial results.

                                    BUSINESS

OVERVIEW

     Sight Resource Corporation (the "Company") provides a complete range of eye care products and services through integrated networks of opticians, optometrists and ophthalmologists. The Company's services are provided primarily to persons with common vision disorders, as well as to persons with sight-threatening conditions. The Company's operations currently consist of 29 eye care centers, a centralized optical laboratory and distribution center, two management service organizations ("MSOs") and six laser vision correction ("LVC") centers which the Company has established in association with leading hospitals, ambulatory surgery centers and ophthalmologists. The Company intends to acquire additional eye care centers, expand the number of eye care professionals (optometrists and ophthalmologists) whose businesses the Company manages or with whom the Company has strategic affiliations, and to establish additional LVC centers.

     The Company's objective is to become the leading integrated provider of eye care products and services in select, regional markets. To develop significant regional integrated networks, the Company's business strategy focuses on (i) acquiring and integrating the assets of regional multi-site eye care centers and the practices of eye care professionals, (ii) employing or entering into management services contracts with these professionals, (iii) establishing additional LVC centers, (iv) expanding strategic affiliations with select hospitals, ambulatory surgery centers and eye care professionals and (v) continuing to market comprehensive and competitively priced eye care programs to leading HMOs, insurance companies and other third party payors in the Company's regional markets.

     The Company believes that its integrated approach to eye care provides significant advantages, benefits and opportunities to patients, providers and payors. Patients benefit from the convenience of eye care products and services delivered or accessed efficiently at a single location. Eye care professionals benefit from the supplemental management and administrative services and resources provided by the Company, permitting them to continue to dedicate their time and effort to their patients and professional practices. Payors benefit from the Company's ability to provide a complete range of eye care products and services in select regional markets.

THE EYE CARE INDUSTRY

     Eye Care Population. Eye care professionals and organizations recommend periodic eye examinations for all Americans. More than 150 million Americans, or approximately 60% of the nation's population, use eyeglasses or contact lenses to correct common refractive vision disorders and, in 1995, more than 90 million of these persons purchased corrective eyewear. The population for corrective eyewear has grown consistently over the last five years and the demographic trends of an aging population are expected to generate increased demand for corrective eyewear and optical services. In addition to refractive vision disorders, each year many Americans also require medical or surgical eye care services, such as treatment for cataracts, glaucoma and retinal disorders. According to industry sources, ophthalmic surgeons perform more than 3 million surgical procedures in the United States per year.

     Eye Care Market. Industry sources estimate that approximately $20 billion is annually spent on eye care products and services, including eyeglasses, contact lenses and professional eye care services. Of this $20 billion market, a total of approximately $13 billion is annually spent on sales of eyeglasses (approximately $11 billion) and contact lenses (approximately $2 billion) and approximately $4 billion annually is spent on eye exams and related services performed by opticians, optometrists and ophthalmologists, while the remaining $3 billion represents the costs of related surgical procedures performed by ophthalmologists.

     Eye Care Providers. Eye care services in the United States are delivered through a fragmented system of local providers, including individual or small groups of opticians, optometrists and ophthalmologists. The Company estimates that opticians, optometrists, retail optical chains and multi-site eye care centers are the primary vision care providers to approximately 82% of the population with common vision disorders. According to industry sources, approximately 65,000 opticians, 31,000 optometrists and 16,500 ophthalmologists are actively involved in patient care in the United States today.

     Eye Care Trends. Concerns over the accelerating costs of health care in general, including eye care, have resulted in the increasing prominence of managed care in the eye care industry and a decline in the traditional fee-based eye care product and service market. Managed care, which typically involves a third party (frequently the payor) assuming responsibility for ensuring that eye care is provided in a high quality, cost-effective manner, has reduced the competitive position of many eye care professional groups and individual practices, particularly those that lack the capital to expand, develop information systems and purchase new technologies, have higher operating costs and do not have formal ties with other providers nor the ability to offer a variety of eye care services. In order to remain competitive in the changing health care environment, eye care professionals increasingly are affiliating with larger organizations which offer skilled and innovative management, access to payors and their enrollees, sophisticated information systems, greater capital resources and more efficient cost structures. Approximately 40 million Americans currently receive eye care benefits via third party payor programs. The Company believes that third party payors increasingly will prefer to contract with a single provider for complete eye care services within selected geographic areas.

     Recent Eye Care Developments. The eye care industry is characterized by rapid technological changes, including advances in medical device and ophthalmic laser technologies and developments of alternative surgical techniques or new pharmaceutical products. In October 1995, the United States Food and Drug Administration (the "FDA") approved the use of ophthalmic excimer lasers to correct nearsightedness. Lasers for the correction of farsightedness and astigmatism are currently undergoing FDA-required clinical testing. Industry sources estimate that, in 1995, approximately 350,000 radial keratotomy procedures were performed in the United States. Radial keratotomy is a surgical procedure in which the ophthalmologist uses a diamond-edged scalpel to cut a varying number of radial incisions in order to reshape the cornea to correct the patient's vision.

BUSINESS STRATEGY

     The Company's objective is to become the leading integrated provider of eye care products and services in select, regional markets. The principal elements of the Company's business strategy are to (i) acquire and integrate the assets of regional multi-site eye care centers and the practices of eye care professionals, (ii) employ or enter into management services contracts with these professionals, (iii) establish LVC centers, (iv) expand strategic affiliations with select hospitals, ambulatory surgery centers and eye care professionals and (v) continue to market comprehensive and competitively priced eye care programs to leading HMOs, insurance companies and other third party payors in the Company's regional markets:

          Acquire and Integrate Assets of Eye Care Centers and
     Practices. Acquiring and integrating the assets of eye care centers and professional practices provide the Company with significant and direct access to persons with vision disorders and sight-threatening conditions, thereby establishing a broad patient base for the Company's integrated eye care strategy. The Company estimates that opticians, optometrists, retail optical chains and multi-site eye care centers are the primary vision care providers to approximately 82% of the population with common vision disorders. The Company's eye care centers sell products or services to approximately 125,000 customers annually and, through its eye care centers, the Company maintains an updated customer database comprised of approximately 350,000 individuals who have utilized the services of the Company and its affiliated eye care professionals over the last several years. The Company's centralized optical laboratory and distribution center have the capacity to service additional multi-site eye care centers.

          Enter into Management Services Contracts with Eye Care
     Professionals. By entering into management services contracts with eye care professionals the assets of whose practices the Company has acquired, the Company earns revenues from the management, administrative, marketing and other services it provides to such affiliated professionals. These professionals, in turn, benefit from the services and resources provided by the Company's MSOs.

          Establish LVC Centers. By establishing LVC centers in association with hospitals, ambulatory surgery centers, ophthalmologic practice groups and ophthalmologists, the Company is able to provide LVC services to its eye care center customers and the patients of its affiliated eye care professionals. In addition, under the Company's Open Access PlanTM, the Company' s laser systems are made available for use by all ophthalmologists in the local market; thus the Company earns fees from such non-affiliated professionals' use of the Company's laser systems to perform LVC.

          Expand Strategic Affiliations. The Company intends to both expand its existing LVC center strategic affiliations and enter into new strategic affiliations with health care providers, including hospitals, ambulatory surgery centers, ophthalmologic practice groups and ophthalmologists. The Company's goals in expanding its strategic affiliations are to broaden its service capabilities and afford the Company, for itself and on behalf of its affiliated eye care professionals, significant opportunities for cross-referrals and volume contracting with third party payors and their intermediaries.

          Market Eye Care Programs to Third Party Payors. The Company intends to build on its existing managed care contracts and integrated eye care strategy to market comprehensive and competitively priced eye care service programs to leading HMOs, insurance companies and other third party payors in the Company's regional markets. Approximately 40 million Americans currently receive eye care benefits via third party payor programs. Through its integrated approach to eye care, the Company believes that it offers a complete range of eye care products and services at competitive cost; consequently, payors benefit from contracting with the Company's networks of integrated and efficient providers.

ACQUISITION STRATEGY

     The Company has an acquisition strategy to acquire and integrate the assets of multi-site eye care centers and the practices of eye care professionals and to employ or enter into management services contracts with these professionals. This strategy includes both expanding existing regional markets and entering new regional markets:

          Expand Existing Regional Markets. The Company plans to expand its business in the markets where it currently operates, particularly to broaden the delivery of services offered in such markets. Acquisitions in existing markets (i) permit the Company to effect economies of scale and realize other operating efficiencies, (ii) provide the Company with the opportunity to expand its patient base and revenues without a proportionate increase in administrative costs and (iii) permit the Company to strategically complement existing operations.

          Enter New Regional Markets. The Company intends to enter into additional regional markets by acquiring the assets of multi-site eye care centers and eye care practices that may be well positioned to become leaders in their regional markets. The Company will target acquisitions in strategic markets that will serve as platforms from which the Company can consolidate a given service area by making and integrating additional "in-market" acquisitions.

     The Company believes that a substantial number of multi-site eye care centers and optometric and ophthalmic practices would meet its acquisition criteria. Acquisition candidates will be expected to demonstrate potential for revenue growth or continued profitability. The Company will also evaluate qualitative issues such as the medical professionals' reputations in the local and national marketplace, medical professionals' training, licensure and experience, Medicare and Medicaid compliance, billing practices and operating history. Prior to entering any market, the Company will consider such factors as the local level of eye care competition, networking and consolidation activity, the regulatory environment, patient-provider ratios and the economic condition of the local market. The Company also will consider the acquisition of ambulatory surgical centers, specialty eye hospitals and other complementary practices and services that are consistent with its objective of being a leading integrated provider of eye care products and services in select, regional markets.

     The Company believes that it will be an attractive acquiror to owners of independent multi-site eye care centers and ophthalmic and optometric practices because of the Company's (i) fee structure, which allows owners and professionals to participate in the cost efficiencies and revenue growth realized by the affiliated centers and practices and (ii) transaction structure, which permits owners and professionals to become stockholders of the Company, thus permitting ownership liquidity and alignment of the interests of the owners and professionals with the Company's strategy.

OPERATIONS

  EYE CARE CENTERS

     Effective January 1, 1995, the Company acquired the assets of Cambridge Eye, an optometric practice operating 21 eye care centers, principally in Massachusetts. The Company also entered into a management services contract with Optometric Providers, Inc. ("Optometric Providers"), a corporation established to employ the optometrists previously employed by Cambridge Eye.

     Effective July 1, 1995, the Company acquired the assets of Douglas Vision World, Inc., ("Vision World") a company operating eight eye care centers in Rhode Island. The Company has also entered into a management services contract with Optometric Care, Inc. ("Optometric Care"), a professional corporation established to employ the optometrists previously affiliated with Vision World.

     The Company's 29 eye care centers are major providers of prescription and non-prescription eye care products and services in New England, principally Massachusetts and Rhode Island, with sales of eye care products and services to approximately 125,000 customers each year. Each eye care center carries an extensive array of eyeglass frames ranging in price from value models to designer collections. Lens and frame selections include a variety of materials and styles. In addition to prescription eyewear, each center also carries fashion sunglasses and eyewear accessories. Point-of-sale equipment ensures that retail prices of products are accurate and provides control over inventory and merchandising. The point-of-sale equipment also establishes and maintains an updated customer database comprised of approximately 350,000 individuals who have utilized the services of the Company and its affiliated eye care professionals over the last few years.

     Each eye care center is staffed by one or more licensed optometrists, a manager and a number of trained vision care technicians and/or licensed opticians. Currently, 17 of the Company's 29 eye care centers maintain on-site facilities for cutting and edging ophthalmic lenses to fit into eyeglass frames, which enable those centers to offer same-day or next-day service for a majority of customers ordering prescription eyeglasses.

     The Company's 29 eye care centers are located in major shopping malls, strip shopping centers, urban locations and free-standing buildings and generally are clustered within market areas so as to maximize the benefit of advertising strategies and to minimize the cost of supervising operations.

  CENTRALIZED OPTICAL LABORATORY AND DISTRIBUTION CENTER

     To meet the volume needs of the eye care centers for certain prescription eyeglass lenses and the rapid delivery needs of each center's customers, the Company operates a centralized optical laboratory and distribution center in Holliston, Massachusetts. The centralized optical laboratory provides complete laboratory services to all of the Company's eye care centers, including polishing, cutting and edging, tempering, tinting and coating of ophthalmic lenses. The distribution center provides and maintains a central inventory of all accessories and supplies necessary to operate the retail eye care centers, as well as "ready made" eye care products, including contact lenses and related supplies. The inventory of eyeglass lenses, frames, contact lenses, accessories and supplies is acquired through a number of sources, domestic and foreign. The Company is not dependent on any one supplier. The centralized optical laboratory and distribution center has the capacity to accommodate additional multi-site eye care centers.

  MANAGEMENT SERVICES CONTRACTS

     In connection with its acquisition of Cambridge Eye and Vision World, the Company entered into management services contracts with Optometric Providers and Optometric Care, pursuant to which Cambridge Eye and Vision World operate as MSOs. Pursuant to these management services contracts, the MSOs provide management, administrative, marketing and related services to Optometric Providers and Optometric Care. As a result, the Company is involved in the daily on-site financial and administrative management of these optometric practices and provides various other services to the practices from time to time, including legal, financial reporting, treasury, human resources and insurance assistance. The Company's goals in providing such services are to (i) improve the performance of these optometric practices in these non-professional activities,
(ii) allow the optometrists employed by or associated with these practices to more fully dedicate their time and efforts toward their professional practice activities, (iii) enhance the financial return to the Company and (iv) afford the Company expanded service capabilities, and, for itself and on behalf of the optometric practices, significant opportunities for contracting with payors and their intermediaries.

     Pursuant to the service contracts, the MSOs, among other things, (i) act as the exclusive business manager and administrator of all business and administrative functions and services associated with the provision of the professional services, (ii) order and purchase all professional and office inventory and supplies and arrange for the availability of the same, (iii) maintain files and records, (iv) provide or arrange for the provision of technical and ancillary service and support personnel, (v) establish, operate and maintain bookkeeping, accounting, billing and collection systems, (vi) render advice concerning the marketing of services, (vii) develop and administer benefit plans for the professionals and (viii) render such other business and financial management, consultation and advice as may reasonably be needed from time to time by the practice in connection with its provision of professional services.

     The service fees payable to the Company by the affiliated practices under the management services contracts vary based on the cost, nature and amount of services provided, and may be adjustable or subject to renegotiation from time to time. Service fees payable under existing and future contracts are subject to the requirements of applicable laws, rules and regulations and negotiations with individual professional practices.

     Under the management services contracts, the affiliated practices retain the responsibility for, among other things, (i) hiring and compensating professionals, (ii) ensuring that professionals have the required licenses, credentials, approvals and other certifications needed to perform their duties and (iii) complying with applicable federal and state laws, rules and regulations. In addition, the affiliated practices exclusively control all aspects of professional practice and the delivery of professional services.

  LASER VISION CORRECTION CENTERS

     Business History. Following the Company's inception in 1992, its initial business efforts involved the delivery of LVC in the United Kingdom. In 1993, the Company established a national network of laser vision centers in the United Kingdom in conjunction with British United Provident Association, the largest provider of private health care in the United Kingdom. During 1995, in anticipation of FDA approval of LVC in the United States, the Company de-emphasized its United Kingdom operations in order to concentrate its attention and resources on LVC opportunities in the United States. These operations were discontinued by the end of 1995 and laser systems which had been in use in the United Kingdom have been or are in the process of being retrofitted and relocated to the United States. The Company's efforts in the United Kingdom played a key role in the development of its business strategy for the United States market and provided it with operating experience in the delivery of LVC services.

     Potential United States Market for LVC. On October 20, 1995, the FDA granted the first United States approval of a laser system for the treatment of nearsightedness using LVC. LVC is now used to treat nearsightedness in approximately 50 countries. Industry studies indicate that 60 to 70 million Americans are nearsighted and that more than 90% of these people have a refractive disorder that falls within the LVC treatment parameters approved by the FDA. Industry sources conservatively estimate that an aggregate of approximately four million LVC procedures for nearsighted patients will be performed in the U.S. by the year 2000, resulting in a potential annual market in excess of $1 billion in the year 2000. In addition, LVC for farsightedness and astigmatism is currently undergoing FDA-required clinical testing. As new technologies or procedures are approved for refractive correction, the Company intends to incorporate these technologies and procedures into the services provided by the Company.

     Establishment of LVC Centers. The Company establishes LVC centers in association with selected hospitals, ambulatory surgery centers and private practice facilities ("providers"). These providers generally have a high level of name recognition and reputation within the ophthalmic community and among prospective patients for LVC which, in turn, supports the Company's efforts to market its LVC centers. By affiliating with the Company, these providers benefit by having a convenient way of participating in LVC without incurring the substantial capital expenditures or the risk of technological obsolescence. The providers also benefit from the Company's ability to acquire, counsel and refer patients for LVC services.

     Following FDA approval in October 1995, the Company has to date established six LVC centers in affiliation with the following providers:

     - Massachusetts Eye and Ear Infirmary, an affiliate of the Harvard Medical School (Boston, MA)

     - St. George Eye Center (Chicago, IL)

     - The New York Center for Laser Vision Correction (New York, NY)

     - Medical College of Pennsylvania/Hahnemann University (Philadelphia, PA)

     - The Rhode Island Eye Institute (Providence, RI)

     - Koch Eye Associates (Warwick, RI)

     The Company plans on placing additional lasers in areas where it has acquired or may acquire multi-site eye care centers or enter into strategic affiliations. By utilizing its supply of laser systems previously in service in the United Kingdom and those purchased in 1995, the Company can take advantage of capital expenditures already incurred. The Company analyzes demographic, competitive and other available data in determining potential LVC center sites.

     LVC Center Agreements. LVC centers are established in compliance with applicable law and, generally, pursuant to a written LVC center agreement between the Company and the provider. Each LVC center agreement specifies the region in which the LVC center will operate. For example, the Company's LVC center agreement with the Massachusetts Eye and Ear Infirmary covers the provision of LVC services in substantially all of New England; the Company's other LVC center agreements cover the provision of LVC services in the local market in which the provider is located.

     The LVC center agreements also set forth the terms and conditions pursuant to which the Company and the providers will operate the respective LVC centers, including (i) a description of the types of LVC and related eye care services to be provided, (ii) specification of the duties and responsibilities of the Company and the providers concerning such matters as procurement and use of equipment, delivery of services, quality standards, personnel, billing and collections, insurance and marketing, (iii) compliance with applicable laws, rules and regulations and (iv) provisions addressing noncompetition and confidentiality.

     The Company's obligations pursuant to such agreements typically include: furnishing the laser system to be used for the delivery of LVC, therapeutic and related eye care services at the LVC center; maintenance, repairs and upgrades to the laser system; and certain training and oversight of medical, technical and administrative personnel involved in the delivery of services at the center. The providers' responsibilities pursuant to such agreements typically include: providing ophthalmologists to perform the LVC, therapeutic and related eye care services to patients at the LVC center, including performing LVC on qualified patients originated through the Company's marketing efforts; furnishing suitable space and certain ancillary equipment, furniture and supplies for the LVC center's operations; and providing administrative, nursing and technical support for the LVC center.

     The LVC center agreements also generally provide for the Company to pay the providers for certain services associated with each LVC procedure performed by the provider on a patient generated through the Company's marketing efforts. In addition, the provider pays the Company an access fee for use of the laser system to perform LVC or therapeutic procedures on patients generated by such provider. Generally, the LVC center agreements also provide that community-based opthalmologists may access the LVC center under the Company's Open Access Plan.

     Numerous state laws and regulations, which vary significantly from state to state, presently affect the manner in which the Company may establish and operate LVC centers. In some instances these laws and regulations are ambiguous, and sometimes state regulators fail to provide adequate guidelines. The Company believes that its LVC centers are in substantial compliance with all applicable regulatory requirements. However, federal and state regulatory attention may continue to be directed to the practice of medicine, and any changes in state or federal law or regulations, or in governmental agency and judicial interpretations of such laws and regulations, could cause one of the Company's strategies that is now in compliance with applicable laws to cease so to comply. There can be no assurance that federal regulations will not in the future place impediments upon the Company's LVC centers.

     LVC Procedure. Myopia (nearsightedness), hyperopia (farsightedness) and astigmatism are three of the most common refractive disorders. These refractive disorders have traditionally been corrected with conventional methods such as eyeglasses and contact lenses. Myopia can also be corrected with radial keratotomy, a surgical procedure in which the ophthalmologist uses a diamond-edged scalpel to cut a varying number of radial incisions to reshape the cornea to correct the patient's vision. LVC, by contrast, is a surgical procedure which, utilizing an ophthalmic excimer laser system, involves the removal of a microscopic layer of the cornea. This procedure changes the curvature of the cornea and allows the eye to focus light properly, resulting in improved vision. For the majority of nearsighted patients this procedure can eliminate the need to wear eyeglasses or contact lenses to correct their nearsightedness.

     LVC is performed by a specially trained ophthalmologist on an outpatient basis. The procedure commences with a routine eye examination to determine the exact correction required. The information from the examination is programmed into the laser's computer, which calculates the data needed to make a precise corneal correction. Following the application of anesthetic drops, the ophthalmologist then removes the thin layer of cells covering the outer surface of the cornea (the epithelium) and positions the patient for the laser procedure. The pre-programmed laser's energy is then applied in discrete pulses, each of which lasts several billionths of a second, to ablate microscopic layers of tissue from the surface of the cornea in a predetermined pattern to permanently reshape the anterior surface of the cornea. This procedure changes the curvature of the cornea and, when healed, allows the eye to focus light properly, resulting in improved vision. The entire LVC procedure, including patient preparation and post-operative dressing, generally lasts no more than thirty minutes.

     Individuals who undergo the procedure generally experience discomfort for 24 to 48 hours and blurred vision for approximately 48 to 72 hours after the procedure. Following LVC, the ophthalmologist may prescribe a topical pharmaceutical to promote corneal healing and alleviate discomfort. Although most patients experience improvement in clarity of vision within a few days following the procedure, it generally takes from one to three months for the correction to stabilize and for the full benefit of the procedure to be realized. In the six months following treatment, a series of patient follow-up visits are scheduled with an optometrist who monitors the corneal healing process to verify that the treatment is proceeding as expected. A patient typically has one eye treated in a session, with the second eye treated three to six months thereafter.

     The safety and efficacy of the laser system currently used by the Company were demonstrated in FDA-required clinical trials involving the treatment and subsequent three-year follow up of more than 1,600 eyes. Studies using the 6mm beam laser found that six months after treatment 95.0% of treated eyes were corrected to 20/40 or better without eyeglasses or contact lenses, and 65.4% were 20/20 or better without eyeglasses or contact lenses. One year after treatment, those results had improved to 98.8% at 20/40 or better and 80.5% at 20/20 or better.

LVC STRATEGY

     The Company has established a model for the delivery of LVC services. The Company's LVC strategy is based upon (i) generating and controlling patient flow, (ii) delivering LVC through eye care centers and (iii) promoting cooperation with local ophthalmologists and optometrists through the Company's Open Access Plan:

          Generating and Controlling Patient Flow. Management believes that generating and controlling patient flow is the key to building a successful LVC services business. The Company estimates that opticians, optometrists, retail eye care chains and multi-site eye care centers are the primary vision care providers to approximately 82% of the population with common vision disorders. The Company's LVC strategy is based upon the complementary approach of delivering LVC services through its eye care centers and developing its Open Access Plan, under which its laser systems are made available to all qualified opthalmologists and under which community-based optometrists and opthalmologists can refer their patients to the LVC center, giving the Company access to the other 18% of the population with common vision disorders.

          Delivering LVC through Eye Care Centers. The Company's 29 eye care centers provide products and services to approximately 125,000 customers each year, and have compiled a marketing database of approximately 350,000 customers with common refractive vision disorders. Delivering LVC services through its eye care centers (i) provides the Company significant and direct access to a large percentage of the population eligible for LVC,
     (ii) provides prospective patients with local access to information concerning LVC services and to pre-operative assessments, (iii) offers patient convenience to pre- and post-operative examinations that are part of the LVC procedure and (iv) adds only an incremental expense to existing optical and optometric marketing costs. The Company believes that contact lens wearers (approximately 29 million Americans) and those who would like to wear contact lenses (including the two million individuals per year who become contact lens-intolerant) will be particularly receptive to LVC since they have already chosen to seek an alternative to eyeglasses to correct their vision.

          Open Access Plan. The Company's LVC strategy is designed to promote cooperation between the Company and local ophthalmologists and optometrists. Through its Open Access Plan, the Company's laser systems are made available for use by all ophthalmologists in the local market. Local optometrists can also refer their patients to the Company's LVC centers for LVC services. The Company believes that its Open Access Plan will encourage ophthalmologists to use its LVC centers to treat their own patients. The Open Access Plan allows ophthalmologists who have met the applicable training requirements to use the Company's LVC centers for a per procedure fee. The Company believes that through the efficiencies created by integrating its LVC centers with its eye care centers and network of affiliated optometrists, it can provide its Open Access Plan to local ophthalmologists at very competitive rates, thus providing local ophthalmologists an incentive to use the Company's LVC centers by treating their LVC patients at the Company's LVC centers.

MARKETING

     As an integrated provider of eye care products and services in regional markets, the Company makes use of various media to market its products and services, including LVC:

          Advertising. The Company uses newspaper, magazine, television, radio, direct mail and other advertising to reach prospective, as well as existing, customers. Advertisements emphasize the Company's benefits to the eyewear public, such as value pricing, product promotions, convenience of location, customer service and knowledgeable salespersons. In-house optometric examinations by licensed optometrists are also emphasized in advertising, subject to regulatory requirements.

          In-center Marketing. The Company's eye care centers and LVC centers are designed to be attractive and customer oriented. In its eye care centers, the Company prepares and revises point-of-purchase displays, which convey promotional messages to customers upon arriving at the center. Visual merchandising techniques are employed to draw attention to products displayed in the eye care centers. In addition, to market the Company's LVC services in its eye care centers, the Company shows customers educational videotapes, provides take-home brochures and uses LVC-specific point-of-purchase displays.

          Personalized Consultations. Each eye care center is staffed by one or more licensed optometrists, a manager and a number of trained vision care technicians and/or licensed opticians, each of whom is trained to provide personalized consultation to customers regarding the Company's eye care products and services, including LVC.

          Quarterly Newsletters. The Company mails a quarterly newsletter to the approximately 350,000 individuals in its Company's marketing database, consisting of individuals who have utilized the services of the Company and its affiliated professionals over the last several years. The newsletter includes educational, promotional and marketing information about the Company's products and services, including LVC.

          Eye Care Professionals. To support its Open Access Plan, the Company markets its LVC centers to eye care professionals in the local community. The Company provides LVC-related marketing materials to these eye care professionals.

          Financing Arrangements. The Company has arranged for the availability of third-party financing vehicles for customers to purchase the Company's products and services, including LVC.

          Managed Care. The Company markets its comprehensive and competitively priced vision care programs to leading HMOs, insurance companies and other third party payors in the Company's regional markets. The Company's marketing strategy towards these organizations stresses its regional coverage, its complete range of eye care products and services and its commitment to quality and service.

COMPETITION

     The Company experiences competition regarding the acquisition of the assets of, and the provision of management services to, eye care centers and practices. Several companies, both publicly and privately held, that have established operating histories and greater resources than the Company are pursuing the acquisition of the assets of general and specialty practices and the management of such practices. There can be no assurance that the Company will be able to compete effectively in this regard, that additional competitors will not enter the market, or that such competition will not make it more difficult to acquire the assets of, and provide management services to, eye care practices on terms favorable to the Company.

     Eye care practices affiliated with the Company will compete with other local eye care practices as well as managed care organizations. The Company believes that changes in governmental and private reimbursement policies and other factors have resulted in increased competition for consumers of eye care services. The Company believes that cost, accessibility and quality of services are the principal factors that affect competition. There can be no assurance that the affiliated practices will be able to compete effectively in the markets that they serve, which inability to compete would adversely affect the Company.

     The optical industry is highly competitive and includes chains of retail optical stores, multi-site eye care centers, and a large number of individual opticians, optometrists, and ophthalmologists who provide professional services and/or dispense prescription eyewear. Since retailers of prescription eyewear generally service local markets, competition varies substantially from one location or geographic area to another. The Company believes that the principal competitive factors affecting retailers of prescription eyewear are location and convenience, quality and consistency of product and service, price, product warranties, and a broad selection of merchandise, and that it competes favorably in each of these respects. In its current regional markets, the Company faces competition from national or regional retail optical chains which, in some cases, have greater financial resources than those of the Company.

     LVC competes with or supplements other surgical and non-surgical treatments for refractive disorders, including eyeglasses, contact lenses, other types of refractive surgery (such as radial keratotomy), corneal transplants and other technologies currently under development. Other competitive factors which may affect revenues include performance, pricing, convenience, ease of use, success relative to alternative treatments and patient and general market acceptance.

     The Company's laser suppliers are likely to compete with the Company in the provision of LVC, either directly or indirectly, through marketing subsidiaries or strategic partnerships with third parties. In addition, competition will come from entities similar to the Company and from hospitals, hospital-affiliated group entities, physician group practices and private ophthalmologists that, in order to offer LVC to existing patients, purchase refractive lasers. Suppliers of conventional vision correction alternatives (eyeglasses and contact lenses), such as optometric chains, may also compete with the Company by purchasing laser systems and offering LVC to their customers. The Company's current and prospective competitors include many large domestic and foreign companies that have substantially greater financial, operating, marketing and support resources than the Company. Competition to provide LVC may lead to lower prices for LVC, as has happened in some countries where the treatment has been available for several years.

     The Company and its affiliated practices compete with other providers for managed care contracts. The Company believes that trends toward managed care have resulted in increased competition for such contracts. Other practices and management service organizations may have more experience than the Company in obtaining such contracts. There can be no assurance that the Company and its affiliated practices will be able to successfully acquire sufficient managed care contracts to compete effectively in the markets they serve, which inability to compete would adversely affect the Company.

GOVERNMENT REGULATION AND SUPERVISION

     The health care industry is highly regulated, and there can be no assurance that the regulatory environment in which the Company operates will not change significantly in the future. The Company expects to modify its agreements and operations from time to time as the business and regulatory environment changes. While the Company believes it has been, and will continue to be, able to structure all its agreements and operations in accordance with applicable law, there can be no assurance that it will be able to successfully address changes in the regulatory environment.

     Each state imposes licensing requirements on individual opticians, optometrists and ophthalmologists and on facilities and services operated by these professionals. In addition, federal and state laws regulate HMOs and other managed care organizations with which the Company's affiliated practices may have contracts. Many states require regulatory approval, including certificates of need, before establishing or expanding certain types of health care facilities (including ambulatory surgery centers such as those that may be managed by the Company), offering certain services or making expenditures in excess of statutory thresholds for health care equipment, facilities or programs. In connection with the expansion of existing operations and the entry into new markets, the Company and its affiliated practices may become subject to additional regulation.

     In addition to extensive, existing government health care regulation, there have been numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of health care services. The Company believes that such initiatives will continue during the foreseeable future. Aspects of certain of these reforms as proposed in the past, such as further reductions in Medicare and Medicaid payments and additional prohibitions on physician ownership, directly or indirectly, of facilities to which they refer patients, if adopted, could adversely affect the Company. Concern about the potential effects of such reform measures has contributed to the volatility of stock prices of many companies in health care and related industries and may similarly affect the price of the Common Stock following this Offering.

     The laws of many states prohibit the unlawful rebate or unlawful division of professional fees and prohibit nonphysician entities from practicing medicine. These laws vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. The Company's business operations have not been the subject of judicial or regulatory interpretation in this context and there can be no assurance that review of the Company's business by courts or regulatory authorities will not result in determinations that could adversely affect the operations of the Company. In addition, the regulatory framework of certain jurisdictions may limit the Company's expansion into such jurisdictions if the Company is unable to modify its operational structure to conform with such regulatory framework.

     Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for, or in order to induce, the referral of a person or the furnishing or arranging for the furnishing of items or services reimbursable under Medicare or Medicaid. Pursuant to this anti-kickback law, the federal government has recently announced a policy of increased scrutiny of joint ventures and other transactions among health care providers in an effort to reduce potential fraud and abuse relating to Medicare costs. The applicability of these provisions to many business transactions in the health care industry has not yet been subject to judicial and regulatory interpretation. Noncompliance with the federal anti-kickback legislation can result in exclusion from Medicare and Medicaid programs and civil and criminal penalties.

     The Company believes that, although it receives fees under management services contracts for management services, it is not in a position to make or influence referrals of patients or services reimbursed under Medicare or Medicaid programs to its affiliated practices or to receive such referrals. Such service fees are intended by the Company to be consistent with fair market value in arm's length transactions for the nature and amount of management services rendered and therefore would not constitute unlawful remuneration under anti-kickback laws and regulations. If the Company is deemed to be in a position to make, influence or receive referrals from or to physicians, or the Company is deemed to be a provider under the Medicare or Medicaid programs, the operations of the Company could be subject to scrutiny under federal and state anti-kickback and anti-referral laws.

     The Company believes its operations as described in this Prospectus are in compliance with applicable law. The ability of the Company to operate profitably will depend in part upon the Company and its affiliated practices obtaining and maintaining all necessary licenses, certificates of need and other approvals and operating in compliance with applicable health care regulations.

ENVIRONMENTAL REGULATION

     The Company's business activities are not significantly affected by environmental regulations and no material expenditures are anticipated in order for the Company to comply with environmental regulations. However, the Company is subject to certain regulations promulgated under the Federal Environmental Protection Act with respect to grinding, tinting, edging and disposing of ophthalmic lenses and solutions and may be subject to additional environmental regulations.

PROPRIETARY PROPERTY

     The Company has no licenses, patents or registered copyrights. The Company
(i) has a registered trademark in the United States for "Cambridge Eye Associates", (ii) has received a Notice of Allowance for use of the trademark "Open Access Plan" and (iii) has had federal trademarks applications accepted for the trademarks "Sight Resource" and "Frugal Frames."

EMPLOYEES

     As of April 25, 1996, the Company and its affiliated professional practices had 297 full time employees, including 37 affiliated optometrists. The Company intends to hire additional key personnel it believes will be required for advancement and expansion of the Company's activities.

     The success of the Company's future operations depends in large part on the Company's ability to recruit and retain qualified personnel over time. There can be no assurance, however, that the Company will be successful in retaining or recruiting key personnel.

CORPORATE LIABILITY AND INSURANCE

     The provision of professional eye care services entails an inherent risk of professional malpractice and other similar claims. The Company does not influence or control the practice of medicine or optometry by professionals or have responsibility for compliance with certain regulatory and other requirements directly applicable to individual professionals and professional groups. As a result of the relationship between the Company and its affiliated practices, the Company may become subject to some professional malpractice actions under various theories. There can be no assurance that claims, suits or complaints relating to professional services provided by affiliated practices will not be asserted against the Company in the future. The Company believes that the providers with which the Company enters into LVC center agreements or other strategic affiliation agreements are covered by such providers' professional malpractice or liability insurance. The Company may not be able to purchase professional malpractice insurance, and may not be able to purchase other insurance at reasonable rates, which would protect it against claims arising from the professional practice conducted by providers. Similarly, the use of laser systems in the Company's LVC centers may give rise to claims against the Company by persons alleging injury as a result of the use of such laser systems. The Company believes that claims alleging defects in the laser systems it purchases from its suppliers are covered by such suppliers' product liability insurance and that the Company could take advantage of such insurance by adding such suppliers to lawsuits against the Company. There can be no assurance that the Company's laser suppliers will continue to carry product liability insurance or that any such insurance will be adequate to protect the Company.

     The Company maintains insurance coverage that it believes will be adequate both as to risks and amounts. The Company believes that such insurance will extend to professional liability claims that may be asserted against employees of the Company that work on site at affiliated practice locations. In addition, pursuant to the management services contracts, the affiliated practices are required to maintain professional liability and comprehensive general liability insurance. The availability and cost of such insurance has been affected by various factors, many of which are beyond the control of the Company and its affiliated practices.

     There can be no assurance that the Company will be able to retain adequate liability insurance at reasonable rates, or that the insurance will be adequate to cover claims asserted against the Company, in which event the Company's business may be materially adversely affected.

PROPERTIES

     Cambridge Eye and Vision World lease the space for 21 and eight, respectively, of the Company's eye care centers (which range in size from approximately 1,100 to 6,300 square feet), under leases which expire as follows, exclusive of renewal options:

                                 YEAR                    NUMBER OF LEASES EXPIRING
                ---------------------------------------  -------------------------
                1996...................................              9
                1997...................................              3
                1998...................................              6
                1999...................................              3
                2000...................................              4
                2001 and thereafter....................              4

     The centralized optical laboratory and distribution center is located at the approximately 22,000 square feet of space leased by Cambridge Eye in an industrial complex in Holliston, Massachusetts pursuant to a lease which expires in 1998. In addition to the eye care centers and the centralized optical laboratory and distribution center, the Company currently leases its executive offices of approximately 5,400 square feet of space located at 67 South Bedford Street, Burlington, Massachusetts 01803 pursuant to a lease which expires in 1998. The Company believes that its facilities are adequate for its present needs and that suitable space will be available to accommodate its future needs.

LITIGATION

     The Company's subsidiaries are defendants in certain lawsuits alleging various claims incurred in the ordinary course of business. These claims are generally covered by various insurance policies, subject to certain deductible amounts and maximum policy limits. In the opinion of management, the resolution of existing claims should not have a material adverse effect, individually or in the aggregate, upon the Company's business or financial condition.

     Sight Resource Corporation is not currently a party to any claims, suits or complaints, although there can be no assurance that such claims will not be asserted against Sight Resource Corporation in the future. From time to time Sight Resource Corporation has been party to claims, litigation or other proceedings in the ordinary course of its business, none of which has been material to the Company or its business.

     There can be no assurance that future claims against the Company or any of its subsidiaries will not have a material adverse effect on the Company, its operations or financial condition.

SEASONALITY

     The Company's business is not subject to material seasonal fluctuations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:

               NAME                  AGE                 POSITION WITH THE COMPANY
               ----                  ---                 -------------------------
William G. McLendon(1).............  44      President, Chief Executive Officer and Director
Stephen M. Blinn...................  48      Executive Vice President, Chief Operating Officer
                                             and Director
Elliot S. Weinstock, O.D. .........  48      Executive Vice President, President of Cambridge
                                             Eye and Director
James H. Spevock...................  58      Vice President of Operations
Alan MacDonald.....................  43      Vice President, Finance and Administration and
                                             Secretary
Jon W. Kerbs.......................  40      Vice President of Marketing
Russell E. Taskey(1)(2)............  62      Director
Gary Jacobson, M.D. ...............  58      Director
Allen R. Kirkpatrick(1)(2).........  54      Director

- ---------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     William G. McLendon has been President and a Director of the Company since its inception in 1992 and Chief Executive Officer since April 1994. Mr. McLendon served as Vice President and Chief Financial Officer of IBIS Technology Corporation, a manufacturer of silicon-based materials for semiconductors, from 1990 to 1993. Prior thereto, Mr. McLendon was the Vice President, Chief Financial Officer and Treasurer of Summit Technology, Inc. from 1986 to 1990, and was Vice President and Chief Financial Officer of Zymet, Inc. from 1983 to 1985.

     Stephen M. Blinn has been Executive Vice President, Chief Operating Officer and a Director since joining the Company in May 1993. Mr. Blinn served as Executive Vice President, Strategic Marketing Development of Summit Technology, Inc. from 1991 to May 1993. Mr. Blinn first joined Summit in 1987 and served as Vice President, Sales and Marketing. Prior thereto he was the co-founder and President of Source Research, Inc., a distribution company for medical lasers and cardiac pacemakers from 1985 to 1987.

     Elliot S. Weinstock, O.D. was elected as a Director of the Company following the acquisition by the Company of Cambridge Eye in February 1995. Dr. Weinstock continues to serve as President of Cambridge Eye, which he founded in 1975. Dr. Weinstock has served on the advisory boards of several contact lens manufacturers.

     James H. Spevock, has been Vice President of Operations of the Company since August 1995. Mr. Spevock has thirty-five years experience in acquiring, consolidating and operating health-care related retail chains throughout the country. From 1984 to 1995, Mr. Spevock served as Vice President of Operations for Tri-State Leasing, Inc., a company whose holdings had included Vision World and Douglas Drug, a chain of drug stores with annual sales of more than $65 million. Mr. Spevock's experience also includes serving as President and Chief Executive Officer of Mall Drug, a New England based drug store chain with 165 locations. Prior to that, Mr. Spevock was responsible for the integration of the initial 1,000 stores operated by the national drug store chain, Rite Aid.

     Alan MacDonald, has been Vice President, Finance and Administration since January 1996 and Secretary since March 1996. Mr. MacDonald has over twenty years of financial and operational expertise in retail, consumer products and direct marketing industries. Mr. MacDonald served as President of Home Infocus, a direct marketer of consumer information services from May 1994 to January 1996. Prior to that, Mr. MacDonald served as Vice President, Finance and Chief Financial Officer of Saga International Holidays,

Ltd. and National Leisure Group, Inc. respectively, from 1989 to 1994. Mr. MacDonald held various financial management positions at PepsiCo. Inc. and Harcourt General Corporation from 1979 to 1989.

     Jon W. Kerbs, has been Vice President of Marketing since January 1996. Mr. Kerbs has extensive experience in optical retail marketing and brand development. Mr. Kerbs held various positions at LensCrafters from 1990 to January 1996, where he most recently served as Marketing Director for LensCrafters western region, and was responsible for the marketing programs for 155 optical retail stores. Prior to that, Mr. Kerbs served as an Assistant Brand Manager at the Procter & Gamble Company from 1987 to 1990 for the Ivory Soap and Crest Toothpaste product lines.

     Russell E. Taskey has been a Director of the Company since November 1992. Mr. Taskey is currently President of R. E. Taskey, Associates, a human resource consulting firm. Mr. Taskey served as Vice President of Human Resources at The Analytic Sciences Corporation ("TASC") from 1973 to 1994 where he was responsible for a staff of 31 professionals servicing the human resources needs of over 2,000 high technology professional employees at 16 locations throughout the United States. Mr. Taskey was the founding President and is presently a Director of the North East Human Resource Association, a 1,700 person human resource professional association. He also serves on the Board of Directors of Active Control Experts of Cambridge, Massachusetts, a materials engineering company.

     Gary Jacobson, M.D. has been a Director of the Company since November 1992. Dr. Jacobson is a founder of two Massachusetts hospitals, Westwood Lodge and Pembroke Hospital, and has served as President of each since 1990. He is a physician, board-certified in psychiatry, and is a past President of the Massachusetts Psychiatric Society. He has held an appointment at Massachusetts General Hospital since 1969 and has served as Assistant Clinical Professor at Harvard Medical School since 1977.

     Allen R. Kirkpatrick has been a Director of the Company since December 1992. Mr. Kirkpatrick has been President of Epion Corporation, a contract research organization dedicated to development of new technologies for advanced materials, since 1984. Prior thereto he was General Manager of the Ion Materials Systems Division of Eaton Corporation from 1981 through 1984 and Manager of the Solid State Division of Spire Corporation from 1973 through 1980.

SCIENTIFIC ADVISORY BOARD

     Myron Yanoff, M.D., has been an advisor to the Company since July 1994 and is the Medical Director for the Delaware Valley Region. Dr. Yanoff is the Professor and Chairman of the Department of Ophthalmology at the Medical College of Pennsylvania and Hahnemann University and is currently Chief of Service at Hahnemann University Hospital, specializing in cataract and refractive surgery. Dr. Yanoff was the first surgeon in the Delaware Valley Region to perform phototherapeutic keratectomy with an excimer laser and is currently performing Summit Phase III clinical trials, under the auspices of the FDA, for farsightedness and astigmatism. In 1988, in recognition of his scientific achievements in research and teaching, Dr. Yanoff received the "Senior Distinguished U.S. Scientist Award" (Humbolt-Award). Dr. Yanoff is a graduate of the College and Medical School of the University of Pennsylvania and is the author of 18 textbooks and over 130 papers published in peer-reviewed journals.

     John D. Hunkeler, M.D., has been an advisor to the Company since October 1993. Dr. Hunkeler is the Chairman of the Department of Ophthalmology at Kansas University Medical Center and was previously a Clinical Associate Professor of Ophthalmology at the University. Mr. Hunkeler is a past President of the American Society of Cataract and Refractive Surgery, an organization of 5,000 refractive care specialists and is the current President of the Kansas University Ophthalmic Foundation. He is also the founder of the Hunkeler Eye Clinic in Kansas City, Missouri, which specializes in cataract and refractive surgery and also serves as a national training center for ophthalmologists interested in learning about excimer laser for refractive correction in the human eye. Dr. Hunkeler was the founding director of the Kansas City Eye Bank and served as its medical director for ten years. Dr. Hunkeler is also a past member of the board of the Eye Bank Association of America.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has an Audit Committee that oversees the engagement of the Company's independent accountants, reviews annual financial statements and the scope of annual audits and considers matters relating to accounting policy and internal controls. The Board also has a Compensation Committee that reviews, approves and makes recommendations on the Company's compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to the success of the Company. The Compensation Committee also administers the Company's 1992 Employee, Director and Consultant Stock Option Plan (the "Stock Option Plan").

ELECTION AND COMPENSATION OF DIRECTORS

     The Company's Restated Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors, with each class to be as nearly equal in number as is reasonably possible. The Company has designated two Class A directors (Mr. Kirkpatrick and Mr. Blinn), two Class B directors (Dr. Jacobson and Mr. Taskey) and two Class C directors (Mr. McLendon and Dr. Weinstock). The Class C directors constitute a class with a term which expires at the Annual Meeting of Stockholders to be held on May 29, 1996. Class A and Class B directors will serve until the annual meetings of stockholders to be held in 1997 and 1998, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, nominees for director are elected for a full term of three years to succeed those directors whose terms are expiring.

     The Company has implemented a stock option program under the Stock Option Plan for non-employee directors. The Stock Option Plan provides for a grant to each non-employee director immediately following each annual meeting of stockholders of a non-qualified option to purchase 5,000 of shares of Common Stock, provided that on such date such director has been in the continued and uninterrupted services of the Company as a director for a period of at least one year. Each such option has an exercise price equal to the fair market value of the Common Stock on the date of grant and vests in equal annual installments over two years. The Company currently has no other compensation arrangements for members of the Board of Directors but may elect in the future to compensate Board members for attendance at regular meetings of the Board of Directors and for meetings of the committees of the Board.

EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth summary information as to compensation received in fiscal 1995 by the Company's Chief Executive Officer and each of the two other most highly compensated executive officers of the Company who were serving as such at the end of fiscal 1995 (the "Named Executive
Officers") for services rendered to the Company in all capacities during fiscal
1995. No other executive officer of the Company received compensation exceeding
$100,000 for fiscal 1995.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                     COMPENSATION
                                                                     ------------
                                                                        AWARDS
                                            ANNUAL COMPENSATION      ------------
                                            --------------------      SECURITIES
                                            FISCAL                    UNDERLYING          ALL OTHER
       NAME AND PRINCIPAL POSITION           YEAR      SALARY($)      OPTIONS(#)      COMPENSATION($)(2)
- ------------------------------------------  ------     ---------     ------------     ------------------
William G. McLendon.......................   1995      $ 161,500         30,000             $  895
  President and Chief                        1994      $ 140,000             --             $1,281
  Executive Officer                          1993      $  85,000(1)          --             $  231
Stephen M. Blinn..........................   1995      $ 158,975         30,000             $1,090
  Executive Vice President and               1994      $ 136,800        125,000(4)          $  995
  Chief Operating Officer                    1993      $  85,000(1)     150,000             $   --
Elliot S. Weinstock, O.D. ................   1995      $ 183,656(3)          --             $4,014
  Executive Vice President and President
  of Cambridge Eye

- ---------------
(1) The Company commenced the payment of salaries to Messrs. McLendon and Blinn in April 1993. The Company does not intend to pay in the future any cash compensation to such Named Executive Officers for services rendered from inception through April 1, 1993.

(2) Represents the cost to the Company of matching contributions under the Company's 401(k) plan to Dr. Weinstock and the dollar value of premiums paid by the Company with respect to term life insurance for all Named Executive Officers.

(3) Dr. Weinstock became an executive officer effective January 1995 upon the acquisition by the Company of Cambridge Eye.

(4) Includes 125,000 stock options that were repriced during fiscal 1994.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding each stock option granted during fiscal 1995 to each of the Named Executive Officers. The potential realizable values that would exist for the respective options are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date of grant over the full term of the option. Actual gains, if any, on stock options, exercises and Common Stock holdings are dependent on the future performance of the Common Stock.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                            POTENTIAL REALIZED
                                                INDIVIDUAL GRANTS                            VALUE AT ASSUMED
                          -------------------------------------------------------------      ANNUAL RATES OF
                             NUMBER OF            % OF                                         STOCK PRICE
                            SECURITIES       TOTAL OPTIONS                                     APPRECIATION
                            UNDERLYING         GRANTED TO       EXERCISE                     FOR OPTION TERM
                          OPTIONS GRANTED     EMPLOYEES IN       PRICE       EXPIRATION    --------------------
          NAME                (#)(1)         FISCAL YEAR(2)    ($/SHARES)       DATE        5%($)       10%($)
- ------------------------- ---------------    --------------    ----------    ----------    --------    --------
William G. McLendon......      30,000(3)          8.14%          $ 4.31         2/10/05    $210,616    $335,371
Stephen M. Blinn.........      30,000(3)          8.14%          $ 4.31         2/10/05     210,616    $335,371

- ---------------
(1) The options were granted pursuant to the Company's Stock Option Plan at an exercise price equal to or greater than the fair market value on the date of grant.

(2) The Company granted options representing 368,400 shares of Common Stock in fiscal 1995.

(3) These options were granted pursuant to the Company's Stock Option Plan and are incentive stock options. Options vest annually in three equal installments commencing one year from the date of grant. Options vest immediately upon certain changes of control described with respect to their employment agreements. See "--Employment Agreements, Termination of Employment and Change of Control Arrangements."

FISCAL YEAR-END OPTION VALUES

     The following table provides the following information regarding options held by each of the Named Executive Officers: the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1995 and the values of "in-the-money" options, which values represent the positive spread between the exercise price of any such option and the fiscal year-end value of the Company's Common Stock. No options were exercised by any Named Executive
Officer during fiscal 1995.

                         FISCAL YEAR-END OPTION VALUES
                                           NUMBER OF SECURITIES                  VALUE OF UNEXERCISED
                                      UNDERLYING UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                                            AT FISCAL YEAR-END                   AT FISCAL YEAR-END($)
                                     --------------------------------     -----------------------------------
                NAME                 EXERCISABLE        UNEXERCISABLE     EXERCISABLE        UNEXERCISABLE(1)
                ----                 -----------        -------------     -----------        ----------------
William G. McLendon.................        --              30,000         $      --             $193,200
Stephen M. Blinn....................    66,667             113,333           458,335              722,365
Elliot S. Weinstock, O.D. ..........    18,000                  --           114,300                   --

- ---------------
(1) The value of unexercised in-the-money options at fiscal year end assumes a fair market value for the Company's Common Stock of $10.75, the closing sale price per share of the Company's Common Stock as reported on the Nasdaq National Market on December 29, 1995.

INDEMNIFICATION

     The Company's Restated Certificate of Incorporation contains provisions eliminating or limiting the personal financial liability of the Company's directors to the fullest extent permitted by Delaware General Corporation Law. Delaware law provides that directors will not be personally liable to a corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability where there has been a breach of the duty of loyalty, a failure to act in good faith, an act of intentional misconduct, a knowing violation of law, certain unlawful payments of dividends, stock repurchases or redemptions, or any transaction from which the director derives an improper personal benefit. In addition, the Company's Restated Certificate of Incorporation and By-Laws include provisions to indemnify its officers and directors and persons serving at the request of the Company to the fullest extent permitted by Delaware General Corporation Law against expenses, judgments, fines and amounts paid in connection with threatened, pending or completed suits and proceedings against such persons by reason of having served as officers, directors or in other capacities. The Company maintains a director's and officer's liability insurance policy in the aggregate amount of $1,000,000 on behalf of its directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. See "-- Employment Agreements, Termination of Employment and Change of Control Arrangements."

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     The Company has entered into employment agreements with Messrs. McLendon and Blinn which provide for Mr. McLendon to serve as President of the Company until March 1999 and Mr. Blinn to serve as Executive Vice President and Chief Operating Officer until April 1999. Under their respective agreements, each of them is entitled to receive an annual salary of $178,000, subject to increase from time to time by the

Board of Directors. Each is eligible to receive a discretionary annual bonus not to exceed 30% of his annual base salary, payable annually or semiannually at the discretion of the Board. The agreements also provide for a payment of one year's salary to each of them in the event his employment is terminated upon certain changes of control of the Company. Changes in control which may trigger a payment of one year's salary are (i) a person's becoming the beneficial owner of 25% or more of the outstanding Common Stock of the Company, (ii) if, ten days following a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person of 25% or more of the outstanding Common Stock of the Company, such person has not discontinued or rescinded the tender offer or exchange offer, or (iii) a merger, consolidation, liquidation or sale of substantially all of the Company's assets. In the event that Mr. McLendon's or Mr. Blinn's employment is terminated by the Board of Directors without cause or in certain other circumstances, each of them is entitled to one year's base salary and the cost of one year's health benefits as severance.

     The Company has entered into an employment agreement with Dr. Weinstock which provides for Dr. Weinstock to serve as President of Cambridge Eye and Director of the Company until February 24, 1998. Under this agreement, Dr. Weinstock is entitled to receive an annual salary of $175,000, subject to increase from time to time by the Board of Directors. Dr. Weinstock is also entitled to an annual bonus not to exceed 30% of his yearly base salary, 75% of which is to be based on the attainment of objective criteria and 25% of which is to be determined by the Board of Directors at its discretion. The bonus is payable annually or semiannually at the discretion of the Board of Directors. The agreement also provides for a lump sum payment of one year's salary to Dr. Weinstock in the event his employment is terminated upon certain changes of control of the Company. Changes in control which may trigger a payment of one year's salary are (i) a person's becoming the beneficial owner of 25% or more of the outstanding Common Stock of the Company or Cambridge Eye, (ii) if, ten days following a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person of 25% or more of the outstanding Common Stock of the Company or Cambridge Eye, such person has not discontinued or rescinded the tender offer or exchange offer, or (iii) a merger, consolidation, liquidation or sale of substantially all of the Company's or Cambridge Eye's assets. In the event that Dr. Weinstock's employment is terminated by the Board of Directors without cause or in certain other circumstances, he is entitled to his base salary and certain benefits under the agreement, including health benefits, life insurance, and access to a car, for a period of one year.

KEY MAN LIFE INSURANCE

     The Company has obtained a $1,000,000 term life insurance policy covering each of Mr. McLendon, Mr. Blinn and Dr. Weinstock. The Company is the sole beneficiary on the policy.

STOCK OPTION PLAN

     General. The Company's Stock Option Plan was approved by the Company's Board of Directors on November 30, 1992 and by the Company's stockholders on February 4, 1993. A total of 170,000 shares of Common Stock were initially reserved for issuance under the Stock Option Plan. According to its terms, the Stock Option Plan may be amended by the Board of Directors or the Compensation Committee, provided that any amendment approved by the Board of Directors or the Compensation Committee which is of a scope that requires stockholder approval in order to ensure favorable federal income tax treatment for any incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or requires stockholder approval in order to ensure the qualification of the Stock Option Plan under Rule 16b-3 under the Securities Exchange Act of 1934, is subject to obtaining such stockholder approval. On May 18, 1993, October 1, 1993 and March 4, 1994 the Compensation Committee voted to approve amendments to the Stock Option Plan to increase by 155,000, 175,000 and 500,000 shares, respectively, the aggregate number of shares of Common Stock for which stock options may be granted under the Stock Option Plan. The stockholders of the Company voted to approve such increases at the annual meeting of stockholders held April 26, 1994. Consequently, the Company has reserved 1,000,000 shares of Common Stock for which options may be granted under the Stock Option Plan. On March 5, 1996 the Board recommended, subject to shareholder approval, that an additional 500,000 shares of Common Stock be reserved for issuance under the Stock Option Plan. Assuming that the stockholders vote to approve such increase at the Annual Meeting on May 29, 1996, the Company will have reserved an aggregate of 1,500,000 shares of Common Stock for issuance pursuant to the Stock Option Plan.

     To preserve the deductibility of compensation expense with respect to stock options granted pursuant to the Stock Option Plan under new Section 162(m) of the Code, which was added to the Code by the Omnibus Budget Reconciliation Act of 1993, the Stock Option Plan also provides a per person limit of 300,000 shares of the aggregate number of shares of Common Stock for which options may be granted to any person during any three year period.

     All employees and consultants of the Company and the members of the Board of Directors are eligible to participate in the Stock Option Plan.

     Material Features of the Stock Option Plan. Options granted under the Stock Option Plan may be either (i) options intended to qualify as "incentive stock options" under Section 422 of the Code, or (ii) options that are not incentive stock options ("non-qualified stock options"). Incentive stock options may be granted under the Stock Option Plan to officers and other employees of the Company and its affiliates (approximately 260 persons). Non-qualified stock options may be granted to directors, employees, officers or consultants of the Company and its affiliates (approximately 305 persons). The Stock Option Plan provides for a grant to each non-employee director immediately following each annual meeting of stockholders, provided that on such dates such director has been in the continued and uninterrupted service of the Company as a director since election or appointment for a period of at least one year and is a director and not an employee at such times, of a non-qualified stock option to purchase 5,000 shares of Common Stock. Each such option shall have an exercise price equal to the fair market value of the Common Stock on the date of grant and shall vest in equal annual installments over two years. See "-- Election and Compensation of Directors."

     The Stock Option Plan is administered by the Compensation Committee. Subject to the provisions of the Stock Option Plan, the Compensation Committee has the authority to administer the provisions of the Stock Option Plan, to determine the persons to whom options will be granted, the number of shares to be covered by each option and the terms and conditions upon which an option may be granted.

     The aggregate fair market value (determined at the time of grant) of shares issuable pursuant to incentive stock options which become exercisable in any calendar year under any incentive stock option plan of the Company by an employee or officer may not exceed $100,000. Incentive stock options granted under the Stock Option Plan may not be granted at a price less than 100% of the fair market value of the Common Stock on the date of grant (or 110% of fair market value in the case of employees or officers holding 10% or more of the voting stock of the Company). Non-qualified stock options granted under the Stock Option Plan may not be granted at an exercise price less than the par value per share of Common Stock on the date of grant. Incentive stock options granted under the Stock Option Plan expire not more than ten years from the date of grant, or not more than five years from the date of grant in the case of incentive stock options granted to an employee or officer holding 10% or more of the voting stock of the Company.

     An option granted under the Stock Option Plan is exercisable, during the optionholder's lifetime, only by the optionholder and is not transferable by him except by will or by the laws of descent and distribution. An option granted to an individual who is subject to Section 16 of the Securities Exchange Act of 1934 is not exercisable within six months after the date of grant. An incentive stock option granted under the Stock Option Plan may, at the Board of Director's discretion, be exercisable after the termination of the optionholder's employment with the Company (other than by reason of death, disability or termination for cause as defined in the Stock Option Plan) to the extent exercisable on the date of such termination, for up to 90 days following such termination, provided that such incentive stock option has not expired on the date of such exercise. In granting any non-qualified stock option, the Board of Directors may specify that such non-qualified stock option shall be subject to termination or cancellation provisions to be determined by the Board of Directors. In the event of the optionholder's death, both incentive stock options and non-qualified stock options may be exercised, to the extent exercisable on the date of death, by the optionholder's survivors at any time prior to the earlier of the option's specified expiration date or one year from the date of the optionholder's death.

     Certain options granted pursuant to the Stock Option Plan to Mr. McLendon and Mr. Blinn may be subject to immediate vesting upon the event of a change in control of the Company, as defined in each of their respective option agreements with the Company. Currently, 307,500 options granted under the Stock Option Plan are subject to a change of control provision. See "--Employment Agreements, Termination of Employment and Change of Control Arrangements."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of shares of the Company's Common Stock as of April 25, 1996, by (i) persons known by the Company to be beneficial owners of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer of the Company, and (iv) all directors and executive officers of the Company as a group.

                                                                                 PERCENTAGE OWNERSHIP
                                                                 SHARES        ------------------------
                                                              BENEFICIALLY     BEFORE THE     AFTER THE
           NAME AND ADDRESS** OF BENEFICIAL OWNER               OWNED(1)        OFFERING      OFFERING
- ------------------------------------------------------------  ------------     ----------     ---------
Elliot S. Weinstock, O.D.(2)................................     349,000           5.5%           4.4%
  67 South Bedford Street
  Burlington, MA 01803
William G. McLendon (3).....................................     305,895           4.8%           3.8%
Stephen M. Blinn (4)........................................     229,667           3.6%           2.9%
Russell E. Taskey (5).......................................      31,400             *              *
Gary Jacobson, M.D. (5).....................................      24,500             *              *
Allen R. Kirkpatrick (5)....................................      14,500             *              *
All Directors and executive officers as a group (9 persons)
  (6).......................................................     956,962          14.7%          11.8%

- ---------------
 * Represents beneficial ownership of less than 1% of the Company's outstanding Common Stock.

 ** Addresses are given for beneficial owners of more than 5% of the outstanding
    Common Stock only.

(1) The number of shares of Common Stock issued and outstanding on April 25, 1996 was 6,346,715. The calculation of percentage ownership for each listed beneficial owner is based upon the number of shares of Common Stock issued and outstanding at April 25, 1996, plus shares of Common Stock subject to options held by such person at April 25, 1996 and exercisable within 60 days thereafter and shares underlying the Warrants held by such person. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below.

(2) Includes 18,000 shares issuable upon exercise of stock options.

(3) Includes 10,000 shares issuable upon exercise of stock options.

(4) Includes 76,667 shares issuable upon exercise of stock options, and 45,908 shares gifted to Mr. Blinn's immediate family, of which Mr. Blinn disclaims beneficial ownership.

(5) Includes 12,500 shares issuable upon exercise of stock options, and shares issuable upon exercise of Warrants.

(6) Includes 144,167 shares issuable upon exercise of stock options and shares issuable upon exercise of Warrants.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

FORMATION AND FINANCING OF THE PREDECESSOR PARTNERSHIP AND THE COMPANY

     The Predecessor Partnership was formed in April 1992 with an initial capital contribution of $40,000 (plus a loan of $360,000 from the partners to the partnership). The partners at that time included Mr. McLendon, President and a Director of the Company, and Mr. Blinn, Executive Vice President, Chief Operating Officer and a Director of the Company. L. James Miller, a former Executive Vice President and a Director of the Company who resigned from both such positions in September 1993, became a partner of the Predecessor Partnership in November 1992. The Company was formed in November 1992 with an initial capitalization of approximately $200,000, or $.43 per share. On November 30, 1992, the Company acquired substantially all of the business of the Predecessor Partnership for 861,900 shares of Common Stock pursuant to an Assignment, Bill of Sale and Assumption Agreement between the Predecessor Partnership and the Company. The business assets transferred included two laser systems, cash of approximately $30,000, a revenue-sharing agreement with a hospital in the United Kingdom, and all intangible assets of the Predecessor Partnership's business. The transferred assets were subject to notes payable to partners and other liabilities incurred in the operation of the business. The assets acquired, amounting to $677,073, and the liabilities assumed, amounting to $649,673, were recorded on the Company's books as the Predecessor Partnership's historical costs since the stockholders of the Company had the ability to exercise significant control over the Predecessor Partnership. The 861,900 shares of Common Stock transferred by the Company to the Predecessor Partnership were valued at approximately $.05 per share. This valuation was based upon the initial $40,000 capital contribution paid by the partners of the Predecessor Partnership in establishing the partnership in April 1992, and was determined in negotiations between the Predecessor Partnership and the stockholders of the Company.

     Mr. McLendon and Mr. Miller are the founders of the Company. In November 1992, Mr. McLendon and Mr. Miller each purchased 58,650 shares of Common Stock for $25,220 ($.43 per share). In addition, Mr. McLendon was the President and sole stockholder of the general partner and a limited partner of the Predecessor Partnership and Mr. Blinn and Mr. Miller were limited partners of the Predecessor Partnership. The Predecessor Partnership liquidated its assets in March 1994 on a pro rata basis to its partners, whereupon Mr. McLendon received 295,895 shares of Common Stock, Mr. Miller received 302,275 shares of Common Stock and Mr. Blinn received 35,700 shares of Common Stock.

     In connection with the transfer of substantially all of the Predecessor Partnership's business to the Company, the Company assumed the obligation to repay notes with a face value of $360,000 to the partners of the Predecessor Partnership, including a note with a face value of $108,000 to Mr. McLendon and a note with a face value of $36,000 to Mr. Blinn. Such notes were repaid with the proceeds from the initial public offering.

     Pursuant to Mr. Miller's termination agreement, the Company agreed to pay Mr. Miller a fee of $10,000 per month from September 1993 through June 1994. The Company also agreed to continue Mr. Miller's health insurance benefits through August 1994.

OPTOMETRIC PROVIDERS RELATIONSHIP

     Dr. Weinstock, a Director of the Company, serves as a Director and President of Optometric Providers. Pursuant to a management services contract with Optometric Providers, the Company provides management, administrative, marketing and related services in exchange for certain management fees. See "Business -- Operations -- Management Services Contracts."

                           DESCRIPTION OF SECURITIES

     The authorized capital stock of the Company currently consists of 25,000,000 shares, consisting of 20,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock") and 5,000,000 shares of undesignated preferred stock, par value $.01 per share (the "Preferred Stock").

COMMON STOCK

     As of April 25, 1996, there were 6,346,715 shares of Common Stock issued and outstanding and held of record by approximately 350 stockholders (and beneficially owned by approximately 6,000 stockholders). After giving effect to the Offering, there will be a total of 7,946,715 shares of Common Stock outstanding. Such total excludes shares issuable upon the exercise of (i) the Outstanding Stock Options, (ii) the Warrants, (iii) the UPO Units (including the Warrants included in the UPO Units), (iv) the Class A Warrants, (v) the IPO Representative's Warrants (including the warrants included in the units issuable to the IPO Representative upon exercise thereof) and (vi) the Representative's Warrants.

     Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and are not entitled to cumulative voting rights. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of Preferred Stock that may be issued at such future time or times. See "Price Range of Common Equity and Dividend Policy." In the event of a dissolution, liquidation or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and subject to the prior rights of Preferred Stock that may be issued at such time. Holders of Common Stock have no preemptive or other subscription rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the shares offered hereby upon issuance and sale will be, fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

PREFERRED STOCK

     Under the Company's Restated Certificate of Incorporation, the Board of Directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of the Company's authorized class of undesignated Preferred Stock, in one or more series. Each such series of Preferred Stock shall have such number of shares, designations, preferences, powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

     The rights of the holders of Common Stock will be subject to the rights of holders of any Preferred Stock issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

     Pursuant to the terms of the Underwriting Agreement entered into at the time of the initial public offering, the Company may not issue preferred stock for a period of five years from March 31, 1993 without the consent of the IPO Representative.

WARRANTS

     In connection with the Company's secondary public offering in August 1994 (the "Secondary Public Offering"), the Company issued 2,472,500 units (the "Units"), each Unit consisting of one share of Common Stock and one Warrant. The Warrants were issued pursuant to the terms of a Warrant Agreement between the Company and American Stock Transfer & Trust Company, as Warrant Agent. Each Warrant currently entitles the registered holder to purchase one share of Common Stock at an exercise price of $6.00, subject to adjustment, at any time prior to August 25, 1999. As of the date of this Prospectus, 400 of the Warrants have been exercised.

     The Company has the right to redeem the Warrants at a price of $.05 per Warrant at any time, provided that (i) the average closing bid price for the Company's Common Stock as reported by the Nasdaq National Market, (ii) the average closing sale price on the primary exchange on which the Common Stock is traded, if the Common Stock is traded on a national securities exchange, or
(iii) if the Common Stock is neither quoted on Nasdaq nor listed on an exchange, the average high bid price as set forth in the National Quotation Bureau sheet listing, shall have in each case exceeded $9.50 for a period of 20 consecutive business days ending within 15 days prior to the date of notice of redemption, and provided that the Company has complied with certain other conditions. The Company is required to give Warrant holders at least 30 days' advance written notice of its intention to redeem the Warrants, and, prior to the expiration of this 30-day period, the Warrant holders may exercise the Warrants. The right to exercise the Warrants will cease on the business day immediately preceding the date fixed for redemption.

     The exercise price and the number of shares of Common Stock (or any other securities) to be obtained upon exercise of the Warrants are subject to adjustment in the event of a stock dividend on or a split or combination of Common Stock, or of a reclassification, reorganization, recapitalization, merger or consolidation of the Company, or a sale of all or substantially all of its assets.

     Fractional shares will not be issued upon the exercise of Warrants, and, in lieu thereof, there will be paid to the holder of the Warrants at the time of such exercise an amount in cash equal to the same fraction of the current market price (as determined pursuant to the Warrant Agreement) of a share of Common Stock. The Warrants do not confer upon the holder any voting or preemptive rights, or any other rights of a stockholder of the Company. In the event of the liquidation, dissolution or winding up of the Company, holders of the Warrants are not entitled to participate in the distribution of the Company's assets. The Company will reserve from its authorized but unissued shares of Common Stock a sufficient number of shares for issuance upon exercise of the Warrants. Exercise of each Warrant may be effected by delivery of the Warrant Certificate, duly endorsed for exercise and accompanied by payment of the exercise price, to the Warrant Agent. The shares of Common Stock issuable upon exercise of the Warrants will be, when issued and sold, fully paid and non-assessable.

     Purchasers of the Warrants will have the right to exercise the Warrants to purchase shares of Common Stock only if a current prospectus relating to such shares is then in effect and only if the shares are qualified for sale under the securities laws of the state or states in which the various holders of the Warrants reside. The Company has undertaken to maintain the effectiveness of the Registration Statement of which this Prospectus is a part so as to permit the purchase and sale of the Common Stock underlying the Warrants, but there can be no assurance that the Company will be able to do so. Although the Company is not aware of any Units sold to purchasers in jurisdictions in which the Units were not registered or otherwise qualified for sale, purchasers may have bought Units or may buy Warrants in the aftermarket or may move to jurisdictions in which the shares of Common Stock issuable upon exercise of the Warrants are not so registered or qualified. In this event, the Company would be unable to issue the shares of Common Stock to those persons desiring to exercise their Warrants unless and until the shares of Common Stock could be qualified for sale in jurisdictions in which such purchasers reside, or an exemption from such qualification exists in such jurisdiction. No assurances can be given that the Company will be able to effect any required registration or qualification. The Warrants may be deprived of any value if a current prospectus covering the shares issuable upon the exercise thereof is not kept effective or if such Common Stock is not qualified or exempt from qualification in the jurisdiction in which the holders of the Warrants reside.

CLASS A WARRANTS

     In connection with the Company's private placement of $1,100,000 of Bridge Notes in March 1994, the Company issued Class A Warrants to purchase 110,000 shares of Common Stock. Each Class A Warrant entitles the registered holder to purchase from the Company one share of Common Stock at $6.00 per share, subject to adjustment in certain circumstances, for a five year period terminating on the close of business on

March 25, 1999. The Class A Warrants are not redeemable. Other than the term, exercise price, and redemption, the Class A Warrants are identical to the Warrants. As of the date of this Prospectus, 25,000 Class A Warrants have been exercised.

UNIT PURCHASE OPTIONS AND UPO UNITS

     In connection with the Secondary Public Offering, the Company sold to D. Blech & Company, Incorporated (or its designees) and to Alan R. Ackerman (as a finder's fee) 182,750 and 32,250 options (the "Unit Purchase Options"), respectively, to purchase an aggregate of 215,000 units (the "UPO Units") at a price of $.001 per option. The Unit Purchase Options are exercisable for the UPO Units for a period of four years, which commenced on August 25, 1994 and terminates on August 25, 1998, at an initial exercise price equal to $9.90 per UPO Unit. The Warrants included in the UPO Units are exercisable at an exercise price of $7.20 per Warrant, subject to adjustment in certain events. The Unit Purchase Options contain antidilution provisions providing for appropriate adjustment of the exercise price and the number of UPO Units which may be purchased upon exercise upon the occurrence of certain events.

     The Company has agreed that it will, at its expense on any one occasion during the four-year period which commenced on August 25, 1995 and on any one additional occasion at the expense of the holders thereof during such period, register the Unit Purchase Options and the securities underlying, or issuable upon the exercise of the securities underlying, the Unit Purchase Options at the request of holders of a majority of the UPO Units issued upon exercise of the Unit Purchase Options (including shares of Common Stock issuable upon exercise of the Warrants included in the UPO Units). The Company has also agreed, during the seven-year period commencing on the date of this Prospectus, to register on a "piggyback" basis, on an unlimited number of occasions, such securities whenever the Company files a registration statement.

IPO REPRESENTATIVE'S WARRANTS

     In connection with the Company's initial public offering in March 1993, the Company sold to Noble Investment Co. of Palm Beach (the "IPO Representative") warrants (at an aggregate price of $85) to purchase 85,000 units, each consisting of one share of Common Stock and one warrant, at an exercise price of $7.98 per unit (the "IPO Representative's Warrants"). The warrants included in the IPO Representative's Warrants are exercisable at an exercise price of $6.75 per warrant, subject to adjustment in certain events, and expire in October 1996. The IPO Representative's Warrants, which expire in March 1998, were non-transferable until March 31, 1994, and became exercisable commencing on March 31, 1994. The exercise price of the IPO Representative's Warrants is subject to adjustment pursuant to antidilution provisions contained in the warrant agreement. The Company has agreed to set aside and at all times have available a sufficient number of shares of Common Stock to be issued upon the exercise of the IPO Representative's Warrants and the warrants included in the units to be issued to the IPO Representative. The Company agreed to register the IPO Representative's Warrants and the securities underlying the IPO Representative's Warrants in the Registration Statement filed in connection with the IPO. The IPO Representative's Warrants grant to the holders thereof certain rights with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the IPO Representative's Warrants. See "Shares Eligible for Future Sale -- Registration Rights."

     The exercise price and the number of shares of Common Stock (or any other securities) to be obtained upon exercise of the IPO Representative's Warrants are subject to adjustment in the event of a stock dividend on or a split or combination of Common Stock, or of a reclassification, reorganization, recapitalization, merger or consolidation of the Company, or a sale of all or substantially all of its assets.

REPRESENTATIVE'S WARRANTS

     In connection with the Offering, the Company has agreed to sell to Commonwealth Associates and its designees warrants (at an aggregate price of $160.00) to purchase an aggregate of 160,000 shares of Common Stock at an exercise price per share equal to 130% of the public offering price (the "Representative's Warrants"). The Company has agreed to set aside and at all times have available a sufficient number of shares of Common Stock to be issued upon the exercise of the Representative's Warrants. The Representative's Warrants are not redeemable and may not be sold, transferred, assigned, pledged or hypothecated for a period of one year from the date of this Prospectus, except that they may be assigned, in whole or in part, to any successor, officer, employee or partner of the Representative, or to officers, employees or partners of any such successor or partner, and are exercisable during the four-year period commencing one year from the date of this Prospectus (the "Warrant Exercise Term").

     The exercise price and the number of shares of Common Stock (or any other securities) to be obtained upon exercise of the Representative's Warrants are subject to adjustment in the event of a stock dividend on or a split or combination of Common Stock, or of a reclassification, reorganization, recapitalization, merger or consolidation of the Company, or a sale of all or substantially all of its assets.

     The Company has agreed that it will, at its expense on any one occasion during the five-year period commencing on the date of this Prospectus, register the shares of Common Stock underlying the Representative's Warrants at the request of the holders of the Representative's Warrants. The Company has also agreed, during the seven-year period commencing on the date of this Prospectus, to register on a "piggyback" basis, on an unlimited number of occasions, the shares of Common Stock underlying the Representative's Warrants whenever the Company files a registration statement.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits certain publicly-held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person or entity became an interested stockholder, unless the business combination is or the transaction in which the person became an interested stockholder was approved in a prescribed manner or certain other exceptions apply. For purposes of Section 203 a "business combination" is defined broadly to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person or entity who, together with affiliates and associates, owns, or within the three immediately preceding years of a business combination did own, 15% or more of the corporation's outstanding voting stock.

     The Company's Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by the Delaware General Corporation Law. Delaware law provides that the directors of the corporation will not be personally liable to such corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derives an improper personal benefit. The Company's By-Laws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law and permit the Company to advance expenses to such directors and officers to defend any action for which rights of indemnification are provided. The By-Laws also permit the Company to grant such rights to its employees and agents. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors, officers and employees.

     Commencing with the Company's annual meeting of stockholders in 1993, the Company's Board of Directors was classified into three classes, with the initial terms of each class expiring at the 1994, 1995 and 1996 annual stockholders' meetings, respectively. After the expiration of each initial term, the directors in each class will be elected for three-year terms. See "Management -- Election and Compensation of Directors." The Board of Directors is authorized to create new directorships in any class and to fill such positions so created. The person chosen to fill such position will serve for the term applicable to that class. The Board of Directors (or its remaining members, even though less than a quorum) is also empowered to fill vacancies on the Board of Directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. The Company's Restated Certificate of Incorporation provides that subject to the rights of holders of any series of Preferred Stock then outstanding, directors may be removed with cause by the vote of the holders of at least a majority of the voting power of the outstanding voting stock of the Company and may be removed without cause by the holders of at least 66% of the voting power of the outstanding voting stock of the Company. The likely effect of these provisions is that they will increase the time required for stockholders to change the composition of the Board of Directors. For example, in general, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the Board of Directors.

     The Company's By-Laws provide that, for nominations to the Board of Directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice generally must be delivered not less than sixty days nor more than ninety days prior to the annual meeting. If the meeting is not an annual meeting, the notice must generally be delivered not more than ninety days prior to the special meeting and not later than the later of sixty days prior to the special meeting or ten days following the day on which public announcement of the meeting is first made by the Company. The notice must contain, among other things, certain information about the stockholder delivering the notice and, as applicable, background about the nominee or a description of the proposed business to be brought before the meeting.

     The Company's Restated Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders of the Company shall be taken only at a duly called annual or special meeting of the stockholders, and may not be effected by written consent. Special meetings may be called by a majority of the whole Board of Directors or the President of the Company.

     The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless the corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The Company's Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 66% of the outstanding voting stock of the Company to amend or repeal any of the provisions discussed in this section or to reduce the number of authorized shares of Common Stock. Such 66% vote is also required for any amendment to or repeal of the Company's By-Laws by the stockholders. The By-Laws may also be amended or repealed by a majority vote of the whole Board of Directors.

TRANSFER AGENT, WARRANT AGENT AND REGISTRAR

     American Stock Transfer & Trust Company is the transfer agent and registrar for the Company's Common Stock and the Warrant Agent for the Warrants.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Assuming the exercise of all of the Warrants and Class A Warrants, the Company will have outstanding 8,903,815 shares of Common Stock (excluding (i) the shares of Common Stock included in, and issuable upon exercise of the Warrants included in, the UPO Units, (ii) the shares of Common Stock included, and issuable upon the exercise of the warrants included in, The IPO Representative's Warrants, (iii) the shares of Common Stock issuable upon the exercise of the Representative's Warrants and (iv) the shares of Common Stock issuable upon exercise of the Outstanding Stock Options). Of the 8,903,815 shares, 8,281,890 shares will be freely tradeable without restriction or further registration under the Securities Act of 1933, except for shares held by "affiliates" of the Company, as that term is defined under the Securities Act of 1933 and the regulations promulgated thereunder, which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act of 1933 ("Rule 144"). The remaining 621,925 shares that are outstanding have been issued and sold by the Company in reliance on one or more exemptions from the registration requirements of the Securities Act of 1933 and are "restricted securities" within the meaning of Rule 144 ("Restricted Shares") and, therefore, may be publicly sold only (i) if subsequently registered under the Securities Act, (ii) pursuant to Rule 144 or Rule 701 promulgated under the Securities Act of 1933 ("Rule 701") or (iii) in other private transactions exempt from registration under the Securities Act of 1933. None of such shares have been held for the minimum two-year period required by Rule 144 and therefore will not become eligible for public sale pursuant to Rule 144 until expiration of their respective two-year holding periods. The earliest date at which any such two-year holding period will expire is in February 1997. In addition, 60,000 Restricted Shares are eligible for sale in the public market in accordance with Rule 701. Notwithstanding the foregoing, all of the Restricted Shares are subject to the lock-up agreements described below.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated with those of others), including any person who may be deemed an "affiliate" of the Company, as that term is defined in Rule 144, would be entitled to sell in brokers' transactions or directly to market makers within any three-month period a number of Restricted Shares that does not exceed the greater of (i) 1% of the class of such shares then outstanding (7,946,715 shares of Common Stock based on the number of shares to be outstanding after consummation of the Offering) or (ii) the average weekly trading volume of the class of such shares in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale is filed with the Securities and Exchange Commission, provided that certain current public information concerning the Company is then available, the seller complies with certain manner of sale provisions and notice requirements, and that at least two years have elapsed since the Restricted Shares were fully paid for and acquired by any person from the Company or an affiliate of the Company. A person (or persons whose shares are aggregated with those of others) who is not an affiliate of the Company at any time during the three months preceding any sale by such person, would be entitled to sell such shares, under Rule 144(k), without regard to the limitations described above, provided that at least three years have lapsed since the Restricted Shares were fully paid for and acquired by any person from the Company or an affiliate of the Company. The above is a summary of Rule 144 and is not intended to be a complete description thereof or of the rights of the parties to sell shares of Common Stock thereunder.

     As of the date of this Prospectus, there are options to purchase an aggregate of 875,333 shares of Common Stock, of which options to purchase 331,750 shares are immediately exercisable. Upon exercise of these options, 60,000 shares will be eligible for sale in public market in accordance with Rule
701. Of such 875,333 shares, 500,000 shares are subject to the lock-up agreements described below.

     In general, under Rule 701 as currently in effect, absent contractual restrictions on transfer, any employee, officer, director, consultant or advisor of the Company who was offered or sold shares by the Company prior to the initial public offering pursuant to a written compensatory stock option or other benefit plan or written contract relating to compensation prior to the initial public offering is eligible to resell such shares 90 days after the effective date of the initial public offering in reliance upon Rule 144, but without compliance with certain restrictions contained in Rule 144. Shares acquired pursuant to Rule 701 may be sold by non-affiliates without regard to the holding period, volume limitations, information or notice requirements of Rule 144, and by affiliates without regard to the holding period requirement.

     As of the date of this Prospectus, the Company has reserved an aggregate of 1,000,000 shares of Common Stock for issuance pursuant to the Stock Option Plan which the Company may elect to register (subject, during the 180 day period following the date of this Prospectus, to obtaining the prior written consent of the Representative) on a Form S-8 Registration Statement under the Securities Act of 1933. On March 5, 1996, the Board of Directors recommended, subject to stockholder approval, that an additional 500,000 shares of Common Stock be reserved for issuance under the Stock Option Plan. Shares covered by such registration statement will be eligible for sale in the public market after the effective date thereof, subject to Rule 144 limitations applicable to affiliates and subject to the lock-up agreements described below. See "Management -- Stock Option Plan."

     Except as indicated above, the Company is unable to estimate the amount, timing or nature of future sales of outstanding Common Stock. Prior to the initial public offering, there was no market for the Common Stock and no predictions can be made of the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market may have an adverse effect on the market price thereof, and could impair the Company's ability to raise capital through the sale of its equity securities.

REGISTRATION RIGHTS

     The Company has agreed that it will, at its expense on any one occasion during the four-year period which commenced on August 25, 1995 and terminates on August 25, 1999 and on any one additional occasion at the expense of the holders thereof during such period, register the Unit Purchase Options and the securities underlying, or issuable upon the exercise of the securities underlying, the Unit Purchase Options at the request of holders of a majority of the UPO Units issued upon exercise of the Unit Purchase Options (including shares of Common Stock issuable upon exercise of the Warrants included in the UPO Units). The Company has also agreed, during the seven-year period commencing one year from the date hereof, to register on a "piggyback" basis, on an unlimited number of occasions, such securities whenever the Company files a registration statement.

     The holders of the IPO Representative's Warrants may under certain circumstances be entitled to certain rights with respect to the registration under the Securities Act of 1933 of the IPO Representative's Warrants and the securities underlying, or issuable upon the exercise of the securities underlying, the IPO Representative's Warrants. If, prior to the expiration date of the IPO Representative's Warrants on March 1998, the Registration Statement filed in connection with the IPO ceases to be effective or the Prospectus contained therein ceases to be current and is no longer amended or an exemption under Rule 144 is not available, the holders of a majority of the IPO Representative's Warrants or shares of Common Stock acquired upon exercise of the IPO Representative's Warrants may, with the consent of the IPO Representative, require the Company to use its best efforts to file one post-effective amendment to such Registration Statement or one new registration statement relating to the IPO Representative's Warrants and the securities underlying, or issuable upon the exercise of the securities underlying, the IPO Representative's Warrants. The Company will be required to use its best efforts to register such securities for disposition by the holders thereof, to the extent required to permit the public sale or other public disposition of such securities for a period of at least six months. The Company is not obligated to file more than one such post-effective amendment or new registration statement at the request of a majority of the holders thereof. The Company is required to bear substantially all the expenses of such post-effective amendment or new registration statement and has agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933.

     The holder of an option for 10,000 shares may under certain circumstances be entitled to certain rights with respect to the registration under the Securities Act of 1933 of the Common Stock issuable upon exercise of the option.

     In addition, the holders of a total of 550,525 shares of Common Stock have the right to have such shares registered on a "piggyback" basis, on an unlimited number of occasions.

     The Representative's Warrants will provide, for a period of five years from the date of this Prospectus, one "demand" registration right and for a period of seven years from the date of this Prospectus, will provide unlimited "piggyback" registration rights.

LOCK-UP AGREEMENTS

     Pursuant to the Underwriting Agreement, all of the Company's directors and executive officers (representing an aggregate of approximately 1,310,795 shares of Common Stock, including vested and unvested stock options), are subject to lock-up arrangements for a period of 180 days from the date of this Prospectus. In addition, the Company, with certain exceptions, has agreed not to issue, sell, grant any option for sale, or otherwise dispose of, directly or indirectly, any shares of the Common Stock or other securities of the Company, except shares of Common Stock issuable upon the exercise of currently outstanding options, warrants and other rights, for a period of 180 days from the date of this Prospectus without the prior consent of the Representative. See "Underwriting."

                                  UNDERWRITING

     The Underwriters named below, for which Commonwealth Associates is acting as representative (the "Representative"), have agreed, severally but not jointly, subject to the terms and conditions contained in the underwriting agreement between the Company and the Underwriters (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the several Underwriters, an aggregate of 1,600,000 shares of Common Stock. The number of shares of Common Stock that each Underwriter has agreed to purchase is set forth opposite its name below:

                                                                            NUMBER OF
                                   UNDERWRITER                               SHARES
        ------------------------------------------------------------------  ---------
        Commonwealth Associates...........................................
                  Total...................................................  1,600,000
                                                                            =========

     The Underwriters are committed on a "firm commitment" basis to purchase and pay for all of the shares of Common Stock offered hereby (other than shares offered pursuant to the Underwriters' over-allotment option) if any shares are purchased. The shares are being offered by the Underwriters, subject to prior sale, when, as, and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by counsel and to certain other conditions.

     Through the Representative, the Underwriters have advised the Company that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and the Underwriters may allow to certain dealers who are members of the National Association of Securities Dealers, Inc. (the "NASD") concessions not in excess
of $          per share, of which not in excess of $          per share may be
reallowed to other dealers who are members of the NASD. After the commencement of the Offering, the public offering price, the concessions, and reallowance may be changed by the Underwriters.

     The Company has granted to the Underwriters an option exercisable for 45 days from the date of this Prospectus to purchase up to an additional 240,000 shares of Common Stock (the "Overallotment Shares") at the public offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. The Underwriters may exercise this option in whole or, from time to time, in part, solely for the purpose of covering overallotments, if any, made in connection with the sale of the shares of Common Stock offered hereby.

     The Company has agreed to pay the Representative, in its individual rather than representative capacity, a non-accountable expense allowance equal to 1 1/2% of the gross proceeds of the Offering in connection with certain expenses incurred by the Representative and to reimburse the Representative for certain other expenses incurred by the Representative.

     The Company has agreed to sell to the Representative and its designees warrants (the "Representative's Warrants") to purchase up to 160,000 shares of Common Stock at an exercise price per share equal to 130% of the public offering price. The Representative's Warrants are not redeemable and may not be sold, transferred, assigned, pledged or hypothecated for a period of one year from the date of this Prospectus, except that they may be assigned, in whole or in part, to any successor, officer, employee or partner of the Representative, or to officers, employees or partners of any such successor or partner, and are exercisable during the four-year period commencing one year from the date of this Prospectus (the "Warrant Exercise Term"). During the Warrant Exercise Term, the holders of the Representative's Warrants are given, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock. To the extent that the Representative's Warrants are exercised or exchanged, dilution to the interests of the Company's stockholders will occur. Further, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of the Representative's Warrants can be expected to exercise or exchange them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the Representative's Warrants. Any profit realized by the Representative on the sale of the Representative's Warrants or the underlying shares of Common Stock may be deemed additional underwriting compensation. The Representative's Warrants will provide, for a period of five years from the date of this Prospectus, one "demand" registration right and will provide, for a period of seven years from the date of this Prospectus, unlimited "piggyback" registration rights.

     The Company has agreed to indemnify the Underwriters, their officers, directors, employees, affiliates, agents, legal counsel and controlling persons or contribute to losses arising out of certain liabilities, including liabilities under the Securities Act.

     The Company and the Company's officers, directors and beneficial owners of 5% or more of the Company's outstanding Common Stock have agreed not to offer, issue, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any securities of the Company or other rights to purchase any securities of the Company, other than the Overallotment Shares, if any, for a period of 180 days from the date of this Prospectus, without the prior written consent of the Representative.

     The Company has entered into an arrangement with the Representative whereby the Representative has agreed to assist the Company in identifying sources for a credit facility for the Company during an 18-month period commencing April 3, 1996. Upon the closing of a definitive agreement relating to a credit facility, the source of which was introduced to the Company by the Representative, the Representative shall receive payment of a fee of up to 1 1/4% of such credit facility.

     In connection with this Offering, certain Underwriters and selling group members or their affiliates may engage in passive market making transactions in the Common Stock on the Nasdaq National Market in accordance with Rule 10b-6A under the Exchange Act. Passive market making consists of, among other things, displaying bids on the Nasdaq National Market limited by the bid prices of independent market makers and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the Common Stock during a specified prior period, and all possible market making activity must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-1, including amendments thereto, under the Securities Act of 1933 (the "Securities Act") with respect to the Common Stock. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed therewith, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to such Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being deemed to be qualified in its entirety by such reference. The Registration Statement, including all exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies of all or any part thereof may be obtained from such offices, upon the payment of prescribed fees.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the Commission. Such reports and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is currently quoted on the Nasdaq National Market and such reports and other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company intends to furnish its stockholders with annual reports containing consolidated financial statements audited by its independent public accountants and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                                 LEGAL MATTERS

     Certain legal matters in connection with the legality of the Common Stock offered hereby will be passed upon for the Company by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. Mr. Irwin M. Heller, a member of such firm, owns 15,000 shares of Common Stock. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Parker Chapin Flattau & Klimpl, LLP, New York, New York.

                                    EXPERTS

     The financial statements and schedules of the Company as of December 31, 1995 and 1994, and for the three years ended December 31, 1995 included herein and elsewhere in the Registration Statement have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                           SIGHT RESOURCE CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                                         PAGE
                                                                                         ----
Independent Auditors' Report...........................................................  F-2
Consolidated Balance Sheets as of December 31, 1994 and 1995 and March 31, 1996........  F-3
Consolidated Statements of Operations for the Years Ended
  December 31, 1993, 1994 and 1995 and the Three Months Ended March 31, 1995 and
  1996.................................................................................  F-4
Consolidated Statements of Stockholders' Equity for the Years Ended
  December 31, 1993, 1994 and 1995 and the Three Months Ended March 31, 1996...........  F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1993, 1994 and 1995 and the Three Months Ended March 31, 1995 and
  1996.................................................................................  F-6
Notes to Consolidated Financial Statements.............................................  F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Sight Resource Corporation:

     We have audited the consolidated balance sheets of Sight Resource Corporation (formerly NewVision Technology, Inc.) and its subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sight Resource Corporation and its subsidiaries at December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

                                          KPMG Peat Marwick LLP

Boston, Massachusetts
February 23, 1996

                           SIGHT RESOURCE CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                 DECEMBER 31,          MARCH 31,
                                                              -------------------     -----------
                                                               1994        1995          1996
                                                              -------     -------     -----------
                                                                                      (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $10,194     $ 8,035        $ 6,579
  Accounts receivable, net of allowance of $0, $277 and
     $310...................................................       75         662          1,040
  Inventories...............................................       --       1,865          1,978
  Prepaid expenses and other current assets.................       65         171            545
                                                              -------     -------        -------
          Total current assets..............................   10,334      10,733         10,142
                                                              -------     -------        -------
Property and equipment, net (note 3)........................    3,550       5,778          5,293
                                                              -------     -------        -------
Other assets:
  Intangible assets (note 4)................................       --       6,908          6,810
  Other assets..............................................       27         135            173
                                                              -------     -------        -------
          Total other assets................................       27       7,043          6,983
                                                              -------     -------        -------
                                                              $13,911     $23,554        $22,418
                                                              =======     =======        =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Revolving note payable (note 6)...........................  $    --     $   475        $   475
  Current portion of long term debt (note 6)................       --         400            400
  Accounts payable..........................................      199       1,727          2,047
  Accrued expenses (note 5).................................      348       2,804          2,085
                                                              -------     -------        -------
          Total current liabilities.........................      547       5,406          5,007
                                                              -------     -------        -------
Non-current liabilities:
  Long term debt, less current maturities (note 6)..........       --       1,000            900
  Other liabilities.........................................       --         703            713
                                                              -------     -------        -------
          Total non-current liabilities.....................       --       1,703          1,613
                                                              -------     -------        -------
Commitments (note 7)
Stockholders' equity (note 8):
  Preferred Stock, $.01 par value. Authorized 5,000,000
     shares; no shares issued and outstanding...............       --          --             --
  Common stock, $.01 par value. Authorized 20,000,000
     shares; issued and outstanding 4,770,250, 6,346,615 and
     6,346,715 shares in 1994, 1995 and 1996 respectively...       48          63             63
  Additional paid-in capital................................   17,636      25,794         25,795
  Accumulated deficit.......................................   (4,524)     (9,412)       (10,060)
  Cumulative translation adjustment.........................      204          --             --
                                                              -------     -------        -------
          Total stockholders' equity........................   13,364      16,445         15,798
                                                              -------     -------        -------
                                                              $13,911     $23,554        $22,418
                                                              =======     =======        =======

          See accompanying notes to consolidated financial statements.

                           SIGHT RESOURCE CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)

                                                                                   THREE MONTHS
                                                                                      ENDED
                                                YEAR ENDED DECEMBER 31,             MARCH 31,
                                            -------------------------------     ------------------
                                             1993        1994        1995        1995        1996
                                            -------     -------     -------     -------     ------
                                                                                   (UNAUDITED)
Net revenue...............................  $   155     $   529     $18,240     $ 4,200     $5,660
Cost of revenue...........................      292         928       8,147       1,872      2,262
                                            -------     -------     -------     -------     ------
  Gross margin............................     (137)       (399)     10,093       2,328      3,398
Selling, general and administrative
  expenses................................    1,434       2,492      15,265       3,518      4,082
                                            -------     -------     -------     -------     ------
Loss from operations......................   (1,571)     (2,891)     (5,172)     (1,190)      (684)
                                            -------     -------     -------     -------     ------
Other income (expense):
  Interest income.........................       43         183         387         119         94
  Interest expense........................       (7)        (48)       (253)        (57)       (58)
  Other...................................        5        (189)        150          --         --
                                            -------     -------     -------     -------     ------
          Total other income (expense)....       41         (54)        284          62         36
                                            -------     -------     -------     -------     ------
          Net loss........................  $(1,530)    $(2,945)    $(4,888)    $(1,128)    $ (648)
                                            =======     =======     =======     =======     ======
Net loss per share........................  $  (.74)    $  (.94)    $  (.89)    $  (.22)    $ (.10)
                                            =======     =======     =======     =======     ======
Weighted average number of common shares
  outstanding.............................    2,057       3,122       5,488       5,194      6,347
                                            =======     =======     =======     =======     ======

          See accompanying notes to consolidated financial statements.

                           SIGHT RESOURCE CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995, AND THE THREE MONTHS ENDED MARCH
                                    31, 1996
                                 (IN THOUSANDS)

                                              COMMON STOCK      ADDITIONAL                 CUMULATIVE      TOTAL
                                           ------------------    PAID-IN     ACCUMULATED   TRANSLATION  STOCKHOLDERS'
                                           SHARES   PAR VALUE    CAPITAL       DEFICIT     ADJUSTMENT      EQUITY
                                           ------   ---------   ----------   -----------   ----------   ------------
Balance, December 31, 1992...............  1,275       $13       $    205     $     (49)     $   --       $    169
Proceeds from initial public offering,
  net of offering cost...................    978        10          4,565            --          --          4,575
Proceeds from exercise of IPO warrants...     34        --            232            --          --            232
Net loss.................................     --        --             --        (1,530)         --         (1,530)
Cumulative translation adjustment........     --        --             --            --         (27)           (27)
                                           -----       ---        -------       -------       -----        -------
Balance, December 31, 1993...............  2,287        23          5,002        (1,579)        (27)         3,419
Proceeds from second public offering, net
  offering cost..........................  2,472        25         12,496            --          --         12,521
Proceeds from exercise of IPO warrants...     11        --             73            --          --             73
Issuance of Class A warrants.............     --        --             65            --          --             65
Net loss.................................     --        --             --        (2,945)         --         (2,945)
Cumulative translation adjustment........     --        --             --            --         231            231
                                           -----       ---        -------       -------       -----        -------
Balance, December 31, 1994...............  4,770        48         17,636        (4,524)        204         13,364
Issuance of common stock for
  acquisitions...........................    556         6          1,721            --          --          1,727
Issuance of common stock for equipment
  and other..............................     64        --            206            --          --            206
Proceeds from exercise of warrants (note
  8).....................................    955         9          6,221            --          --          6,230
Proceeds from exercise of stock
  options................................      2        --             10            --          --             10
Net loss.................................     --        --             --        (4,888)         --         (4,888)
Cumulative translation adjustment........     --        --             --            --        (204)          (204)
                                           -----       ---        -------       -------       -----        -------
Balance, December 31, 1995...............  6,347       $63       $ 25,794     $  (9,412)     $   --       $ 16,445
Proceeds from exercise of warrants.......     --        --              1            --          --              1
Net loss.................................     --        --             --          (648)         --           (648)
                                           -----       ---        -------       -------       -----        -------
Balance, March 31, 1996 (unaudited)......  6,347       $63       $ 25,795     $ (10,060)     $   --       $ 15,798
                                           =====       ===        =======       =======       =====        =======

          See accompanying notes to consolidated financial statements.

                           SIGHT RESOURCE CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                  THREE MONTHS
                                                                                      ENDED
                                              YEARS ENDED DECEMBER 31,              MARCH 31,
                                           -------------------------------     -------------------
                                            1993        1994        1995        1995        1996
                                           -------     -------     -------     -------     -------
                                                                                   (UNAUDITED)
Operating activities:
  Net loss...............................  $(1,530)    $(2,945)    $(4,888)     (1,128)       (648)
  Adjustments to reconcile net loss to
     net cash provided by (used in)
     operating activities:
     Depreciation and amortization.......      292         928       1,688         387         435
     Realization of foreign currency
       gain..............................       --          --        (150)         --          --
     Amortization of debt financing
       cost..............................       --          65          --          --          --
  Changes in operating assets and
     liabilities:
     Accounts receivable.................      (39)        (33)         (1)        (52)       (378)
     Inventories.........................       --          --         424         192        (114)
     Prepaid expenses and other current
       assets............................      (19)         (4)         75        (107)       (373)
     Accounts payable and accrued
       expenses..........................    1,475      (1,294)       (844)       (619)       (399)
                                           -------     -------     -------     -------     -------
       Net cash provided by (used in)
          operating activities...........      179      (3,283)     (3,696)     (1,327)     (1,477)
                                           -------     -------     -------     -------     -------
Investing activities:
  Purchases of property and equipment....   (3,737)       (175)     (1,948)        (36)       (229)
  Sale of assets.........................       --          --          --          --         376
  Acquisition of subsidiaries............       --          --      (2,363)     (1,421)         --
  Other assets...........................       (6)        (19)         (4)         30         (37)
                                           -------     -------     -------     -------     -------
       Net cash provided by (used in)
          investing activities...........   (3,743)       (194)     (4,315)     (1,427)        110
                                           -------     -------     -------     -------     -------
Financing activities:
  Principal payments on Bridge Notes and
     long term debt......................       --      (1,100)       (400)       (100)       (100)
  Proceeds for sale of Bridge Notes and
     Class A warrants....................       --       1,100          --          --          --
  Proceeds from exercise of warrants and
     stock options.......................      233          73       6,240          --           1
  Net proceeds from public offerings.....    4,575      12,520          --          --          --
  Payments of notes payable to
     stockholders........................     (378)         --          --          --          --
  Other liabilities......................       --          --          --          --          10
                                           -------     -------     -------     -------     -------
       Net cash provided by (used in)
          financing activities...........    4,430      12,593       5,840        (100)        (89)
                                           -------     -------     -------     -------     -------
Effect of exchange rate changes on
  cash...................................      (39)         75          12          (6)         --
                                           -------     -------     -------     -------     -------
Net increase (decrease) in cash and cash
  equivalents............................      827       9,191      (2,159)     (2,860)     (1,456)
Cash and cash equivalents, beginning of
  period.................................      176       1,003      10,194      10,194       8,035
                                           -------     -------     -------     -------     -------
Cash and cash equivalents, end of
  period.................................  $ 1,003     $10,194     $ 8,035     $ 7,334     $ 6,579
                                           =======     =======     =======     =======     =======

          See accompanying notes to consolidated financial statements.

                           SIGHT RESOURCE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1993, 1994 AND 1995
                      MARCH 31, 1995 AND 1996 (UNAUDITED)

(1) THE COMPANY

  (a) Nature of Business

     The business of Sight Resource Corporation is to participate in the delivery of a complete range of eye care products and services through integrated networks of opticians, optometrists and ophthalmologists. Effective October 31, 1995, the Company changed its name to Sight Resource Corporation from NewVision Technology, Inc. to better reflect its expanded corporate mission.

  (b) U.S. Acquisitions

     Effective January 1, 1995, the Company purchased substantially all the assets of Cambridge Eye Associates, Inc. ("Cambridge Eye") for $1,690,00 in cash, 424,000 shares of common stock and the assumption of approximately $1,600,000 of net liabilities. Cambridge Eye owns eye care centers located throughout New England which provide comprehensive vision care products and services to residents of this region. The transaction was accounted for using the purchase method of accounting.

     Effective July 1, 1995, the Company purchased certain assets and liabilities of Douglas Vision World, Inc. ("Vision World") for approximately $970,000 in cash, 131,525 shares of common stock, $660,000 payable over a 3 year period and $250,000 payable over 18 months contingent upon the occurrence of certain future events. Vision World owns eye care centers located throughout Rhode Island which provide comprehensive vision care products and services to residents of this state. The transaction was accounted for using the purchase method of accounting.

     The results of operations of the two acquisitions have been included in the consolidated financial statements from their respective dates of acquisition. The excess of the purchase price and expenses associated with each acquisition over the estimated fair value of the net assets acquired has been recorded as goodwill.

     Had the acquisitions occurred at the beginning of 1994, pro forma results of operations for fiscal year 1994 would have been: net revenue of $21.0 million, net loss of $2.9 million and net loss per share of $0.79 on a weighted average number of common shares outstanding of 3.7 million. Pro forma results of operations for fiscal year 1995, giving effect to the acquisitions as if the transactions occurred at the beginning of 1995, would have been: net revenue of $20.8 million, net loss of $4.8 million and net loss per share of $0.87 on a weighted average number of common shares outstanding of 5.6 million. Such pro forma financial information reflects certain adjustments, including amortization of goodwill, and an increase in the weighted average shares outstanding. This pro forma information does not necessarily reflect the results of operations that would have occurred had the acquisitions taken place at the beginning of 1994 and 1995 and is not necessarily indicative of results that may be obtained in the future.

  (c) UK Operations

     While the Company's initial efforts focused on building a LVC delivery model in the UK, the Company is now fully concentrating its attention and resources on the growth opportunities in the United States. As a result, the Company fully discontinued its UK operations in the fourth quarter 1995. Excimer lasers systems used in the UK are in the process of being retrofitted and relocated to the US. In early 1996, six systems were in place in the U.S. The costs associated with the discontinuance of UK operations is immaterial and is included in operating expenses in 1995. The Company realized a foreign currency gain of approximately $150,000 on the liquidation of the UK subsidiaries which is included in other income at December 31, 1995.

                           SIGHT RESOURCE CORPORATION

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and entities in which the Company's subsidiaries assume the financial risks and rewards of such entities through a management contract. The Company has no direct equity ownership in these entities. All significant intercompany balances and transactions have been eliminated.

     In preparation of these consolidated financial statements in conformity with generally accepted accounting principles, management of the Company has made estimates and assumptions that affect the reported amounts of assets and liabilities, particularly for accounts receivable and its effect on revenue. Actual results could differ from those estimates.

     The consolidated financial statements for the three months ended March 31, 1995 and 1996 have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of the Company, these consolidated financial statements contain all adjustments (consisting of only normal, recurring adjustments) necessary to present fairly the financial position of Sight Resource Corporation as of March 31, 1996 and the results of its operations and cash flows for the three months ended March 31, 1995 and 1996.

  (b) Foreign Currency Translation

     Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the exchange rate on the balance sheet date. Income and expense items are translated at average rates of exchange prevailing during each period. Translation adjustments are accumulated in a separate component of stockholders' equity. Transaction gains and losses are included in the results of operations and have not been material in any year. As described above, the UK operations were discontinued as of December 31, 1995 and the assets and liabilities were transferred to the U.S.

  (c) Statement of Cash Flows

     Cash and cash equivalents consist of cash in banks and short-term investments with original maturities of three months or less.

  (d) Financial Instruments

     The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of these items. The carrying amount of other long-term maturities approximates fair value. The carrying amount of the Company's revolving line of credit approximates fair value because the borrowing rate changes with market interest rates.

  (e) Revenue Recognition

     Under existing revenue sharing arrangements for refractive surgery where the Company is not responsible for patient billing, the Company receives a specified payment from the hospital or center for each refractive surgical procedure performed. Accordingly, the Company recognizes revenue on a per procedure basis at the time procedures are performed. Under existing revenue-sharing arrangements for refractive surgery where the Company is responsible for the collection from the patient and payment to the ophthalmologist and other operating costs, the total patient charge is recorded as revenue with the corresponding expenses recorded in cost of revenue.

                           SIGHT RESOURCE CORPORATION

     Revenue and the related costs from the sale of eyewear are recognized at the time an order is placed. Revenue is reported net of the contractual allowances.

  (f) Inventories

     Inventories primarily consist of the costs of eyeglass frames, contact lenses, ophthalmic lenses, sunglasses and other optical products and are valued at the lower of cost (using the first-in, first-out method) or market.

  (g) Property and Equipment

     Property and equipment is stated at cost. The Company provides for depreciation at the time the property and equipment is placed in service. The straight-line method is used over the estimated useful life of the assets.

  (h) Intangible Assets

     Intangible assets resulting from the business acquisitions consist of customer lists, trademarks, and the excess cost of the acquisition over the fair value of the net assets acquired (goodwill). Certain values assigned are based upon independent appraisals and are amortized on a straight line basis over a period of 11 to 25 years. The Company assesses the recoverability of unamortized intangible assets on an ongoing basis by comparing anticipated operating profits and future cash flows to net book value.

  (i) Income Taxes

     The Company follows the asset and liability method of accounting for income taxes and records deferred tax assets and liabilities based on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial statement purposes.

  (j) Net Loss Per Share

     Net loss per share of common stock is based on the weighted average number of common shares outstanding. Common stock equivalents are not included in the calculation because they are antidilutive.

  (k) Reclassification

     Certain reclassifications were made to the 1995 Consolidated Financial Statements to conform to the 1996 presentation.

(3) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following (in thousands):

                                                DECEMBER 31,     MARCH 31,
                                               ---------------   ----------
                                                1994     1995       1996         USEFUL LIFE
                                               ------   ------   ----------     -------------
                                                                 (UNAUDITED)
    Laser equipment..........................  $4,550   $5,973     $5,328             5 years
    Ophthalmic and other equipment...........     125    1,452      1,492         3 - 5 years
    Computer equipment.......................      79       89         89             3 years
    Furniture and fixtures...................      37      379        397             3 years
    Leasehold improvements...................      --      261        444       Life of lease
    Construction-in-progress.................      --      104         89
                                               ------   ------     ------
                                                4,791    8,258      7,839
    Less accumulated depreciation............   1,241    2,480      2,546
                                               ------   ------     ------
    Property and equipment, net..............  $3,550   $5,778     $5,293
                                               ======   ======     ======

                           SIGHT RESOURCE CORPORATION

(4) INTANGIBLE ASSETS

     Intangible assets consists of the following (in thousands):

                                                                DECEMBER 31,        MARCH 31,
                                                               ---------------     -----------
                                                               1994      1995         1996
                                                               ----     ------     -----------
                                                                                   (UNAUDITED)
    Goodwill.................................................   $--     $4,201       $ 4,201
    Patient lists............................................    --      2,659         2,659
    Trademarks...............................................    --        413           413
                                                                ---     ------        ------
                                                                 --      7,273         7,273
    Accumulated amortization.................................    --        365           463
                                                                ---     ------        ------
              Total..........................................   $--     $6,908       $ 6,810
                                                                ===     ======        ======

(5) ACCRUED EXPENSES

     Accrued expenses consists of the following (in thousands):

                                                               DECEMBER 31,        MARCH 31,
                                                              ---------------     -----------
                                                              1994      1995         1996
                                                              ----     ------     -----------
                                                                                  (UNAUDITED)
    Professional fees.......................................  $213     $  344       $   193
    Payroll and related cost................................    68        676           655
    Acquisition payments....................................    --        387           387
    Other...................................................    67      1,397           850
                                                              ----     ------       -------
                                                              $348     $2,804       $ 2,085
                                                              ====     ======       =======

(6) DEBT

     Long term debt is as follows (in thousands):

                                                                DECEMBER 31,        MARCH 31,
                                                               ---------------     -----------
                                                               1994      1995         1996
                                                               ----     ------     -----------
                                                                                   (UNAUDITED)
    Bank term loan, 9.44% interest rate at December 31, 1995
      (8.81% interest rate at March 31, 1996), repayable in
      quarterly installments of $100,000 through March 1998
      followed by 4 quarterly installments of $125,000;
      secured by all assets of one of the Company's
      subsidiaries...........................................   $--     $1,400       $ 1,300
    Less current maturities..................................    --        400           400
                                                                ---     ------       -------
    Long term debt, less current maturities..................   $--     $1,000       $   900
                                                                ===     ======       =======

     The Company also has available a revolving credit facility in the amount of $500,000 based on eligible accounts receivable and inventory balances which bears interest at the bank's base rate plus 1.5% (10% at December 31, 1995 and 9.75% at March 31, 1996). As of December 31, 1995 and March 31, 1996, $25,000
was unused.

(7) COMMITMENTS

     The Company has operating leases primarily for its retail optical offices, distribution center, corporate offices and certain equipment. The leases are generally for periods of up to 10 years with renewal options at fixed rentals. Certain of the leases provide for additional rentals based on sales exceeding specified amounts.

                           SIGHT RESOURCE CORPORATION

     The future minimum lease rental commitments for facilities and equipment for the periods following December 31, 1995 are as follows (in thousands):

        1996...........................................................      $1,746
        1997...........................................................       1,421
        1998...........................................................       1,174
        1999...........................................................         610
        2000...........................................................         462
        Thereafter.....................................................         612
                                                                             ------
                                                                             $6,025
                                                                             ======

     Rental expenses charged to operations, including real estate taxes, common area maintenance and other expenses related to the leased facilities and equipment, were approximately $23,000, $58,000, $1,750,000, $374,000 and
$498,000 for fiscal years 1993, 1994 and 1995 and for the three months ended March 31, 1995 and 1996, respectively.

(8) STOCKHOLDERS' EQUITY

  Preferred Stock

     As of December 31, 1995 and March 31, 1996, the Company has authorized 5,000,000 shares of preferred stock of $.01 par value of which none have been issued and outstanding. The terms and conditions of the preferred stock, including any preferences and dividends, will not be established until such time, if ever, as such shares are in fact issued by the Company.

  Common Stock

     As of December 31, 1995 and March 31, 1996, the Company has authorized 20,000,000 shares of common stock at $.01 par value. Common stock is entitled to dividends if declared by the Board of Directors, and each share carries one vote.

  Warrants

     During the second half of 1995, the Company received net proceeds of approximately $6,078,000 from the exercise of 929,140 IPO Warrants. Each IPO Warrant entitled the holder to purchase one share of common stock at $6.75. On October 31, 1995, the expiration date of the IPO Warrants, 3,110 IPO Warrants expired unexercised.

     At December 31, 1995, the Company had outstanding 85,000 Class A Warrants. Each Class A Warrant entitles the holder to purchase one share of common stock at a price of $6.00 and is exercisable at any time through March 25, 1999. During 1995, 25,000 Class A Warrants were exercised providing the Company with net proceeds of $150,000.

     As part of the Company's second public offering completed in September 1994, the Company issued 2,472,500 redeemable common stock purchase warrants ("Z Warrant"). Each Z Warrant entitles the holder to purchase one share of common stock at a price of $6.00 and terminates on August 25, 1999, unless previously redeemed. The Z Warrants are redeemable at the option of the Company at a price of $.05 per warrant, upon 30 days written notice, provided that the closing price of the common stock exceeds $9.50 for a period of 20 consecutive business days. During fiscal 1995, 300 Z Warrants were exercised providing the Company with $1,800 in proceeds. During the three months ended March 31, 1996, 100 Z Warrants were exercised providing the Company with $600 in proceeds.

     In connection with its second public offering, the Company sold to its underwriter and a finder, 215,000 Unit Purchase Options (UPOs) at a price of $.001 per UPO. The UPOs are exercisable for a period of four years commencing August 25, 1995, at a price of $9.90. Each UPO consists of one share of common stock and

                           SIGHT RESOURCE CORPORATION
one redeemable common stock purchase warrant, which entitles the holder to purchase one share of common stock at a price of $7.20. At December 31, 1995 and March 31, 1996, no UPOs have been exercised.

     In connection with its initial public offering, the Company sold to the IPO Representative (at an aggregate price of $85), warrants to purchase up to 85,000 IPO Units at an exercise price of $7.98 per IPO Unit at any time during the four-year period commencing March 31, 1994. Each IPO Unit consists of one share of common stock and one redeemable common stock purchase warrant, which entitles the holder to purchase one share of common stock at a price of $6.75. At December 31, 1995 and March 31, 1996, no IPO Units have been exercised.

  Stock Option Plan

     On November 30, 1992, the Company's Board of Directors and the stockholders approved the Company's 1992 Employee, Director and Consultant Stock Option Plan (the "Plan"). On April 26, 1994, the Board of Directors and the stockholders approved the increase shares of common stock reserved for issuance under the Plan to an aggregate of 1,000,000 shares. In March 1996 the Board has recommended, subject to shareholder approval, that an additional 500,000 shares of common stock be reserved for issuance under the Plan. Under the Plan, incentive stock options may be granted to employees of the Company. Non-qualified stock options may be granted to consultants, directors, employees or officers of the Company.

     In December, 1994 the Compensation Committee of the Board of Directors approved a Stock Option Exchange Program (the "Program"). All employees and consultants with stock options with exercise prices in excess of $4.40 per share were given the election to cancel the existing option for new options at a per share price of $4.40. Upon election all prior vesting was forfeited and the replacement options began vesting on the exchange date on a schedule equal to the original option being canceled. The $4.40 exercise price was in excess of the then current fair market value of the share on the date of exchange. Options for a total of 270,800 were canceled and exchanged under the program.

     A summary of the stock option transactions follows:

                                                                  NUMBER OF          OPTION
                                                   SHARES       SHARES UNDER        PRICE PER
                                                  AVAILABLE        OPTION             SHARE
                                                  ---------     -------------     -------------
    Balance, December 31, 1992..................    135,000          35,000       $        0.43
    Shares reserved.............................    330,000              --                  --
    Granted.....................................   (369,200)        369,200        3.00 -- 9.50
                                                   --------        --------        ------------
    Balance, December 31, 1993..................     95,800         404,200       $0.43 -- 9.50
    Shares reserved.............................    500,000              --                  --
    Canceled....................................    301,400        (301,400)       5.75 -- 9.50
    Granted.....................................   (373,200)        373,200        4.18 -- 6.87
                                                   --------        --------        ------------
    Balance, December 31, 1994..................    524,000         476,000       $0.43 -- 8.50
    Canceled....................................    173,667        (173,667)      4.125 -- 8.50
    Granted.....................................   (368,400)        368,400       4.125 -- 7.25
    Exercised...................................         --          (2,100)               4.40
                                                   --------        --------        ------------
    Balance, December 31, 1995..................    329,267         668,633       $0.43 -- 8.50
    Canceled....................................      2,700          (2,700)               5.00
    Granted.....................................    (52,500)         52,500       6.125 -- 7.50
                                                   --------        --------        ------------
    Balance, March 31, 1996 (unaudited).........    279,467         718,433       $0.43 -- 8.50
                                                   ========        ========        ============

     There were 72,000, 253,012 and 320,917 shares exercisable at prices ranging from $.43 to $8.50 under the Plan at December 31, 1994 and 1995 and March 31, 1996, respectively.

     In October 1995, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" which permits either the recording of the estimated value of stock based compensation over the applicable vesting period or disclosing the unrecorded cost and the related effect on earnings per share in the Notes to the Consolidated Financial Statements. At

                           SIGHT RESOURCE CORPORATION
this time, the Company does not intend to adopt the new standard, however, compliance with the new disclosure requirements will be made for the year ended December 31, 1996.

(9) INCOME TAXES

     Income tax benefit attributable to loss from continuing operations differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent as a result of the following (in thousands):

                                                                                   THREE MONTHS
                                                                                       ENDED
                                                    YEAR ENDED DECEMBER 31,          MARCH 31,
                                                  ---------------------------     ---------------
                                                  1993       1994       1995      1995      1996
                                                  -----     ------     ------     -----     -----
                                                                                    (UNAUDITED)
Computed "expected" tax benefit.................  $ 520     $1,001     $1,662     $ 384     $ 220
Increase in tax benefit resulting from:
  State net operating loss......................     --        126        466        29        40
  Loss in foreign subsidiary....................     --         --        868        --        --
Decrease in tax benefit resulting from:
  Foreign net loss..............................   (198)      (628)        --      (222)       --
  Other.........................................     10          3         (6)       (1)       (1)
  Increase in valuation allowance for deferred
     tax assets allocated to income tax
     expense....................................   (332)      (502)    (2,990)     (190)     (259)
                                                  -----     -------    -------    ------    ------
                                                  $  --     $   --     $   --     $  --     $  --
                                                  =====     =======    =======    ======    ======

     The tax effects of temporary differences that give rise to significant portions of the net deferred tax asset are presented below (in thousands):

                                                            DECEMBER 31,       MARCH 31,
                                                          ----------------     ----------
                                                          1994       1995         1996
                                                          -----     ------     ----------
                                                                               (UNAUDITED)
     Deferred tax assets:
       Net operating loss carryforwards...............    $ 836     $3,861        $4,077
       Vacation accrual...............................       10         55            57
       Bad debt reserve...............................       --         92           165
       Other reserves.................................       --        586           552
                                                          -----     ------        ------
               Gross deferred tax assets..............      846      4,594         4,851
       Valuation allowance under SFAS 109.............     (843)    (4,591)       (4,851)
                                                          -----     ------        ------
               Net deferred tax assets................        3          3            --
       Less deferred tax liabilities:
          Plant and equipment.........................        3          3            --
                                                          -----     ------        ------
               Net deferred tax.......................    $  --     $   --        $   --
                                                          =====     ======        ======

     A valuation allowance in the amount of $843,000, $4,591,000 and $4,851,000 has been established at December 31, 1994 and 1995 and March 31, 1996, respectively. This allowance has been established due to the uncertainty in the ability of the Company to benefit from the federal and state operating loss carryforwards.

                           SIGHT RESOURCE CORPORATION

     Subsequently recognized tax benefit relating to the valuation allowance for deferred tax assets will be allocated as follows (in thousands):

                                                                DECEMBER 31,      MARCH 31,
                                                                    1995            1996
                                                                ------------     -----------
                                                                                 (UNAUDITED)
     Income tax benefit that would be reported in the
       statement of earnings................................       $3,823           $4,083
     Charge to goodwill for recognition of acquired tax
       assets...............................................          768              768
                                                                   ------           ------
                                                                   $4,591           $4,851
                                                                   ======           ======

     The net operating loss carryforwards ("NOLs") for federal and state tax purposes at December 31, 1995 are approximately $9,595,000 and $9,546,000, respectively and expire through 2010 and 2000, respectively.

     The NOLs for federal and state tax purposes at March 31, 1996 are approximately $10,131,000 and $10,082,000, respectively and expire through 2011 and 2001, respectively.

(10) FOREIGN OPERATIONS

     Revenue generated by the Company's UK operations was approximately $155,000, $529,000 and $448,000 for fiscal years 1993, 1994 and 1995, respectively, and $150,000 for the three months ended March 31, 1995. No revenue was recorded in the first quarter of 1996, since the Company's operations had been discontinued at the end of 1995. The Company incurred a loss from its UK operations of approximately $540,000, $1.8 million and $2.1 million in fiscal 1993, 1994 and 1995, respectively and $654,000 for the three months ended March 31, 1995. As discussed in note 1, in order to better utilize its resources on the growth opportunities in the U.S., the Company discontinued its UK operations in the fourth quarter 1995 and its

                           SIGHT RESOURCE CORPORATION
assets, consisting primarily of laser equipment, have been transferred to the U.S. At December 31, 1993 and 1994, the Company had total assets of $4.2 million and $3.9 million, respectively in the UK.

(11) SUPPLEMENTARY CASH FLOW INFORMATION

     The following represents supplementary cash flow information (in thousands):

                                                                                   THREE MONTHS
                                                                                       ENDED
                                                     YEAR ENDED DECEMBER 31,         MARCH 31,
                                                     -----------------------     -----------------
                                                     1993     1994     1995       1995       1996
                                                     ----     ---     ------     ------     ------
                                                                                    (UNAUDITED)
Interest paid....................................    $22      $48     $  210     $   51     $   44
                                                     ====     ===     ======     ======     ======
Non-cash financing activities:
  Issuance of Class A Warrants in conjunction
     with Bridge Notes...........................    $--      $65     $   --     $   --     $   --
                                                     ====     ===     ======     ======     ======
Issuance of stock for equipment and other........    $--      $--     $  206     $   --     $   --
                                                     ====     ===     ======     ======     ======
Acquisitions:
Assets acquired..................................    $--      $--     $7,696     $4,435     $   --
Net liabilities assumed..........................     --       --     (3,310)    (1,600)        --
Common stock issued..............................     --       --     (1,727)    (1,145)        --
                                                     ----     ---     ------     ------     ------
Cash paid........................................     --       --      2,659      1,690         --
Less cash acquired...............................     --       --       (296)      (269)        --
                                                     ----     ---     ------     ------     ------
Net cash paid for acquisition....................    $--      $--     $2,363     $1,421     $   --
                                                     ====     ===     ======     ======     ======

===============================================================================
     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................     8
The Company...........................    16
Use of Proceeds.......................    17
Dilution..............................    18
Capitalization........................    19
Price Range of Common Equity and
  Dividend Policy.....................    20
Selected Financial Data...............    21
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    22
Business..............................    27
Management............................    39
Principal Stockholders................    47
Certain Relationships and Related
  Transactions........................    48
Description of Securities.............    49
Shares Eligible for Future Sale.......    53
Underwriting..........................    56
Available Information.................    57
Legal Matters.........................    58
Experts...............................    58
Index to Financial Statements.........   F-1

===============================================================================


===============================================================================

                                1,600,000 SHARES
                                     [LOGO]

                                 SIGHT RESOURCE
                                  CORPORATION

                                  COMMON STOCK

                         ------------------------------
                                   PROSPECTUS
                         ------------------------------

                            COMMONWEALTH ASSOCIATES

                                        , 1996

===============================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION, DATED MAY 6, 1996

PROSPECTUS

                                    [LOGO]

                          SIGHT RESOURCE CORPORATION

                2,472,100 SHARES OF COMMON STOCK ISSUABLE UPON
            EXERCISE OF REDEEMABLE COMMON STOCK PURCHASE WARRANTS

     Sight Resource Corporation, a Delaware corporation (the "Company"), hereby offers 2,472,100 shares of Common Stock, $.01 par value per share (the "Common Stock"), issuable upon exercise of outstanding redeemable common stock purchase warrants (the "Warrants"). The Warrants were issued in connection with the Company's firm commitment public offering in August 1994 of 2,472,500 units (the "Units"), each Unit consisting of one share of Common Stock and one Warrant. Of the 2,472,500 Units, 322,500 Units were issued upon the exercise of the underwriter's overallotment option. Each Warrant entitles the holder to purchase one share of Common Stock of the Company at an exercise price of $6.00, subject to adjustment in certain events, at any time prior to August 25, 1999, unless previously redeemed. The Warrants are redeemable, in whole but not in part, at the option of the Company, at a redemption price of $.05 per Warrant at any time, upon not less than 30 days' prior written notice to the registered holders thereof, provided that the closing price per share of Common Stock has been at least $9.50 for a period of 20 consecutive business days ending within 15 days prior to the notice of redemption. See "Description of Securities."

     The Common Stock is traded in the over-the-counter market and is quoted on the Nasdaq National Market under the trading symbol "VISN." The closing sale price for the Common Stock on May 3, 1996 was $7.875. The Warrants are traded in the over-the-counter market and are quoted on the Nasdaq National Market under the trading symbol "VISNZ." The closing sale price for the Warrants on May 3, 1996 was $3.625.

     The maximum possible proceeds to the Company from the exercise of all of the Warrants is approximately $14,800,000, before expenses of approximately $50,000. There can be no assurance, however, that any of the Warrants will be exercised.

     The registration statement of which this Prospectus forms a part also includes separate prospectuses relating to (i) the offering (the "Offering") by the Company of 1,600,000 shares of Common Stock at an assumed offering price of $7.875, and (ii) the offering of 85,000 shares of Common Stock issuable upon the exercise of 85,000 Class A Warrants (the "Class A Warrants"), which Class A Warrants were issued in March 1995 in connection with the Company's private placement (the "Private Placement") of $1,100,000 aggregate principal amount of promissory notes (the "Bridge Notes").

INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF
       RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS
              FOR INFORMATION WHICH SHOULD BE CAREFULLY
                     CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               The date of this Prospectus is             , 1996.

                           THE WARRANT STOCK OFFERING

Securities Offered.................  2,472,100 shares of Common Stock issuable upon exercise of outstanding Warrants.
The Warrants.......................  Each Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $6.00, subject
                                     to adjustment in certain events, at any time prior to
                                     August 25, 1999, unless previously redeemed. The
                                     Warrants are redeemable, in whole but not in part, at
                                     the option of the Company, at a redemption price of $.05
                                     per Warrant at any time, upon not less than 30 days'
                                     prior written notice to the registered holders thereof,
                                     provided that the closing price per share of Common
                                     Stock has been at least $9.50 for a period of 20
                                     consecutive business days ending within 15 days prior to
                                     the notice of redemption.
Additional Securities..............  The registration statement of which this Prospectus forms a part also includes separate prospectuses
                                     relating to (i) the offering (the "Offering") by the
                                     Company of 1,600,000 shares of Common Stock at an
                                     initial offering price of $7.875, and (ii) the offering
                                     of 85,000 shares of Common Stock issuable upon the
                                     exercise of 85,000 Class A Warrants (the "Class A
                                     Warrants"). Each Class A Warrant entitles the holder to
                                     purchase one share of Common Stock, at an exercise price
                                     of $6.00, subject to adjustment in certain events, until
                                     August 25, 1999.
Common Stock Outstanding Before the
  Offering.........................  6,346,715 Shares(1)
Common Stock to be Outstanding
  After the Offering...............  7,946,715 Shares(1)(2)
Use of Proceeds....................  The maximum possible proceeds to the Company from the exercise of all of the Warrants, approximately
                                     $14,800,000 before expenses of approximately $50,000,
                                     would be used by the Company for working capital and
                                     general corporate purposes, including acquisitions.
Nasdaq National Market Symbols.....  Common Stock -- VISN
                                     Warrants -- VISNZ
Risk Factors.......................  The Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider
                                     the factors discussed under the heading "Risk Factors."

- ---------------
(1) Excludes (i) 2,472,100 shares of Common Stock issuable upon the exercise of 2,472,100 Warrants issued and outstanding as of the date of this Prospectus,
    (ii) 215,000 shares of Common Stock included in, and 215,000 shares of Common Stock issuable upon the exercise of warrants included in, Units (defined below) issuable in connection with the exercise of Unit Purchase Options (defined below), (iii) 85,000 shares of Common Stock issuable upon exercise of, and 85,000 shares of Common Stock issuable upon the exercise of warrants issuable upon exercise of, the IPO Representative's Warrants (defined below), (iv) 85,000 shares of Common Stock issuable upon the exercise of the Class A Warrants (defined below) and (v) 875,333 shares of Common Stock issuable upon the exercise of stock options outstanding as of the date of this Prospectus (the "Outstanding Stock Options"). See "Description of Securities."

(2) Excludes 160,000 shares of Common Stock included in the Representative's Warrants. See "Description of Securities."

POTENTIAL ADVERSE EFFECT OF REDEMPTION OF WARRANTS

     The Warrants are redeemable by the Company, upon 30 days' prior written notice, for $.05 per Warrant, provided certain specified market conditions are met. The Company may choose to redeem the Warrants for $.05 per Warrant rather than incur the cost of keeping a registration statement current with the Commission for the shares of Common Stock underlying the Warrants. Redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants for possible additional appreciation, or to accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. Any holder who does not exercise its Warrants prior to their expiration or redemption, as the case may be, will forfeit its right to purchase the shares of Common Stock underlying the Warrants. See "Description of Securities -- Warrants."

                                  THE COMPANY

     Sight Resource Corporation was incorporated in Delaware on November 2, 1992 and commenced operations on November 30, 1992. The Company's operations are a continuation of the business begun in April 1992 by PRK Limited Partnership, a Massachusetts limited partnership (the "Predecessor Partnership"). On October 31, 1995 the Company changed its name to Sight Resource Corporation from NewVision Technology, Inc. to better reflect its expanded corporate mission. The Company has two wholly-owned consolidated British subsidiaries, NewVision Technology Limited and NewVision Leasing Limited, which were registered under the laws of the United Kingdom on September 7, 1993 and two wholly-owned consolidated U.S. subsidiaries, Cambridge Eye Associates, Inc. ("Cambridge Eye") and Douglas Vision World, Inc. ("Vision World"). As used in this Prospectus, unless the context otherwise requires, "Sight Resource Corporation" or the "Company" refers to Sight Resource Corporation and its consolidated subsidiaries and, with respect to periods prior to its incorporation, to the business of the Predecessor Partnership. See "Business."

     In connection with its initial public offering in March 1993, the Company sold to the lead underwriter (the "IPO Representative") warrants (the "IPO Representative's Warrants") to purchase 85,000 units at an exercise price equal to $7.98 per unit through March 1998, each unit consisting of one share of Common Stock and one redeemable common stock purchase warrant to purchase one share of Common Stock at an exercise price of $6.75 per share, subject to adjustment. In March 1994, the Company issued 110,000 warrants (the "Class A Warrants") to purchase 110,000 shares of Common Stock at an exercise price of $6.00 per share, in connection with the Company's private placement of $1,100,000 of bridge notes. In August 1994, the Company completed a public offering of 2,472,500 units (the "Units"), each Unit consisting of one share of Common Stock and one redeemable common stock purchase warrant to purchase one share of Common Stock at an exercise price of $6.00 per share, subject to adjustment (a "Warrant"). In connection with the public offering of the Units, the Company issued to the lead underwriter and finder (the "Representatives") options (the "Unit Purchase Options") to purchase an aggregate of 215,000 units (the 'UPO Units") at an exercise price per unit equal to $9.90, exercisable through August 25, 1999. See "Description of Securities."

     The Company's executive offices are located at 67 South Bedford Street, Burlington, Massachusetts 01803 and its telephone number is (617) 229-1100.

                                CONCURRENT SALES

     On the date of this Prospectus, a registration statement under the Securities Act with respect to an underwritten offering of 1,840,000 shares of Common Stock of the Company was declared effective by the Commission, including 240,000 shares subject to the Underwriter's over-allotment option.

     The sale of the shares of Common Stock by the Company will likely have an adverse effect on the market price of the Common Stock and the Warrants. As a result of the Offering, the freely tradeable Common Stock will be increased by 1,600,000 shares of Common Stock (1,840,000 if the Underwriter's over-allotment option is exercised).

                              PLAN OF DISTRIBUTION

     The shares of Common Stock issuable upon exercise of the Warrants are being offered directly by the Company pursuant to the terms of the Warrants. No underwriter is being utilized in connection with the Warrant Stock Offering.

     In order to facilitate the exercise of the Warrants, the Company will furnish, at its expense, such number of copies of this Prospectus to each recordholder of the Warrants as the holder may request, together with instructions that such copies be delivered to the beneficial owners thereof.

     In connection with the public offering of the Warrants, the Company and the underwriter agreed to indemnify each other against certain liabilities in connection with such public offering and this Warrant Stock Offering, including liabilities under the Securities Act. The Company and the underwriter have agreed to provide for reciprocal indemnification between the Company and the underwriter as to certain liabilities arising under the Securities Act, the Exchange Act or other federal, state or statutory laws or regulations, at common law or otherwise, based on any untrue statement or alleged untrue statement of material fact contained in the registration statement relating to the public offering and its attendant documents. As to these bases for liability, the Company and the underwriter have agreed reciprocally to indemnify and hold each other harmless, and to reimburse for legal or other expenses reasonably incurred, in connection with any losses, claims, damages, liability or actions incurred in connection with investigating, preparing or defending against any litigation or claims whatsoever, and any and all accounts paid in settlement of any claim or litigation. In the opinion of the Securities and Exchange Commission, any indemnification provisions that purport to include indemnification for liabilities arising under the Securities Act are against public policy as expressed in the Securities Act and are, therefore, unenforceable.

     Prior to the public offering of the Warrants, there was no public market for the Units or the Warrants. Consequently, the initial public offering price for the Units and the exercise price and other terms of the Warrants were determined by negotiations between the Company and the underwriter and may not necessarily bear any relationship to the Company's assets, results of operations or other generally accepted criteria of value. Among the factors considered in such negotiations were prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies that the Company and the underwriter believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed to be relevant.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-1, including amendments thereto, under the Securities Act of 1933 (the "Securities Act") with respect to the Warrants. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed therewith, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Warrants, reference is hereby made to such Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being deemed to be qualified in its entirety by such reference. The Registration Statement, including all exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies of all or any part thereof may be obtained from such offices, upon the payment of prescribed fees.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the Commission. Such reports and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is currently quoted on the Nasdaq National Market and such reports and other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company intends to furnish its stockholders with annual reports containing consolidated financial statements audited by its independent public accountants and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                                 LEGAL MATTERS

     Certain legal matters in connection with the legality of the Common Stock offered hereby will be passed upon for the Company by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. Mr. Irwin M. Heller, a member of such firm, owns 15,000 shares of Common Stock.

                                    EXPERTS

     The financial statements and schedules of the Company as of December 31, 1995 and 1994, and for the three years ended December 31, 1995 included herein and elsewhere in the Registration Statement have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

===============================================================================
     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................     8
The Company...........................    16
Use of Proceeds.......................    17
Dilution..............................    18
Capitalization........................    19
Price Range of Common Equity and
  Dividend Policy.....................    20
Selected Financial Data...............    21
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    22
Business..............................    27
Management............................    39
Principal Stockholders................    47
Certain Relationships and Related
  Transactions........................    48
Description of Securities.............    49
Shares Eligible for Future Sale.......    53
Concurrent Sales......................    56
Plan of Distribution..................    56
Available Information.................    57
Legal Matters.........................    58
Experts...............................    58
Index to Financial Statements.........   F-1

===============================================================================


===============================================================================
                                2,472,100 SHARES
                                     [LOGO]

                             COMMON STOCK ISSUABLE
                          UPON EXERCISE OF REDEEMABLE
                         COMMON STOCK PURCHASE WARRANTS

                                 SIGHT RESOURCE
                                  CORPORATION

                         ------------------------------
                                   PROSPECTUS
                         ------------------------------

                                           , 1996
===============================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MAY 6, 1996

PROSPECTUS
                                    [LOGO]

                          SIGHT RESOURCE CORPORATION

                 85,000 SHARES OF COMMON STOCK ISSUABLE UPON
                         EXERCISE OF CLASS A WARRANTS
                            ---------------------

     Sight Resource Corporation, a Delaware corporation (the "Company"), hereby offers 85,000 shares of Common Stock, $.01 par value per share (the "Common Stock"), issuable upon exercise of outstanding class A common stock purchase warrants (the "Class A Warrants"). The Class A Warrants were issued in March 1994 in connection with the Company's private placement (the "Private Placement") of $1,100,000 aggregate principal amount of promissory notes (the "Bridge Notes"). Each Class A Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $6.00, subject to adjustment in certain events. The Class A Warrants are exercisable at any time prior to August 25, 1999. See "Description of Securities -- Class A Warrants."

     The Common Stock is traded in the over-the-counter market and is quoted on the Nasdaq National Market under the trading symbol "VISN." The closing sale price for the Common Stock on May 3, 1996 was $7.875.

     The maximum possible proceeds to the Company from the exercise of all of the Class A Warrants is approximately $500,000. There can be no assurance, however, that any of the Class A Warrants will be exercised.

     The registration statement of which this Prospectus forms a part also includes separate prospectuses relating to (i) the offering (the "Offering") by the Company of 1,600,000 shares of Common Stock at an assumed offering price of $7.875, and (ii) the offering of 2,472,100 shares of Common Stock issuable upon the exercise of outstanding redeemable common stock purchase warrants (the "Warrants"). Each Warrant entitles the holder to purchase one share of Common Stock of the Company at an exercise price of $6.00, subject to adjustment in certain events, at any time prior to August 25, 1999, unless previously redeemed. The Warrants are redeemable, in whole but not in part, at the option of the Company, at a redemption price of $.05 per Warrant at any time, upon not less than 30 days' prior written notice to the registered holders thereof, provided that the closing price per share of Common Stock has been at least $9.50 for a period of 20 consecutive business days ending within 15 days prior to the notice of redemption.

INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF
       RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS
              FOR INFORMATION WHICH SHOULD BE CAREFULLY
                     CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

               The date of this Prospectus is             , 1996.

                       THE CLASS A WARRANT STOCK OFFERING

Securities Offered.................  85,000 shares of Common Stock issuable upon exercise of outstanding Class A Warrants.
The Class A Warrants...............  Each Class A Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $6.00,
                                     subject to adjustment in certain events, at any time
                                     prior to August 25, 1999.
Additional Securities..............  The registration statement of which this Prospectus forms a part also includes separate prospectuses
                                     relating to (i) the offering (the "Offering") by the
                                     Company of 1,600,000 shares of Common Stock at an
                                     initial offering price of $7.875, and (ii) the offering
                                     of 2,472,100 shares of Common Stock issuable upon the
                                     exercise of outstanding redeemable common stock purchase
                                     warrants (the "Warrants"). Each Warrant entitles the
                                     holder to purchase one share of Common Stock at an
                                     exercise price of $6.00, subject to adjustment in
                                     certain events, at any time prior to August 25, 1999,
                                     unless previously redeemed. The Warrants are redeemable,
                                     in whole but not in part, at the option of the Company,
                                     at a redemption price of $.05 per Warrant at any time,
                                     upon not less than 30 days' prior written notice to the
                                     registered holders thereof, provided that the closing
                                     price per share of Common Stock has been at least $9.50
                                     for a period of 20 consecutive business days ending
                                     within 15 days prior to the notice of redemption.
Common Stock Outstanding Before the
  Offering.........................  6,346,715 Shares(1)
Common Stock to be Outstanding
  After the Offering...............  7,946,715 Shares(1)(2)
Use of Proceeds....................  The maximum possible proceeds to the Company from the exercise of all of the Class A Warrants, approximately
                                     $500,000, would be used by the Company for working
                                     capital and general corporate purposes, including
                                     acquisitions.
Nasdaq National Market Symbols.....  Common Stock -- VISN
                                     Warrants -- VISNZ
Risk Factors.......................  The Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider
                                     the factors discussed under the heading "Risk Factors."

- ---------------
(1) Excludes (i) 2,472,100 shares of Common Stock issuable upon the exercise of 2,472,100 Warrants issued and outstanding as of the date of this Prospectus,
    (ii) 215,000 shares of Common Stock included in, and 215,000 shares of Common Stock issuable upon the exercise of warrants included in, Units (defined below) issuable in connection with the exercise of Unit Purchase Options (defined below), (iii) 85,000 shares of Common Stock issuable upon exercise of, and 85,000 shares of Common Stock issuable upon the exercise of warrants issuable upon exercise of, the IPO Representative's Warrants (defined below), (iv) 85,000 shares of Common Stock issuable upon the exercise of the Class A Warrants (defined below) and (v) 875,333 shares of Common Stock issuable upon the exercise of stock options outstanding as of the date of this Prospectus (the "Outstanding Stock Options"). See "Description of Securities."
(2) Excludes 160,000 shares of Common Stock included in the Representative's Warrants. See "Description of Securities."

                                    THE COMPANY

     Sight Resource Corporation was incorporated in Delaware on November 2, 1992 and commenced operations on November 30, 1992. The Company's operations are a continuation of the business begun in April 1992 by PRK Limited Partnership, a Massachusetts limited partnership (the "Predecessor Partnership"). On October 31, 1995 the Company changed its name to Sight Resource Corporation from NewVision Technology, Inc. to better reflect its expanded corporate mission. The Company has two wholly-owned consolidated British subsidiaries, NewVision Technology Limited and NewVision Leasing Limited, which were registered under the laws of the United Kingdom on September 7, 1993 and two wholly-owned consolidated U.S. subsidiaries, Cambridge Eye Associates, Inc. ("Cambridge Eye") and Douglas Vision World, Inc. ("Vision World"). As used in this Prospectus, unless the context otherwise requires, "Sight Resource Corporation" or the "Company" refers to Sight Resource Corporation and its consolidated subsidiaries and, with respect to periods prior to its incorporation, to the business of the Predecessor Partnership. See "Business."

     In connection with its initial public offering in March 1993, the Company sold to the lead underwriter (the "IPO Representative") warrants (the "IPO Representative's Warrants") to purchase 85,000 units at an exercise price equal to $7.98 per unit through March 1998, each unit consisting of one share of Common Stock and one redeemable common stock purchase warrant to purchase one share of Common Stock at an exercise price of $6.75 per share, subject to adjustment. In March 1994, the Company issued 110,000 warrants (the "Class A Warrants") to purchase 110,000 shares of Common Stock at an exercise price of $6.00 per share, in connection with the Company's private placement of $1,100,000 of bridge notes. In August 1994, the Company completed a public offering of 2,472,500 units (the "Units"), each Unit consisting of one share of Common Stock and one redeemable common stock purchase warrant to purchase one share of Common Stock at an exercise price of $6.00 per share, subject to adjustment (a "Warrant"). In connection with the public offering of the Units, the Company issued to the lead underwriter and finder (the "Representatives") options (the "Unit Purchase Options") to purchase an aggregate of 215,000 units (the "UPO Units") at an exercise price per unit equal to $9.90, exercisable through August 25, 1999. See "Description of Securities."

     The Company's executive offices are located at 67 South Bedford Street, Burlington, Massachusetts 01803 and its telephone number is (617) 229-1100.

                                CONCURRENT SALES

     On the date of this Prospectus, a registration statement under the Securities Act with respect to an underwritten offering of 1,840,000 shares of Common Stock of the Company was declared effective by the Commission, including 240,000 shares subject to the Underwriter's over-allotment option.

     The sale of the shares of Common Stock by the Company will likely have an adverse effect on the market price of the Common Stock and the Class A Warrants. As a result of the Offering, the freely tradeable Common Stock will be increased by 1,600,000 shares of Common Stock (1,840,000 if the Underwriter's over-allotment option is exercised).

                              PLAN OF DISTRIBUTION

     The shares of Common Stock issuable upon exercise of the Class A Warrants are being offered directly by the Company pursuant to the terms of the Class A Warrants. No underwriter is being utilized in connection with the Class A Warrant Stock Offering.

     In order to facilitate the exercise of the Class A Warrants, the Company will furnish, at its expense, such number of copies of this Prospectus to each recordholder of the Class A Warrants as the holder may request, together with instructions that such copies be delivered to the beneficial owners thereof.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-1, including amendments thereto, under the Securities Act of 1933 (the "Securities Act") with respect to the Class A Warrants. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed therewith, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Class A Warrants, reference is hereby made to such Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being deemed to be qualified in its entirety by such reference. The Registration Statement, including all exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies of all or any part thereof may be obtained from such offices, upon the payment of prescribed fees.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the Commission. Such reports and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is currently quoted on the Nasdaq National Market and such reports and other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company intends to furnish its stockholders with annual reports containing consolidated financial statements audited by its independent public accountants and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                                 LEGAL MATTERS

     Certain legal matters in connection with the legality of the Common Stock offered hereby will be passed upon for the Company by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. Mr. Irwin M. Heller, a member of such firm, owns 15,000 shares of Common Stock.

                                    EXPERTS

     The financial statements and schedules of the Company as of December 31, 1995 and 1994, and for the three years ended December 31, 1995 included herein and elsewhere in the Registration Statement have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

================================================================================

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN 110,000 AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Prospectus Summary.....................     3
Risk Factors...........................     8
The Company............................    16
Use of Proceeds........................    17
Dilution...............................    18
Capitalization.........................    19
Price Range of Common Equity and
  Dividend Policy......................    20
Selected Financial Data................    21
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................    22
Business...............................    27
Management.............................    39
Principal Stockholders.................    47
Certain Relationships and Related
  Transactions.........................    48
Description of Securities..............    49
Shares Eligible for Future Sale........    53
Concurrent Sales.......................    56
Plan of Distribution...................    56
Available Information..................    57
Legal Matters..........................    58
Experts................................    58
Index to Financial Statements..........   F-1

===============================================================================




================================================================================

                                 85,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                       ISSUABLE UPON EXERCISE OF CLASS A
                         COMMON STOCK PURCHASE WARRANTS

                           SIGHT RESOURCE CORPORATION

                             ---------------------
                                   PROSPECTUS
                             ---------------------

                                           , 1996


===============================================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the Registrant's expenses in connection with the issuance and distribution of the securities being registered. Except for the Registration Fee and the Underwriter's nonaccountable expense allowance, the amounts listed below are estimates:

        Registration Fee..................................................  $  5,000
        Nasdaq Listing Fees...............................................    20,000
        Legal fees and expenses...........................................   140,000
        Blue Sky Fees and Expenses........................................    15,000
        Accounting fees and expenses......................................    30,000
        Printing and Engraving............................................   100,000
        Non-accountable expense allowance.................................   189,000
        Financial Consulting Fee..........................................    50,000
        Miscellaneous.....................................................    69,000
                                                                             -------
                  TOTAL...................................................  $618,000
                                                                             =======

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Indemnification. The Registrant's Restated Certificate of Incorporation contains provisions eliminating or limiting the personal financial liability of the Registrant's directors to the fullest extent permitted by Delaware General Corporation Law. Delaware law provides that directors will not be personally liable to a corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derives an improper personal benefit. In addition, the Registrant's Restated Certificate of Incorporation and By-Laws include provisions to indemnify its officers and directors and persons serving at the request of the Registrant to the fullest extent permitted by Delaware General Corporation Law against expenses, judgments, fines and amounts paid in connection with threatened, pending or completed suits and proceedings against such persons by reason of having served as officers, directors or in other capacities.

     Insurance. The Registrant has obtained insurance which insures the officers and directors of the Registrant against certain losses and which insures the Registrant against certain of its obligations to indemnify such officers and directors, subject to certain limitations.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     In March 1994, the Company issued $1,100,000 aggregate principal amount of promissory notes together with 110,000 Class A Warrants. Each Class A Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $6.00 per share. In February 1995, the Company issued 336,000 shares of Common Stock to Elliot S. Weinstock, O.D. and 88,000 to Arab Banking Corp., in connection with the acquisition of Cambridge Eye. In July 1995, the Company issued an aggregate of 131,525 shares of its Common Stock to Kathleen and Lynn Haronian and Shirley Santoro in connection with the acquisition of Vision World. In December 1995, the Company issued 14,300 shares of Common Stock to Irwin Mesch in connection with the settlement of disputed claims against Cambridge Eye. In February 1995, the Company issued 50,000 shares of Common Stock to Jim Beasley in connection with the purchase of equipment. No other stock, either preferred or common, has been issued during the three years prior to the date of this Registration Statement.

     Except with respect to the March 1994 issuance of promissory notes and the Class A Warrants, no person acted as an underwriter with respect to the issuance of the Company's securities. In each of the foregoing instances, the Registrant relied on Section 4(2) of the Act, unless otherwise indicated, for the exemption from the registration requirements of such Act, since no public offering was involved. Each investor was furnished with information concerning the operations of the Company and each investor had the opportunity to verify the information supplied. Additionally, the Registrant obtained a signed representation from each investor of his intent to acquire the Common Stock for the purpose of investment only and not with a view toward the subsequent public distribution thereof. The certificates representing the Common Stock issued to the foregoing investors have been embossed with a legend restricting transfer of the Common Stock represented thereby. In addition, certain of the investors above have executed "lock-up" letter agreements with the Underwriter whereby they have agreed that their shares will not be available for resale until 180 days from the date of effectiveness of this Registration Statement, despite any available exemption pursuant to Rule 144 promulgated under the Securities Act, until such time period has expired.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 EXHIBIT
 NUMBER                                            DESCRIPTION
- ---------         ------------------------------------------------------------------------------
   *(1.1)      -- Form of Underwriting Agreement
    (3.1)      -- Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 of the Company's Registration Statement filed with the Securities and Exchange Commission on Form SB-2 File No. 33-56668)
    (3.2)      -- By-Laws of the Company (incorporated herein by reference to Exhibit 3.2 of the
                  Company's Registration Statement filed with the Securities and Exchange
                  Commission on Form SB-2 File No. 33-56668)
    (4.1)      -- Article 4 of the Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 of the Company's Registration Statement filed with the Securities and Exchange Commission on Form SB-2 File No. 33-56668)
    (4.2)      -- Form of Common Stock Certificate (incorporated herein by reference to Exhibit
                  4.2 of the Company's Registration Statement filed with the Securities and
                  Exchange Commission on Form SB-2 File No. 33-56668)
    (4.3)      -- Warrant Agreement dated August 24, 1994 between the Registrant and American
                  Stock Transfer and Trust Company (incorporated herein by reference to Exhibit
                  4.5 of the Company's Registration Statement filed with the Securities and
                  Exchange Commission on Form S-1 File No. 33-77030)
    (4.4)      -- Form of Redeemable Warrant Certificate (included in 4.3 above)
    (4.5)      -- Form of Class A Warrant (incorporated herein by reference to the Company's
                  Form 10-K for the year ended December 31, 1994 filed with the Securities and
                  Exchange Commission as Exhibit 4.7)
   *(4.6)      -- Form of Representative's Warrant Agreement to be entered into between the
                  Representative and the Registrant upon consummation of the offering
   *(4.7)      -- Form of Representative's Warrant (included in 4.6 above)
    (5.1)      -- Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. with respect to the legality of securities being registered
  +(10.1)      -- Employment Agreement, dated as of December 1, 1992, between the Registrant and
                  William G. McLendon, as amended as of February 29, 1996 (incorporated by reference herein to Exhibit 10.5 of the Company's Registration Statement filed with the Securities and Exchange Commission on Form S-1 File No. 33-77030)
   (10.2)      -- Amendment No. 4, dated as of March 1, 1996, to the Employment Agreement for
                  William G. McLendon
  +(10.3)      -- 1992 Employee, Director and Consultant Stock Option Plan (incorporated by reference herein to Exhibit 10.7 of the Company's Registration Statement filed with the Securities and Exchange Commission on Form S-1 File No. 33-77030)
   (10.4)      -- Letter from Summit concerning supply of six laser systems by Summit to the
                  Company (incorporated herein by reference to Exhibit 10.12 of the Company's
                  Registration Statement filed with the Securities and Exchange Commission on
                  Form SB-2 File No. 33-56668)
 **(10.5)      -- Purchase Agreement between Summit and the Company (incorporated herein by reference to the Company's Form 10-Q for the period ending March 31, 1993 filed with the Securities and Exchange Commission as Exhibit 10.16)
  +(10.6)      -- Employment Agreement for Stephen M. Blinn, as amended as of April 22, 1996
                  (incorporated by reference herein to Exhibit 10.18 of the Company's
                  Registration Statement filed with the Securities and Exchange Commission on
                  Form S-1 File No. 33-77030)
   (10.7)      -- Amendment No. 2, dated as of April 23, 1996, to the Employment Agreement for
                  Stephen M. Blinn
  +(10.8)      -- Employment Agreement, dated as of February 24, 1995 between the Registrant and
                  Elliot S. Weinstock, O.D. (incorporated herein by reference to the Company's
                  Form 10-K for the year ended December 31, 1995 filed with the Securities and
                  Exchange Commission as Exhibit 10.9)

 EXHIBIT
 NUMBER                                            DESCRIPTION
- ---------         ------------------------------------------------------------------------------
 **(10.9)      -- Contract for Professional Services, dated December 21, 1994, between the
                  Registrant and Massachusetts Eye and Ear Associates, Inc. (incorporated herein by reference to the Company's Form 10-K for the year ended December 31, 1994 filed with the Securities and Exchange Commission as Exhibit 10.10)
**(10.10)      -- Agreement dated December 21, 1994 between the Registrant and Massachusetts Eye and Ear Infirmary (incorporated herein by reference to the Company's Form 10-K for the year ended December 31, 1994 filed with the Securities and Exchange
                  Commission as Exhibit 10.11)
  (10.11)      -- Asset Purchase Agreement dated February 24, 1995 between the Registrant, CEA
                  Acquisition Corporation, Cambridge Eye Associates, Inc. and Elliot S.
                  Weinstock, O.D. (incorporated herein by reference to Exhibit 2.1 of the
                  Company's Form 8-K filed with the Securities and Exchange Commission on March
                  8, 1995)
  (10.12)      -- Amended and Restated Credit Agreement, dated as of February 24, 1995, between
                  Cambridge Eye Associates, Inc. and Arab Banking Corporation (incorporated herein by reference to the Company's Form 10-K for the year ended December 31,
                  1994 filed with the Securities and Exchange Commission as Exhibit 10.13)
  (10.13)      -- Asset Purchase Agreement dated August 24, 1995 between the Registrant, Douglas
                  Vision World, Inc., S.J. Haronian, Kathleen Haronian, Lynn Haronian, Shirley
                  Santoro and Tri-State Leasing Company (incorporated herein by reference to
                  Exhibit 2.1 of the Company's Form 8-K filed with the Securities and Exchange
                  Commission on September 8, 1995)
   (21.1)      -- Subsidiaries of the Company
***(23.1)      -- Consent of KPMG Peat Marwick LLP
   (23.2)      -- Consent of Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. (included in exhibit 5)
***(24.1)      -- Power of Attorney

- ---------------
  + Management contract or compensatory plan, contract or arrangement.

  * To be filed by amendment.

 ** Confidential Treatment has been granted by the Securities and Exchange
    Commission.

*** As filed in Part II of this Registration Statement.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes (i) to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser, (ii) that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective, and (iii) that for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Burlington, Commonwealth of Massachusetts, on May 6, 1996.

                                       SIGHT RESOURCE CORPORATION

                                       By:  /s/  WILLIAM G. MCLENDON
                                          ------------------------------------
                                             William G. McLendon, President
                                               and Chief Executive Officer

     Each person whose signature appears below constitutes and appoints William
G. McLendon, Stephen M. Blinn and Alan MacDonald and each of them his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on the dates indicated.

             SIGNATURES                                 TITLE                        DATE
- -------------------------------------    ------------------------------------    -------------
/s/      WILLIAM G. MCLENDON             President, Chief Executive Officer        May 6, 1996
- -------------------------------------      (principal executive officer), and
         William G. McLendon               Director

/s/      STEPHEN M. BLINN                Chief Operating Officer, Executive        May 6, 1996
- -------------------------------------      Vice President, and Director
         Stephen M. Blinn

/s/      ALAN MACDONALD                  Vice President, Finance and               May 6, 1996
- -------------------------------------      Administration and Secretary
         Alan MacDonald                    (principal financial and
                                           accounting officer)

/s/      GARY JACOBSON, M.D.             Director                                  May 6, 1996
- -------------------------------------
         Gary Jacobson, M.D.

/s/      RUSSELL E. TASKEY               Director                                  May 6, 1996
- -------------------------------------
         Russell E. Taskey

/s/      ALLEN R. KIRKPATRICK            Director                                  May 6, 1996
- -------------------------------------
         Allen R. Kirkpatrick

/s/      ELLIOT S. WEINSTOCK, O.D.       Director                                  May 6, 1996
- -------------------------------------
         Elliot S. Weinstock, O.D.

                    INDEPENDENT AUDITORS' REPORT AND CONSENT

The Board of Directors
Sight Resource Corporation:

     The audits referred to in our report dated February 23, 1996, included the related consolidated financial statement schedules as of December 31, 1994 and 1995 and for the three years ended December 31, 1995 included in the registration statement. These consolidated financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statement schedules based on our audits. In our opinion, such consolidated financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

     We consent to the use of our reports included herein and to the reference to our firm under the headings "Selected Financial Data" and "Experts" in the prospectus.

                                          /s/  KPMG PEAT MARWICK LLP

                                          KPMG PEAT MARWICK LLP

Boston, Massachusetts
May 6, 1996